Exhibit 10.4

CONTRIBUTION AGREEMENT

FOR

APOLLO HOTEL PORTFOLIO

AND

JOINT ESCROW INSTRUCTIONS

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULES AND EXHIBITS

Exhibits

Exhibit A	Form of Asset Management Agreement
Exhibit B	Schedule of Contracts
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Agreement of Assignment and Assumption of Assumed Contracts
Exhibit E	Form of Contributors’ Closing Certificate
Exhibit F	Form of Deeds
Exhibit G	Form of FIRPTA Certificate
Exhibit H	Form of General Assignment and Assumption Agreement
Exhibit I	Form of Ground Lease Assignment and Consents
Exhibit J	Ground Leases
Exhibit K	Hotel Parcels
Exhibit L	Hotel Properties
Exhibit M	Form of Agreement for Assignment and Assumption of Offsite Rights
Exhibit N	Survey of Each Hotel Parcel
Exhibit O	Form of Tenant Estoppel Certificate
Exhibit P	Form of Tenant Leases Assignment
Exhibit Q	Form of Ground Lease Estoppel Certificate
Exhibit R	Form of Notice to Tenant of Contribution of Hotel (Lease)

Schedules

Schedule 3.2

Schedule	5.1(a)
Schedule	5.1(c)
Schedule	5.1(e)
Schedule	5.1(f)
Schedule	5.1(g)
Schedule	5.1(h)
Schedule	5.1(i)(3)
Schedule	5.1(i)(6)
Schedule	5.1(j)
Schedule	5.1(k)
Schedule	5.1(l)
Schedule	5.1(m)(1)
Schedule	5.1(m)(2)
Schedule	5.1(n)
Schedule	5.1(o)
Schedule	5.1(p)
Schedule	5.1(q)
Schedule	5.1(r)
Schedule	5.1(s)(8)
Schedule	5.1(s)(10)

Schedule 5.1(t)

Schedule 5.1(u)

Schedule 5.1(v)(1)

Schedule 5.1(v)(3)

Schedule 5.1(v)(10)

Schedule 5.2(d)

Schedule 10.3

v

CONTRIBUTION AGREEMENT

FOR

APOLLO HOTEL PORTFOLIO

AND

JOINT ESCROW INSTRUCTIONS

THIS CONTRIBUTION AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made as of                          , 2004 by and among AP/APH Ventures, LLC, a Delaware limited liability company (“Ventures LLC”), AP/APMC Stockton, L.P., a Delaware limited partnership (“Stockton LP”), AP/APH San Antonio, L.P., a Delaware limited partnership (“San Antonio LP”), AP/APH Branson, L.P., a Delaware limited partnership (“Branson LP”), AP/APH Tallahassee, L.P., a Delaware limited partnership (“Tallahassee LP”), AP/APH Dallas, L.P., a Delaware limited partnership (“Dallas LP”), AP/APH Palm Springs, L.P., a Delaware limited partnership (“Palm Springs LP”). Ventures LLC, Stockton LP, San Antonio LP, Branson LP, Tallahassee LP, Dallas LP and Palm Springs LP are collectively referred to herein as the “Contributors,”

and

Capital Lodging, a Maryland real estate investment trust (the “REIT”) and Capital Lodging, L.P., a Delaware limited partnership (the “Operating Partnership,” and, together with Capital Lodging, the “Companies”). References to the “Operating Partnership” shall be deemed to include any designee or nominee thereof.

WHEREAS, the Contributors collectively own or hold subject to Ground Leases each of the Hotels;

WHEREAS, Contributors desire to contribute and the Operating Partnership desires to accept the contribution of the Hotels;

WHEREAS, the Parties intend that the Closing under this Agreement occur simultaneously with the REIT IPO Closing and that a portion of the net proceeds received by the REIT in the REIT IPO be used to repay approximately $136.1 million of cross collateralized indebtedness associated with the Hotels and certain other hotels held by Affiliates of the Contributors, and the REIT shall issue to the Contributors its common shares in an amount described herein in exchange for the contribution of the Hotels;

WHEREAS, simultaneously with the REIT IPO Closing, the Operating Partnership and Ventures LLC shall enter into the Asset Management Agreement; and

WHEREAS, the respective governing bodies of each of the Contributors and the Companies deem it advisable and in the best interests of such persons and their respective shareholders, partners, members and beneficiaries, respectively, that the Parties effect the transactions herein described.

NOW, THEREFORE, IN CONSIDERATION OF the mutual covenants and conditions contained herein, the parties hereto (together, the “Parties” and each, sometimes, a “Party”) do hereby agree and covenant with each other as follows:

1.	Definitions.

1.1 General. As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Account” means any account receivable outstanding as of Closing for any Hotel; and “the Accounts” means all such accounts receivable.

“Actions” means all actions, claims, suits, litigation, proceedings, labor disputes, arbitral actions, governmental audits, inquiries, criminal prosecutions, investigations or unfair labor practice charges or complaints.

“Affiliate” means, with respect to an indicated person, any other person who directly or indirectly controls, is controlled by or is under common control with such indicated person.

“Asset Management Agreement” means that certain Asset Management Agreement by and between the Operating Partnership and Ventures LLC, in substantially the form attached hereto as Exhibit A.

“Assumed Contracts” means (i) the Contracts identified on the Schedule of Contracts attached hereto as Exhibit B, including any amendments thereto or replacements thereof entered into in accordance with this Agreement and (ii) Minor Contracts, in each case other than Excluded Contracts.

“Bill of Sale” means an instrument, substantively in the form attached hereto as Exhibit C, for conveyance of the FF&E and Inventory to the Operating Partnership.

“Breakage Costs” means any fees, costs, charges or penalties payable by the Contributors on account of the early repayment of any indebtedness for borrowed money that is secured by any Hotel Premises (each a “Secured Loan”).

“Business Day” means a Day other than Saturday, Sunday or other Day when commercial banks in the State of New York are authorized or required by Law to close.

“Cash Bank” means, with respect to each Hotel, cash of a Contributor on hand in house banks and petty cash on hand of a Contributor as of Closing.

“Casualty” has the meaning specified in Section 9.3(b).

“Claim” means any claim, demand, liability, legal action or proceeding, investigation, fine or other penalty, and loss, cost or expense related thereto (including, without limitation, attorneys’ fees and disbursements actually and reasonably incurred).

“Closing” means the concurrent delivery (i) by the Contributors to the Companies of the Transfer Instruments, (ii) by the Companies to the Contributors of the Contribution Consideration, and (iii) by the Companies to the Escrow Agent any Transfer Instrument requiring the Companies’ signature, in accordance with this Agreement.

“Closing Date” has the meaning specified in Section 10.1.

“Closing Documents” means the Transfer Instruments, the FIRPTA Certificate, the Offsite Rights Consents and all the other documents to be delivered hereunder at, or for purposes of effecting, Closing.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Collective Bargaining Agreements” mean those collective bargaining agreements (including all memoranda of understanding and supplementary letter agreements constituting written amendments thereto), if any, covering Hotel Employees.

“Companies’ Damages” has the meaning specified in Section 13.3(e).

“Companies’ Deductible” has the meaning specified in Section 13.3(e).

“Companies’ Contractor” means the adjustor designated by the Companies, which adjustor shall not be an Affiliate of the Companies.

“Companies’ Knowledge” means the actual knowledge of Edward Rohling and John Bailey.

“Consumables” means the stock of supplies and other consumables used in the operation and maintenance of the Hotels in the Ordinary Course.

“Contract” means any Service Contract, Equipment Lease or Hotel License Agreement.

“Contract Assignment” means an agreement of assignment and assumption of Assumed Contracts, substantively in the form attached hereto as Exhibit D, for the assignment to and assumption by the Operating Partnership of the Assumed Contracts.

“Contribution Consideration” means the cash being paid by the Companies to the Secured Lenders on behalf of the Contributors and shares being issued by the Companies to the Contributors in consideration for the contribution of the Hotels, as specified in Section 3.1.

“Contributor Damages” has the meaning specified in Section 13.3(f).

“Contributor Deductible” has the meaning specified in Section 13.3(f).

“Contributors’ Closing Certificate” means a certificate duly executed by each Contributor, in the form attached hereto as Exhibit E, certifying the accuracy of the matters described in Sections 9.1(a) and 9.1(b).

“Contributors’ Contractor” means the adjustor designated by Contributors, which adjustor shall not be an Affiliate of Contributors.

“Contributors’ Knowledge” means the actual knowledge of Rick Koenigsberger and Randy Torres.

“Counsel” means each Party’s respective legal counsel for the transaction contemplated by this Agreement.

“Day” means a calendar day.

“Deeds” means the instruments substantively in the form attached hereto as Exhibit F for conveyance by Contributors to the Operating Partnership of the Hotel Premises.

“Disputed Payable” means any amount claimed by a third party to be payable with respect to any of the Hotels’ operations but is disputed by Contributors to be owing (including the disputed portion of a bill, invoice or claim that Contributors otherwise acknowledge to be owing).

“Effective Date” means the date of this Agreement.

“Employee Benefit Plan” means any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, equity compensation, bonus, incentive, vacation pay, tuition reimbursement, severance pay, employment continuation, change of control, fringe benefit or other employee benefit plan, trust, agreement, contract, policy or commitment (including without limitation, any employee pension benefit plan, as defined in Section 3(2) of ERISA and the rules and regulations promulgated thereunder, and any employee welfare benefit plan as defined in Section 3(1) of ERISA, whether any of the foregoing is funded, insured or self-funded, written or oral.

“Employee Leave” means vacation, sick leave and any other paid leave accrued or accruing with respect to Hotel Employees.

“Employee Liabilities” means all obligations and liabilities, actual or contingent, with respect to Hotel Employees, whether accruing before or after Closing, including, without limitation, any and all obligations or liabilities: (i) for wages, Employee Leave, fringe benefits, and payroll taxes; (ii) for contributions and other payments to Hotel Employee Plans, (iii) for worker’s compensation claims based on any real or alleged occurrence prior to Closing, state unemployment insurance, state disability insurance or similar private or public unemployment or disability compensation arrangements in force prior to Closing; (iv) for Claims under applicable Laws governing employer/employee relations (including, without limitation, the National Labor Relations Act and other labor relations laws, fair employment standards Laws, fair employment practices and anti-discrimination Laws, the WARN Act, ERISA, MEPPA, the Occupational

Health and Safety Act and COBRA) based on any real or alleged occurrence prior to Closing or any termination of employment upon Closing.

“Environmental Condition” means the release into the environment of any pollution, including without limitation, any contaminant, pollutant, hazardous or toxic waste, substance or material as a result of which any Contributor (i) has or may become liable to any person, (ii) is or was in violation of any Environmental Law, (iii) has or may be required to incur response costs for investigation or remediation, or (iv) by reason of which any Hotel Parcels or Hotel Improvements or other assets of any Contributor, may be subject to any lien under Environmental Laws.

“Environmental Laws” means all applicable and legally enforceable foreign, federal, state and local statutes or laws, common law, judgments, orders, regulations, licenses, permits, rules and ordinances relating to pollution or protection of health, safety or the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §300f et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601(f) et seq.) and other similar state and local statutes, in effect as of the date hereof.

“Environmental Liabilities and Costs” means all liabilities, obligations, responsibilities, obligations to conduct cleanup, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to governmental request for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any person or entity, under any Environmental Law, or arising from Environmental Conditions.

“Equipment Lease” means a personal property lease covering any item(s) of FF&E, including (without limitation) the Contracts identified as Equipment Leases in the Schedule of Contracts attached hereto as Exhibit B.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow” means the escrow established pursuant to this Agreement for purposes of holding the Contribution Consideration, any other amounts to be paid through escrow in accordance with this Agreement and the Transfer Instruments to be recorded at Closing.

“Escrow Agent” means Lawyer’s Title Company, acting through its office at 655 Third Avenue, 11th Floor, New York, New York 10017, whenever acting in the capacity of an escrow holder pursuant hereto.

“Escrow Delivery Date” has the meaning specified in Section 10.3(a).

“Estimate” has the meaning specified in Section 9.3(b).

“Excluded Contracts” means every Service Contract or Equipment Lease that the Companies elect to exclude pursuant to Section 2.1.

“Extended Coverage” means the deletion from the Title Policy of general exceptions for survey matters, unrecorded easements (unless visible on the ground or known to the Companies), mechanics’ liens, unrecorded liens for taxes and assessments and rights of parties in possession under unrecorded leases (except for the Leases), to the extent such deletions are customarily offered by the Title Company in the states where the Hotels are located.

“FF&E” means any and all machinery, equipment, appliances, tools, furniture, fittings, removable fixtures and other articles of durable personal property of every kind and nature, including spare parts and reserve stock, which are owned or leased by or for the account of Contributors and are used in the operation of any Hotel, including, without limitation and subject to depletion and replacement in the Ordinary Course: (i) office furniture and equipment, (ii) room furnishings, (iii) art work and other decorative items, (iv) televisions, radios, VCRs and other consumer electronic equipment, (v) telecommunications equipment, (vi) computer equipment, (vii) automobiles, vans, trucks and other vehicles, (viii) blankets, pillows, linens, towels, sheets and other bed clothing, (ix) china, crystal, dishware, glassware, silverware, flatware and other dinnerware, tablecloths, napkins and other “operating inventory” as that term is used in the Uniform System of Accounts, (x) kitchen appliances, cookware and other cooking utensils, (xi) manuals, schematics, plans and other written materials pertaining to the use, operation, maintenance or repair of any item of FF&E, (xii) the Plans and other written or electronic materials and data pertaining to the construction, operation, maintenance or repair of any of the Hotel Improvements, and (xiii) software used in the operation of any Hotel; but excluding (A) personal property owned by any Hotel guest, tenant, concessionaire, licensee or other third party (unless such person owns such property for the account or benefit of Contributors), (B) manuals, records, software and other like materials owned by (and proprietary to) Manager, unless prepared or maintained primarily for a Hotel, and (C) computer software licensed to (rather than owned by) Contributors or Manager, unless (x) such license is by its terms transferable in connection with the contribution of the Hotels to the Operating Partnership and (y) the Companies pay any fee or other charge imposed by the licensor in connection with such a transfer.

“Final Statement” has the meaning specified in Section 11.1.

“Financial Statements” means the consolidated audited financial statements of Ventures, consisting of the balance sheets of Ventures as of December 31, 2003, December 31, 2002 and December 31, 2001, and the related statements of income and cash flows and the notes thereto for the years then ended. The consolidated balance sheet of Ventures as of December 31, 2003 is referred to as the “Balance Sheet” and December 31, 2003 is referred to as the “Balance Sheet Date.” When delivered to the Companies in accordance with Section 7.3, the consolidated financial statements of Ventures for periods following the Balance Sheet Date, consisting of the combined balance sheet of and the related statements of income and cash flows and any notes thereto for the period then ended will be deemed to be included in the definition of “Financial Statements” for all purposes under this Agreement, including, without limitation, the warranties and representations set forth in Section 5.1(k) and Section 5.1(p) hereof.

“FIRPTA Certificate” means a certificate with respect to Contributors, substantively in the form attached as Exhibit G, confirming to the Companies that Contributors are not foreign persons or entities for purposes of §1445 of the Internal Revenue Code of 1986, as amended (with such supplemental statements as may be required to exempt the transactions contemplated hereby from any withholding tax requirements under applicable state Laws).

“GAAP” means generally accepted accounting principles in the United States.

“General Assignment” means general assignment and assumption agreement, substantively in the form attached hereto as Exhibit H, for the transfer by Contributors to the Operating Partnership of the Intangibles.

“Governmental Authority” means any of the United States Government, the government of any state of the United States or any county or municipality therein, and any executive department, legislative body, administrative or regulatory agency, court, officer (whether elected, appointed or otherwise designated) or other authority thereof, whenever purporting to act in an official capacity.

“Ground Lease Assignment and Consents” means Ground Lease Assignment and Consents substantially in the form of Exhibit I hereto for assignment of Contributors’ interest as lessee in the Ground Leases to the Operating Partnership.

“Ground Lease Estoppel Certificate” has the meaning specified in Section 4.3(a).

“Ground Leases” means the ground leases set forth on Exhibit J hereto.

“Guest Ledger Account” has the meaning specified in Section 8.3(a).

“Hazardous Substance” means any petroleum or petroleum-related product, any asbestos-containing materials (whether or not friable), PCBs, formaldehyde foam, any product radiologically enhanced, radiologically contaminated, or subject to any Environmental Law due to its level of radioactivity, toxic mold, biologically hazardous wastes or any other substance defined as “hazardous waste,” “hazardous substance,” “hazardous material,” “toxic substance,” “toxic waste,” “carcinogenic,” “mutagenic,” “pollutant,” “contaminant” or any other variant of such terms in, or otherwise subject to regulation under, Environmental Laws regulating the generation, storage, transportation, discharge, disposal, release or removal of environmentally hazardous substances.

“Hotel Employee Plan” means an Employee Benefit Plan covering any of the Hotel Employees, other than a Multi-Employer Plan.

“Hotel Employees” means all those persons currently employed (or on Employee Leave or any other approved leave of absence) at any Hotel (whether employed by a Contributor, any Affiliate of any Contributor, a Manager or any Affiliate of a Manager).

“Hotel Excise Taxes” means all sales, occupancy, room, telecommunications, beverage and similar taxes to which the operations of any Hotel is subject.

“Hotel Improvements” means all of the buildings, other immovable structures and improvements and fixtures on the Hotel Parcels.

“Hotel License Agreement” means any agreement pertaining to the use, in conjunction with any Hotel, of (i) one or more identifying trade names, trademarks, service marks, logos or other proprietary name or mark which is owned by a third party not affiliated with Contributors or Manager and/or (ii) a reservation system owned by a third party, unless such agreement is integrated in the Hotel Management Agreement. For all purposes under this Agreement, “Hotel License Agreement” shall include any and all replacement or FF&E reserves that are held by any party other than a Contributor or any Secured Lender pursuant to such Hotel License Agreements.

“Hotel License Estoppel Certificate” has the meaning specified in Section 7.2.

“Hotel Management Agreements” means the agreements with the Managers relating to the management and operation of the Hotels, together with all agreements (including, without limitation, subordination and non-disturbance agreements and consents to assignment) which are amendatory or supplementary thereto.

“Hotel Parcels” means the parcels of land described in Exhibit K hereto, and all rights and interests in land and improvements appurtenant thereto, including, without limitation: (i) easements and rights-of-way, (ii) licenses and other privileges, (iii) rights in and to land underlying adjacent highways, streets and other public rights-of-way and rights of access thereto, (iv) rights in and to strips and gores of land within or adjoining any such parcel, (v) air rights, excess floor area rights and other transferable development rights belonging to or useable with respect to any such parcel, (vi) rights to utility connections and hook-ups, (vii) water rights, (viii) riparian rights, and (ix) any other rights which any Contributors may have in or with respect to land adjoining any such parcel (including land which is separated from any such parcel only by public highway, street or other right-of-way).

“Hotel Payable” means any account payable outstanding as of Closing for any Hotel, other than Disputed Payables.

“Hotel Premises” means the Hotel Improvements and the Hotel Parcels.

“Hotel Records” means all of the books, records, correspondence, Plans and other files, both paper and electronic (and including any accounting, database or other record-keeping software used in connection with such books, records and files which Contributors own or may otherwise transfer), that have been received or generated and maintained in the course of operation of the Hotels and that are in Contributors’ or Manager’s possession or control, including (without limitation) those generated and maintained by Manager (excluding only materials, such as Manager’s system manuals, which are proprietary to Manager and which do not particularly concern the Hotels), except as otherwise agreed by the Companies.

“Hotels” means the Hotel Premises, the Accounts, the Assumed Contracts, the Leases, the Offsite Rights, the FF&E, the Inventory, the Hotel Records, the Cash Banks and the Intangibles in any way used in connection with the hotels located on the properties described on Exhibit L.

“HSR Act” has the meaning specified in Section 5.1(c).

“Indemnify” means to hold harmless, indemnify and (where the indemnification concerns a Claim) defend, by counsel reasonably satisfactory to the indemnified Party.

“Independent Contractor” means the contractor designated by the Companies’ Contractor and Contributors’ Contractor, which Independent Contractor shall not be an Affiliate of the Companies or Contributors.

“Intangibles” means Contributors’ rights, title and interest in the Marks, the Permits, the Repair Warranties, the Reservations, the Accounts, the Hotel Records, the Plans and all other intangible personal property rights of whatever nature (excluding the Contracts and excluding such rights which are expressly excluded from the Hotels) constituting part of the goodwill of the Hotels.

“Inventory” means (i) the Retail Inventory and (ii) the Consumables, but excluding Liquor Inventory if applicable alcoholic beverage control Laws require a separate sale and transfer of the Liquor Operations.

“Laws” means any and all:

(a) Constitutions, statutes, ordinances, rules, regulations, orders, rulings or decrees of the United States or of the state, county or municipality in which any Hotel is located, or any other Governmental Authority (including, without limitation, building and safety codes, Title III of the Americans with Disabilities Act, the Occupational Safety and Health Act and similar state statutes, laws regarding Hazardous Substances and all regulations and rulings promulgated under or pursuant to any thereof).

(b) Agreements with or covenants or commitments to any Governmental Authority that are binding upon any Contributor or any of the elements of any Hotel (including, without limitation, any requirements or conditions for the use or enjoyment of any license, permit, approval, authorization or consent legally required for the operation of any Hotel).

(c) Recorded covenants, conditions and restrictions affecting any Hotel Parcel.

“Lease” means any space lease, license, concession or other such arrangement for use of space within any Hotel, other than transient use of guest rooms, banquet rooms or conference rooms by Hotel guests in the Ordinary Course.

“Licensed Premises” means the areas within any Hotel described or otherwise identified in or with respect to a Liquor License as licensed for Liquor Operations.

“Lien” means any mortgage, security interest, encumbrance, restriction, charge, deed of trust or other consensual lien, mechanic’s or any materialman’s lien, judgment lien, special improvement bond or bonded indebtedness, lien for delinquent Property Taxes or assessments, other Tax and statutory lien (other than the lien for non-delinquent Property Taxes and assessments or any lien arising out of any activity of the Companies or the Permitted Exceptions).

“Liquor Inventory” means all liquor, wine, beer and other alcoholic beverages held for sale to Hotel guests and others in the Ordinary Course or otherwise used in the operation of any Hotel, including (without limitation) the contents of any in-room servi-bars and mini-bars.

“Liquor License” means any government license, permit or other authorization for the Liquor Operations and “the Liquor Licenses” means all such required licenses, permits and other authorizations.

“Liquor Licensee” means the person(s) holding the applicable Liquor License.

“Liquor Operations” means the sale and/or service of liquor, wine, beer or other alcoholic beverages at any Hotel.

“Loss” means any loss of property, revenues or business or any loss in value (but not purely speculative losses).

“Manager” means the person currently engaged to manage the Hotels: namely, with respect to the Hotel held by Stockton LP: Carlson Hotels Management Company (f/k/a Radisson Hotel Corporation); with respect to the Hotel held by San Antonio LP: Wyndham Management Corporation; with respect to the Hotel held by Branson LP: Carlson Hotels Management Company (f/k/a Radisson Hotel Corporation); with respect to the Hotel held by Tallahassee LP: Prism Hospitality, L.P.; with respect to Dallas LP: Carlson Hotels Management Company (f/k/a Radisson Hotel Corporation); and with respect to Palm Springs LP: Wyndham Management Corporation.

“Mark” means any trademark, trade name, service mark, logo or other proprietary name, mark or design which is owned by any Contributor (or licensed to any Contributor and assignable in conjunction with a sale of the Hotel(s) owned by such Contributor) and used in connection with any Hotel, together with all the good will associated with the use of such name, mark or design in connection any Hotel; and “the Marks” means all such names, marks, designs and good will.

“Material Adverse Effect” means with respect to any person, any change, development, event, occurrence, action or omission, that individually or in the aggregate could reasonably be expected to (i) result in a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of such person or (ii) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement and any other related agreements.

“Material Casualty” means the damage or destruction of the Hotel Premises, individually or in the aggregate, to the extent that the replacement or repair costs attributable to such damage or destruction are equal to or greater than $9,000,000 in the aggregate or the taking by eminent domain of any portion of the Hotel Premises, individually or in the aggregate to the extent that the value of such portions of the Hotel Premises subject to such taking(s) is equal to or greater than $3,000,000 in the aggregate.

“Material Contract” has the meaning specified in Section 5.1(n).

“MEPPA” means the Multi-Employer Pension Plan Amendments Act.

“Minor Contracts” means Contracts under which the obligations of a party (remaining to be fulfilled throughout the remaining term of each such Contract) involve an amount not in excess of $10,000, individually or relating to any single Hotel, or in excess of $100,000 in the aggregate for all Minor Contracts; all such amounts being inclusive of any termination fee or penalty or any other amounts due at termination of such Contract(s). To the extent the Minor Contracts would otherwise exceed $100,000 in the aggregate, the Companies shall determine which Contracts shall be excluded from the definition of Minor Contracts subject to the $100,000 aggregate limitation.

“Multi-Employer Plan” means a “multiemployer plan,” as defined in Section 3(37) of ERISA, to which contributions are made on behalf of any Hotel Employee(s).

“Offsite Rights” means any lease, license or other agreement or arrangement providing for use of another’s real property in conjunction with the operation of any Hotel (as, by way of illustration and not limitation, use for vehicular parking and/or access).

“Offsite Rights Assignment” means an agreement of assignment and assumption, substantively in the form attached hereto as Exhibit M, for the assignment to and assumption by the Operating Partnership of the Offsite Rights.

“Offsite Rights Consent” has the meaning specified in Section 9.1(g).

“Offsite Rights Estoppel Certificate” has the meaning specified in Section 9.1(h).

“Ordinary Course” with respect to any Hotel, means the course of day-to-day operation of such Hotel, in accordance with its current operating budget and in a manner which does not materially vary from the policies, practices and procedures which have generally characterized the operations of such Hotel during the 18 months preceding the Effective Date, except for franchisor mandated changes to practices, policies and procedures.

“Original” means any of (i) an original counterpart of any Lease, Offsite Rights or Assumed Contract, (ii) the original Hotel Records and (iii) other original documents comprising or evidencing the Intangibles; and “the Originals” means all of such items.

“Permit” means any permit, certificate, license or other form of authorization or approval issued by a government agency or authority and legally required for the proper operation and use of any Hotel (including, without limitation, any certificates of occupancy with respect to the Hotel Improvements, elevator permits, conditional use permits, zoning variances, non-conforming use permits and business licenses, but excluding Liquor Licenses) to the extent held and assignable by any Contributor or Manager or otherwise transferable with any Hotel.

“Permitted Exceptions” means (i) liens for real property taxes and assessments not yet delinquent, other than liens for special improvement bond assessments or other bonded indebtedness, (ii) liens or encumbrances arising out of any activity of the Companies with respect to the Hotels, (iii) the Leases, (iv) the Assumed Contracts, (v) utility easements which have not adversely affected, nor, to Contributors’ Knowledge are expected to adversely affect, the operations of any Hotel, and (vi) other non-monetary liens or encumbrances that do not materially impair the use or value of any Hotel.

“Place of Closing” has the meaning specified in Section 10.1.

“Plans” means the plans and specifications for the original construction of the Hotel Improvements, together with any subsequent material modifications thereof.

“Preliminary Statement” has the meaning specified in Section 8.8.

“Property Taxes” has the meaning specified in Section 8.1.

“Registration Statement” has the meaning set forth in Section 13.1(a).

“REIT IPO” means the REIT’s underwritten initial public offering of shares of its common stock, registered on Form S-11 (the “REIT Form S-11”) and declared effective by the Securities and Exchange Commission.

“REIT IPO Closing” means the receipt by the REIT of the net proceeds of the REIT IPO.

“REIT IPO Closing Deadline” means July 30, 2004.

“Releasees” has the meaning set forth in Section 7.7.

“Repair Warranties” means the written guaranties, warranties and other obligations for repair or maintenance given by contractors, manufacturers or vendors with respect to the Hotel Improvements or FF&E, to the extent assignable by or at the direction of any Contributor or Manager.

“Request for Consent” has the meaning specified in Section 6.

“Reservation Deposit” means any deposit or advance payment received by any Contributor or Manager in connection with any Reservation.

“Reservations” means the reservations, commitments and other commitments or agreements for the use of guest rooms, conference rooms, dining rooms or other facilities in any Hotel, to the extent pertaining to periods from and after Closing.

“Retail Inventory” means all retail goods held by any Contributor or Manager for sale to Hotel guests and others in the Ordinary Course (excluding food and beverages served on-site at any Hotel).

“Secured Lender” means each secured lender under a Secured Loan.

“Secured Loan” has the meaning specified in the definition of Breakage Costs.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended

“Service Contract” means any of the contracts or other arrangements, written or oral, for the continuing provision of services relating to the improvement, maintenance, repair, protection or operation of any Hotel, excluding the Hotel Management Agreements and Hotel License Agreements.

“Survey” means a survey of each Hotel Parcel meeting ALTA/ACSM standards specified in Exhibit N hereto, prepared and certified by a surveyor duly licensed in the State where the applicable Hotel Premises are located.

“Tax Return” means all federal, state, county, local and foreign returns required to be filed with respect to Taxes.

“Taxes” means any federal, state, local, foreign or other tax, duty, levy, impost, fee, assessment or other governmental charge, including, without limitation, income, gross receipts, sales, use, withholding, business, occupation, franchise, payroll, documentary and Property Tax.

“Tenant Estoppel Certificate” means a certificate in substantially the form attached hereto as Exhibit O.

“Tenant Leases Assignment” means the assignment and assumption agreement substantively in the form attached hereto as Exhibit P, for the transfer of the Leases by Contributors to the Operating Partnership.

“Title Company” means Lawyer’s Title Company, together with any agent through which it may act in issuing any of the Title Policies and with any co-insurers.

“Title Policy” means an ALTA (Form B—1970), or its local equivalent, owner’s policy of title insurance and lessee’s leasehold policy of title insurance with respect to Ground Leases, with Extended Coverage, insuring the Operating Partnership that the insured has fee title or leasehold title, as applicable, to the applicable Hotel Premises and any appurtenant easements and Offsite Rights, and including the following endorsements, if available in the jurisdiction where the applicable Hotel is located (or their local equivalents):

(a) CLTA Form 100 (Rev. 12/4/69), which may be modified in the owner’s policies by deleting Paragraphs 1(a), 1(c), 2(a) and 2(b) thereof,

(b) CLTA Form 116, with respect to the building(s) located on the Hotel Parcels,

(c) CLTA Form 116.1, identifying the applicable Hotel Parcel to the applicable Survey, appropriately modified for issuance under an owner’s (rather than lender’s) policy,

(d) Where available and appropriate, CLTA Form 116.7, insuring that the Hotel Parcels consist of legally subdivided parcels,

(e) A zoning endorsement insuring that the Hotel Improvements are in compliance with local zoning requirements under applicable Laws,

(f) If applicable, an endorsement effectively deleting any “creditor’s rights” printed exception in the Title Policy form,

(g) Any other endorsements which are used by any Contributor to insure against a Lien or which are offered by such Contributor and accepted by the Companies as the cure for any other title matter which is not a Permitted Exception, and

(h) At the Companies’ expense, such further endorsements as may be available and requested by the Companies prior to the Closing Date; and

together with such re-insurance and/or co-insurance, from such additional title insurance companies, as the Companies may reasonably require.

“Title Report” means a title report, title commitment or other such document, prepared and issued by the Title Company, describing the condition of title to the applicable Hotel Premises.

“Transactor” means, with respect to each Party, the person(s) authorized by such Party to execute and deliver Transfer Instruments and other Closing Documents on behalf of such Party.

“Transfer Instruments” means all the instruments by which Contributors will convey the Hotels to the Operating Partnership hereunder, including (without limitation) the Deeds, the Bill of Sale, the Ground Lease Assignment and Consents, any Offsite Rights Assignments, the Tenant Leases Assignment, the Contract Assignment and the General Assignment.

“Uniform System of Accounts” means the Uniform System of Accounts, 9th revised edition, as published by the Hotel Association of New York City, Inc., and the Educational Institute of the American Hotel and Lodging Association.

“Voucher” means any certificate, gift certificate, coupon, voucher, trade-out or other writing which entitles the holder or bearer to a credit (whether in a specified dollar amount or for a specified item, such as a room night or meal) to be applied against the usual charge for rooms, meals and/or other goods or services at any Hotel; but shall not include complimentary rooms (or room rates below average rack rates) granted to convention and other meeting groups in the Ordinary Course.

“WARN Act” has the meaning specified in Section 12.3.

1.2 Other Definitions. Terms defined in any other part of this Agreement (including, without limitation, “Contributors,” “the REIT,” “the Companies,” “Party” and “Parties,” and

“this Agreement,” defined in the initial paragraph hereof) shall have the defined meanings wherever capitalized herein. As used in this Agreement, the terms “herein,” “hereof” and “hereunder” refer to this Agreement in its entirety and are not limited to any specific sections; and the term “person” means any natural person, other legal entity, or combination of natural persons and/or other legal entities acting as a unit. Wherever appropriate in this Agreement, the singular shall be deemed to refer to the plural and the plural to the singular, and pronouns of certain genders shall be deemed to comprehend either or both of the other genders.

2.	Contribution of Hotels.

On and subject to the terms and conditions set forth in this Agreement, Contributors shall contribute, convey, assign and transfer the Hotels to the Operating Partnership, and the Operating Partnership shall accept the Hotels from Contributors; and, to the extent expressly provided herein or in any Transfer Instrument (but not otherwise), the Operating Partnership shall assume from and after Closing the obligations and liabilities appertaining to each Hotel (including, without limitation, Contributors’ obligations and liabilities under and with respect to Accounts Payable, the Assumed Contracts, the Reservations, the Permits and any Permitted Exceptions). Except as otherwise expressly provided herein, all obligations and liabilities appertaining to the Hotels prior to the Closing shall not be assumed by the Operating Partnership (or the REIT) and shall remain the obligations and liabilities of the applicable Contributor or Contributors.

2.1 Exclusion of Certain Service Contracts and Equipment Lease(s). The Companies shall have the right to exclude any (or all) Service Contract(s) and Equipment Lease(s) from the Assumed Contracts by giving Contributors written notice of the exclusion of such Service Contract(s) or Equipment Lease(s) no later than forty-five (45) Days prior to Closing; provided, that, in the event the Closing occurs or Contributors terminate this Agreement in accordance with Section 14(e) or Section 14(g) hereof, the Companies shall reimburse Contributors for any and all documented fees and costs associated with cancellation that Contributors incur as a result of Contributors’ termination of any such Service Contract(s) or Equipment Lease(s), including, without limitation, any prepaid amounts not refunded.

3.	Contribution Consideration; Allocation.

3.1 Contribution Consideration. The Contribution Consideration shall consist of (A) $[136,100,000] in cash, which amount shall be used to repay all amounts outstanding as of the Closing pursuant to Secured Loans including any Breakage Costs (the “Cash Component”), and (B)                          common shares of the REIT (the “Share Component”), which Share Component shall be subject to credits, prorations and other adjustments as provided in Sections 8 and 11.

3.2 Allocation of Contribution Consideration. Contributors and the Companies agree that they shall file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in a manner which allocates the entirety of the Contribution Consideration, excluding Breakage Costs, to “Class V assets,” as such term is defined in Treasury Regulation Section 1.338-6(b)(2).

4.	Title and Due Diligence Matters.

4.1 Property Records and Title Documents. The Companies shall obtain a Title Report for each Hotel Premises, including complete and (to the extent available) fully legible copies of every recorded document referenced therein.

4.2 Survey. The Companies shall obtain a Survey with respect to each Hotel Premises, addressed to the Title Company (and any co-insurers), the Companies and their assigns and in a form acceptable to the Title Company.

4.3 Estoppels and Consents. Contributors shall use commercially reasonable efforts to obtain and deliver to the Companies, prior to the declaration of the effectiveness of the REIT Form S–11 by the Securities and Exchange Commission, each of the following:

(a) From the lessor under each Ground Lease, a certificate dated no earlier than April 1, 2004 (“Ground Lease Estoppel Certificate”) substantially in the form attached hereto as Exhibit Q and without material exception, reservation or qualification.

(b) From the franchisor or licensor under each Hotel License Agreement that is being assigned to and assumed by the Operating Partnership, a Hotel License Estoppel Certificate dated no earlier than May 1, 2004 without material exception, reservation or qualification.

4.4 Removal of Liens. Notwithstanding any other provision hereof, the Contributors shall obtain at or prior to Closing the full reconveyance, release or other discharge, of record, and convey each Hotel free and clear, of each and every Lien which is not a Permitted Exception. Prior to Closing, Escrow Agent shall obtain, in timely fashion, payoff letters from the record holder of each monetary Lien. If the applicable Contributor fails to obtain the reconveyance, release or other discharge of any monetary Lien as set forth herein, the Companies shall have the right to direct Escrow Agent to withhold from the Contribution Consideration otherwise disbursable to the Contributors the amount specified in the applicable payoff letter for such reconveyance, release or discharge and to use the amount(s) so withheld to obtain the same, for the Companies’ benefit.

4.5 Access to Property and Records. During the period from the Effective Date to Closing, Contributors shall provide to the Companies, their agents, consultants and counsel, upon three Business Day’s prior notice, access at all reasonable times during business hours to:

(a) All of the Hotel Records.

(b) All such other information regarding each Hotel and in Contributors’ possession or control (including files, contracts, financial books and records and other documents) as the Companies may reasonably request, excluding appraisals, internal evaluations and materials which are protected by attorney-client privilege or which any Contributor is prohibited from disclosing under applicable Laws.

(c) All Hotel Premises, for purposes of conducting (at the Companies’ expense) any inspections, observations, examinations, surveys and tests that the Companies may reasonably require. Such right of access, however, shall be subject to the rights of guests, tenants and licensees of the Hotel and the Companies in their activities under this Section 4.5(c) shall not unreasonably interfere with the operation of the Hotel. Contributors may have their own representative accompany the Companies’ representative(s) on any such visit.

(d) The general manager, controller, director of sales and other department heads at each Hotel and any employees at the home or any regional office of any Contributor.

Notwithstanding Section 16, the Companies may give any notice required under this Section 4.5 to the attention of Rick Koenigsberger or Randy Torres in writing or by telephone at (212) 515–3230 or (212) 515–3252, respectively.

4.6 Indemnification. The Companies shall Indemnify Contributors from and against any and all Losses that any Contributor incurs by reason of any physical damage to any Hotel or any Claim against Contributors caused or arising out of any activity of the Companies or their representatives pursuant to Section 4.5; provided, however, that with the exception of any Claim or Loss incurred as a result of the Companies exacerbating any pre-existing, or causing any new, release or threatened release of any Hazardous Substance at or from any Hotel Premises, the Companies shall not be liable for any Claim or Loss (including without limitation any perceived loss of economic value of any Hotel), solely as a result of the Companies’ discovery and, to the extent required of the Companies under applicable Law, disclosure of any pre-existing condition affecting the Hotel. The Companies shall, with reasonable promptness, repair in a good and workmanlike manner any damage to any Hotel caused by any such activity and indemnify the Contributors against any Claim or Loss to the extent such Claim or Loss results from the Companies exacerbating any pre-existing, or causing any new, release or threatened release of any Hazardous Substance at or from any Hotel Premises. The Companies shall not create or cause to be created any Liens with respect to the Hotel Premises and shall promptly remove, or cause to be removed, any such Liens.

5.	Representations and Warranties.

5.1 By Contributors. Contributors hereby jointly and severally represent and warrant to the Companies that, as of the Effective Date:

(a) Organization and Qualification. Each Contributor is a limited partnership or limited liability company (as specified on Schedule 5.1(a)) duly organized, validly existing and in good standing under the laws of the state of its jurisdiction (as specified on Schedule 5.1(a)) and has full legal power and authority to enter into, deliver and perform its obligations under this Agreement and each Closing Document to which it is a party. Each Contributor has full partnership or limited liability company power and authority, as applicable, to own its properties and to carry on its business as it is now being conducted by it, and is qualified to do business and is in good standing in each jurisdiction in which the nature of the business or the properties owned or leased by such Contributor requires qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on such Contributor.

(b) Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Closing Documents to which each Contributor is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action of each Contributor, and this Agreement and each Closing Document to which each Contributor is a party constitute (or when executed and delivered by each Contributor will constitute) the valid and binding obligations of each Contributor enforceable against each Contributor in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Consents and Approvals. Except as set forth on Schedule 5.1(c), no consent, approval, waiver or authorization is required to be obtained by any Contributor from, and no notice or filing is required to be given by any Contributor to or made by any Contributor with, any Governmental Authority or other person in connection with the execution, delivery and performance by each Contributor of this Agreement and each of the Closing Documents to which each such Contributor is a party, other than filings with the Federal Trade Commission and the Department of Justice, pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the “HSR Act”) with respect to the contribution of the Hotels to the Operating Partnership or where the failure to obtain such consent, approval, waiver or authorization, or to give or make such notice or filing, would not have a Material Adverse Effect on such Contributor.

(d) Non-Contravention. Subject to receipt of the consents and approvals referred to in Schedule 5.1(c), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by each Contributor will not (i) violate or conflict with the organizational documents of any Contributor, (ii) conflict with, or result in the breach of, or termination of, or constitute a default under (whether with notice or lapse of time or both), or create in any party a right to modify or cancel, or accelerate or permit the acceleration of the performance required by, any indenture, mortgage, lien, lease, agreement, commitment or other instrument, or any order, judgment or decree, to which any Contributor is a party or by which any Contributor or any of their respective properties are bound which would have a Material Adverse Effect on any Contributor, (iii) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to any Contributor which would have a Material Adverse Effect on any Contributor, or (iv) result in the creation of any Lien upon the properties or assets of any Contributor which would have a Material Adverse Effect on any Hotel.

(e) Hotel Compliance. Except as set forth on Schedule 5.1(e), (A) to Contributors’ Knowledge, nothing in the current condition, occupancy or use of any Hotel violates or will require correction under any applicable Law or any set-back requirement which could reasonably be expected to or would have a Material Adverse Effect on any Hotel, and (B) no notice has been received by Contributors from any Governmental Authority (1) charging any such violation or asserting the need for any such correction, (2) revoking, canceling, denying renewal of, or threatening any such action with respect to, any Permit or Liquor License, or (3) indicating that any inquiry, complaint, proceeding or investigation (excluding routine, periodic inspections) is contemplated or pending regarding compliance of the Hotel with any applicable Law.

(f) Permits. Except as set forth on Schedule 5.1(f), to Contributors’ Knowledge, each Hotel is in material compliance with the terms and conditions of each Permit applicable thereto. All Permits required for the lawful operation of each Hotel as currently conducted have been issued and are currently in force, and to Contributors’ Knowledge, none of such Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.

(g) Liquor Licenses. Schedule 5.1(g) correctly identifies all of the Liquor Licenses and each Liquor Licensee. The Liquor Licensees collectively hold all of the Liquor Licenses required for the current Liquor Operations and all of the Liquor Licenses are currently in force.

(h) Offsite Rights. There are no material Offsite Rights or material Offsite Right Agreements other than those of record which are included in the Title Reports or on the Surveys or as disclosed in the Schedule of Offsite Rights attached hereto as Schedule 5.1(h), which correctly identifies each of the existing material Offsite Rights and material Offsite Right Agreements other than those of record which are included in the Title Reports or on the Surveys. Except as otherwise disclosed in Schedule 5.1(h), as to each Offsite Rights and Offsite Rights Agreement identified therein or those of record which are included in the Title Reports or on the Surveys: to Contributors’ Knowledge, such Offsite Rights are in full force and effect and there does not exist under such Offsite Rights Agreement any default (or event or condition which with notice or passage of time or both will be a default) on the part of Contributors, or to Contributors’ Knowledge of any party thereto. Any Offsite Rights concerning signage, parking or access to any Hotel shall be deemed material, without limitation to the materiality of any other Offsite Rights.

(i) Real Property.

(1) Neither the Manager nor any Contributor has received written notice of or to Contributors’ Knowledge is otherwise aware of any pending or proposed change in the zoning or any special use permit of any Hotel Parcel or any proposal for a new special assessment district including any Hotel Parcel. To Contributors’ Knowledge, the transfer of ownership of the Hotels to the Operating Partnership will not result in a change of the zoning or any special use permit applicable to any Hotel or require any alterations or improvements to any Hotel Premises in order to maintain compliance with any zoning requirement or any special use permit.

(2) There are no pending, or to Contributors’ Knowledge, threatened, condemnation proceedings, lawsuits or administrative actions relating to the property or other matters affecting the current use, occupancy or value of any Hotel Parcel or the applicable Hotel Improvements which would have a Material Adverse Effect on any Hotel; the Hotel Improvements located on each Hotel Parcel have received all material approvals of governmental authorities (including licenses and Permits) required in connection with the ownership or operation thereof and no currently effective written notice from a Governmental Authority has been received by the Manager or any Contributor alleging that any such Hotel Improvement has not been operated and maintained in accordance with applicable Laws.

(3) Except as set forth on Schedule 5.1(i)(3), no portion of any Hotel Parcel or the roads immediately adjacent to and currently utilized to access any Hotel Parcel: (i) is situated in a “Special Flood Hazard Area,” as set forth on a Federal Emergency Management Agency Flood Insurance Rate Map or Flood Hazard Boundary Map; (ii) except for matters disclosed in the environmental reports described on Schedule 5.1(t), to the Contributors’ Knowledge, was the former site of any public or private landfill, dump site, retention basin or settling pond; (iii) except for matters disclosed in the environmental reports described on Schedule 5.1(t), to the Contributors’ Knowledge, was the former site of any oil or gas drilling operations; or (iv) except for matters disclosed in the environmental reports described on Schedule 5.1(t), to the Contributors’ Knowledge, was the former site of any experimentation, processing, refining, reprocessing, recovery or manufacturing operation for any petrochemicals.

(4) Except for the Liquor Licenses set forth on Schedule 5.1(g), to Contributors’ Knowledge, there are no material commitments to or agreements with any governmental authority or agency (federal, state or local) affecting the use or ownership of any Hotel Premises.

(5) All Hotel Improvements located on each Hotel Parcel are supplied with utilities and other services necessary for the operation of such Hotel Improvements, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate in accordance with all applicable Laws, and except as set forth in the Surveys are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the applicable Hotel Parcel.

(6) Except as set forth on Schedule 5.1(i)(6), to Contributors’ Knowledge, there are no material latent defects in any of the roof, foundation, other structural elements, elevators, heating and air conditioning and ventilation systems, plumbing and electrical systems, boilers and furnaces and sprinkler systems, and other building power, mechanical and operating systems of the Hotel Improvements or in any of the FF&E. For purposes hereof, a “latent defect” is any condition impairing the function or structural integrity of any item which is not readily apparent by ordinary visual inspection of such item.

(7) No Contributor, on the one hand, or, to the Contributors’ Knowledge, any other party, on the other hand, has breached or is in default under any Ground Lease (other than such breaches or defaults that have been cured by the applicable Contributor).

(j) Hotel Leases. Except as identified in the Schedule of Leases attached hereto as Schedule 5.1(j), no Lease encumbers any Hotel Premises. Schedule 5.1(j) accurately identifies each Lease, including (A) all of the agreements, amendments, supplements and other documents which evidence or govern such Lease, (B) the portion of the applicable Hotel Premises subject to such Lease, (C) the legal name of the current tenant under such Lease, (D) the current monthly fixed rent and the terms of any percentage rent payable under such Lease, (E) the commencement and expiration dates for such Lease and any options in the tenant to extend the term thereof and (F) the amount of the security deposit (if any) outstanding under such Lease. Except as disclosed on Schedule 5.1(j), (1) no rent or other payment due from the tenant under such Lease is delinquent or has been paid more than one month in advance, (2) no default, or event or condition which upon notice or passage of time or both will mature into a default, exists under such Lease on the part of the landlord or, to Contributors’ Knowledge, on the part of the tenant, (3) there is no remaining right in the tenant under such Lease to any “free” rent, rent abatement (other than upon damage to or destruction or condemnation of the leased premises) or other rent concession, (4) there is no remaining obligation on the part of the landlord under such Lease to construct, install or pay or reimburse the cost of any tenant improvements, fixtures, furnishings or equipment or otherwise to make any payments to the tenant, and (5) there is no remaining obligation, present or contingent, on the part of any Contributor to pay any commission, finder’s fee or similar compensation with respect to such Lease.

(k) Title to Property. The appropriate Contributor has good title (or a valid leasehold interest in the case of Hotel Premises held pursuant to a Ground Lease or FF&E subject to an Equipment Lease) to the real and personal property included within the Hotels. To Contributors’ Knowledge, the real property included within the Hotel Premises and the personal property of the Contributors is free and clear of all Liens, except: (i) any Lien set forth in the title reports for the Hotel Parcels, as listed in Schedule 5.1(k); (ii) any liens for liabilities or obligations reflected as current liabilities in the Financial Statements; (iii) liens for Property Taxes not yet due and payable or due but being contested in good faith by appropriate proceedings, with such items being contested in good faith being listed in Schedule 5.1(k); (iv) immaterial mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers or other like Liens arising or incurred in the Ordinary Course of the applicable Hotel; (v) with respect to personal property, original purchase price conditional sale contracts or Equipment Leases with third parties entered into in the Ordinary Course of the applicable Hotel; and (vi) other Permitted Exceptions.

(l) Intellectual Property. Except for Marks with respect to rights of use granted under Hotel License Agreements, Schedule 5.1(l) identifies (A) each of the Marks owned by any Contributor (if any) which have been registered with the U.S. Patent and Trademark Office (including the registration number and date thereof) or filed with any state or local jurisdiction (including the filing number and date thereof) and (B) every other Mark in which any Contributor claims a proprietary interest or right of use in connection with any Hotel (including the extent of the interest or right claimed therein). To Contributors’ Knowledge, except as otherwise disclosed in Schedule 5.1(l) or in any of the agreements identified on Schedule 5.1(l), there is no adverse claim to or interest in any Mark which could restrict or prevent the Operating Partnership’s continuing use of such Mark in connection with any Hotel (including, without limitation, on goods sold or otherwise distributed at any Hotel) and the use of the Marks consistent with the applicable Contributor’s current usage thereof, respectively, does not infringe upon or otherwise violate the valid rights of any other person.

(m) Taxes.

(1) Except as set forth on Schedule 5.1(m)(1), (i) each Contributor has filed (or caused to be filed) in a timely manner all Tax Returns required by applicable Law to be filed with respect to all Taxes required to have been paid on or before the date hereof (whether or not shown on any such Tax Return) for which any Contributor may be liable; (ii) all such Tax Returns were correct and complete in all material respects when filed; (iii) there is no outstanding agreement, waiver or consent providing for an extension of the statutory period of limitations applicable to the assessment of any Tax, and no power of attorney granted by any Contributor with respect to any Tax matter is currently in force; (iv) there is no Action of any nature now pending or, to the Contributors’ Knowledge, threatened against any Contributor with respect to any Tax or any Tax Returns, nor is there any assessment asserted by or any matters under discussion with any federal, state, county, local or foreign Tax authority; (v) there are no Liens for Taxes (other than for current Taxes not yet due and payable) on any of the Hotels; (vi) none of the Hotels, directly or indirectly, secures or was financed by Contributors with any debt the interest on which is tax-exempt under Section 103(a) of the Code; (vii) all Taxes that any Contributor has been required to collect or withhold have been or will be duly paid when due to the proper Tax authority or other Governmental Authority; and (viii) no Contributor has filed notices of protest or appeal against, or commenced proceedings to recover, real property tax assessments against any of the Hotel Premises.

(2) The closing dates of the most recent governmental audits of Hotel Excise Taxes are listed in Schedule 5.1(m)(2). Except as set forth on Schedule 5.1(m)(2), neither any Contributor nor Manager has received written notice of any open audit or outstanding notice of deficiency or delinquency with respect to any Hotel Excise Tax.

(n) Contracts and Commitments.

(1) Schedule 5.1(n) accurately identifies each Contract that provides for annual payments equal to or greater than $10,000, or which is otherwise material to the business or operations of any Hotel (each, a “Material Contract”) currently in force with respect to each Hotel. Each of the Material Contracts has been made either by a Contributor, or by Manager, as agent for a Contributor. Except as disclosed on Schedule 5.1(n), no default, or event or condition which upon notice or passage of time or both will mature into a default, exists under any such Material Contract on the part of the Manager or any Contributor a party thereto, or to the Contributors’ Knowledge, on the part of any other party to any such Material Contract. With respect to the Material Contracts listed in Schedule 5.1(n), neither the Manager nor any Contributor has received written notice (i) of a party’s intention to cease to perform any material services required to be performed by it, without any material payment required to be made by it, or terminate any such Material Contract, or (ii) that any party considers the Manager or any Contributor to be in breach in any material respect or default thereunder or in potential breach in any material respect or potential default thereunder. Contributors have made available to the Companies complete and correct copies of all items listed on Schedule 5.1(n) that are in writing, and the descriptions contained in Schedule 5.1(n) of all items listed therein that are not in writing are complete and correct.

(2) Except for the Reservations, Leases, the Assumed Contracts, the Permitted Exceptions and the Permits, and as otherwise expressly provided in this Agreement, there are no agreements, undertakings or arrangements made by any Contributor, Manager or any of their Affiliates that will be binding upon the Operating Partnership or any Hotel after Closing.

(3) All Vouchers have been issued with a fixed-dollar face amount. Schedule 5.1(n)(3) sets forth all outstanding Vouchers as of [May 31, 2004].

(o) Insurance. Schedule 5.1(o) accurately identifies each of the existing policies of property, hazard, general or special liability, business interruption, boiler and machinery and other insurance which is carried on any Hotel by any Contributor, or by Manager on behalf of any Contributor, including for each identified policy (A) the type of policy, (B) the insurer, (C) the insured(s), (D) the amount of coverage, (E) the amount of any applicable self-retention (or “deductible”), (F) in the case of each liability insurance policy, whether the same is written on a “claims made” or “occurrence” basis, (G) the expiration date and (H) the current annual premium. Except as set forth on Schedule 5.1(o), neither any Contributor nor Manager has received written notice canceling or threatening to cancel any such policy (including, without limitation, notice that such policy will not be renewed or will be renewed only with a materially higher premium or a materially reduced scope or amount of coverage).

(p) Financial Statements. True and complete copies of the Financial Statements for the years ended December 31, 2001, 2002 and 2003, together with related auditors reports, are set forth in Schedule 5.1(p). The Financial Statements (i) fairly present, in all material respects, the combined financial position of Ventures LLC and its combined subsidiaries as of the dates thereof and its combined results of operations and cash flows for the periods then ended; and (ii) have been prepared in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(q) Books and Records. Contributors maintain accurate books and records reflecting their assets and liabilities and maintain proper and adequate internal accounting controls which provide assurance (i) that transactions are executed with management’s authorization or ratification; (ii) that transactions are recorded as necessary to permit preparation of the combined financial statements of Ventures LLC and to maintain accountability for Contributors’ assets; (iii) that access to Contributors’ assets is permitted only in accordance with management’s authorization; (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Contributors’ assets; and (v) that accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof in the Ordinary Course. Each Hotel’s books, records and accounting systems are maintained in accordance with the Uniform System of Accounts. Schedule 5.1(q) sets forth all Reservation Deposits for each Hotel as of [May 31,] 2004.

(r) Litigation. There are no Actions pending, or to the Contributors’ Knowledge, threatened, that question or could otherwise affect the validity of this Agreement or any action taken or to be taken by any Contributor in connection with this Agreement. Except as set forth in Schedule 5.1(r), there is no Action pending or, to the Contributors’ Knowledge, threatened, or any order, injunction or decree outstanding, against any Contributor or any properties or rights relating to any Hotel that, if adversely determined, could reasonably be expected to or would individually or in the aggregate have a Material Adverse Effect on any Hotel. Schedule 5.1(r) sets forth and describes all Actions involving claims equal to or greater than $25,000 per Action, including, without limitation, actions for personal injuries, product liability or breach of warranty arising from products sold or services provided by any Contributor pending, or to the Contributors’ Knowledge, threatened against any Contributor or any properties or rights relating to any Hotel, before any court, arbitrator or Governmental Authority.

(s) Existing Condition. Since the Balance Sheet Date, the Contributors have operated or caused to be operated their respective Hotels only in the Ordinary Course, and no Contributor has:

(1) suffered any change in its working capital, financial condition, results of operation, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects which would have a Material Adverse Effect on the Hotels;

(2) incurred any liability or obligation (absolute, accrued, contingent or otherwise) except non-material items incurred in the Ordinary Course, or materially increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

(3) paid, discharged or satisfied any material claim, liability or obligation (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the Ordinary Course of liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the Ordinary Course since the Balance Sheet Date;

(4) permitted or allowed any of the Hotels to be subjected to any Lien, except for Liens for current Taxes not yet due and Liens included in the Permitted Exceptions;

(5) written down the value of any Inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or Accounts, except for immaterial write-downs and write-offs in the Ordinary Course and consistent with past practice;

(6) cancelled any debts or waived any claims or rights of substantial value except in the Ordinary Course;

(7) sold, transferred or otherwise disposed of any Hotel properties or assets (real, personal or mixed, tangible or intangible), except in the Ordinary Course;

(8) except as set forth on Schedule 5.1(s)(8), granted any general increase in the compensation of officers or employees of any Hotels (including any such increase pursuant to any bonus, pension, profitsharing or other plan or commitment) or any other increase in the compensation payable or to become payable to any officer or employee of any Hotel, and no such increase is customary on a periodic basis or required by agreement or understanding;

(9) made any single capital expenditure or commitment (i) not set forth on the Schedule of Capital Expenditures or (ii) in excess of $100,000 (on a per-Hotel basis) for additions to property, plant or equipment;

(10) except as set forth on Schedule 5.1(s)(10), made any change in any method of accounting or accounting practice; or

(11) agreed, whether in writing or otherwise, to take any action described in this Section 5.1(s).

(t) Environmental.

(1) With respect to the Hotels and with the exception of the matters disclosed on Schedule 5.1(t) or the environmental reports described on Schedule 5.1(t): (i) each Contributor is in compliance with all applicable Environmental Laws and holds all permits, registrations and licenses necessary under Environmental Laws, (ii) there are no Environmental Liabilities and Costs of any Contributor, (iii) there are no Environmental Conditions, and (iv) no asbestos containing materials or polychlorinated biphenyls (i.e., PCBs) are contained in or stored on any Hotel Parcel or Hotel Improvement. None of the Contributors or the Manager has received any notices from any Governmental Authority or other third party alleging liability under or violation of any Environmental Law, or alleging responsibility for the removal, clean-up, or remediation of any Environmental Condition. No Contributor is subject to any enforcement or investigatory action by any Governmental Authority regarding an Environmental Condition with respect to any Hotel Parcel or any Hotel Improvements or any other property related in any way to any Contributor. As used herein, the terms “toxic” or “hazardous” wastes, substances or materials shall include, without limitation, all those so designated and all those in any way regulated by any Environmental Laws.

(2) Contributors have previously delivered or made available to the Companies complete copies of all reports received by Contributors during the five (5) years immediately preceding the Effective Date, including, without limitation, environmental investigations and testing or analyses that are in the possession or control of any Contributor or the Manager and which relate to compliance with Environmental Laws by any of them or to the past or current environmental condition of the Hotel Premises.

(u) Employees. Schedule 5.1(u) identifies each Hotel Employee, his or her classification, title or position, salary (including non-discretionary bonuses) or wage rate and Employee Leave included in the pay period ending                     , 2004 as recorded on the payroll system of Manager. To Contributors’ Knowledge, there do not exist (A) any disputes between Manager (and/or any Contributor) and any of the Hotel Employees that might reasonably be expected to have a Material Adverse Effect on any Hotel, (B) except as set forth on Schedule 5.1(u), any pending unfair labor practice complaints or labor arbitration proceedings with respect to Hotel Employees (or former Hotel Employees) and neither Manager nor any Contributor has received written notice from any Governmental Authority asserting (i) any material violation as to Hotel Employees of Laws governing employment or labor, including any Laws relating to wages, hours, collective bargaining, social security or other payroll taxes, equal employment opportunity, employment discrimination or employment safety or (ii) any liability on the part of any Contributor or Manager for back wages, taxes or penalties for any such violation. To Contributors’ Knowledge, there is no Collective Bargaining Agreement currently in force or the subject of negotiation and none of the Hotel Employees are within any bargaining unit that has been certified under the National Labor Relations Act or any similar state Law and, to Contributors’ Knowledge, no effort currently exists to organize any of the Hotel Employees into any such bargaining unit and the transactions contemplated by this Agreement will not create any obligation to bargain with any collective bargaining representative with respect to the transactions described herein or any Hotel Employees.

(v) Employee Benefit Plans and Arrangements. To Contributors’ Knowledge, with respect to Hotel Employee Plans and Multi-Employer Plans:

(1) Schedule 5.1(v)(1) identifies each Hotel Employee Plan and each Multi-Employer Plan.

(2) Contributors have delivered to the Companies true and complete copies of the plan documents for each Hotel Employee Plan and each Multi-Employer Plan, including, where applicable and without limitation, summary plan descriptions and insurance contracts, financial and actuarial reports, and most recent annual filings with Governmental Authorities (including, for this purpose, the Pension Benefit Guaranty Corporation).

(3) Except as otherwise disclosed on Schedule 5.1(v)(3), each Hotel Employee Plan is a defined contribution plan (as defined in Section 3(34) of ERISA).

(4) There are no pending or threatened claims by or on behalf of any Hotel Employee Plan or, as against any Contributor or Manager, by or on behalf of any Multi-Employer Plan.

(5) Other than routine claims for benefits, there are no pending or threatened claims by or on behalf of any individual participants or beneficiaries against any Hotel Employee Plan.

(6) Each Hotel Employee Plan that is an “employee pension benefit plan” within the meaning of ERISA has received a favorable determination letter from the Internal Revenue Service that such plan is qualified under Section 401(a) of the Internal Revenue Code and no circumstance exists which could cause such plan to cease being so qualified.

(7) No Hotel Employee Plan is the subject of any investigation, audit or other such adverse action on the part of the Internal Revenue Service, the United States Department of Labor or the Pension Benefit Guaranty Corporation, and, to Contributors’ Knowledge, each Hotel Employee Plan is in material compliance with the terms of the plan documents, ERISA and applicable provisions of the Internal Revenue Code.

(8) Manager is not delinquent in any of its contribution obligations with respect to any Hotel Employee Plan or Multi-Employer Plan.

(9) No unfunded liability currently exists with respect to any of the Multi-Employer Plans.

(10) Manager is in material compliance with all currently applicable COBRA requirements respecting current or former Hotel Employees. Except as set forth on Schedule 5.1(v)(10), Manager does not provide any retiree medical benefits to former Hotel Employees.

(11) No Contributor is an “employee benefit plan” as defined in Section 3(3) of ERISA, nor is it an Affiliate of an employee benefit plan; and none of the Hotels constitute “plan assets” as that term is used in 29 C.F.R. 2509.75-2.

(w) Brokers. Contributors have not engaged or dealt with any broker, finder or similar agent in connection with the sale of the Hotels.

(x) Disclosure. Without limiting any exclusion, exception or other limitation contained in any of the representations and warranties made herein, this Agreement and the schedules hereto and all other documents and information prepared or certified by Contributors and provided to the Companies and their counsel and representatives pursuant to or in connection with this Agreement do not and will not when delivered include any untrue statement of a material fact or, to Contributors’ Knowledge, omit to state a material fact necessary to make the statements herein and therein, in light of the circumstances under which they were made, not misleading.

5.2 By the Companies. The Companies hereby warrant and represent to Contributors that, as of the Effective Date:

(a) Organization and Qualification. The REIT is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and has full legal power and authority, to enter into, deliver and perform its obligations under this Agreement and each Closing Document to which it is a party. The Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has full legal power and authority, to enter into, deliver and perform its obligations under this Agreement and each Closing Document to which it is a party. The Companies have full trust and partnership power and authority to own their respective properties and to carry on their respective business as now being conducted by them, and are qualified to do business and in good standing in each jurisdiction in which the nature of their business or the properties owned or leased thereby requires qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Companies.

(b) Authorization and Enforceability. The execution, delivery and performance of this Agreement by the Companies and the Closing Documents to which the Companies are a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action of the Companies, and this Agreement and each Closing Document to which the Companies are a party constitute (or when executed and delivered by the Companies will constitute) the valid and binding obligations of the Companies enforceable against the Companies in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Consents and Approvals. No consent, approval, waiver or authorization is required to be obtained by the Companies from, and no notice or filing is required to be given by the Companies to or made by the Companies with, any Governmental Authority or other person in connection with the execution, delivery and performance by the Companies of this Agreement and each of the Closing Documents to which the Companies are a party, other than filings with the Federal Trade Commission and the Department of Justice, pursuant to the HSR Act with respect to the receipt of the Hotels from the Contributors or where the failure to obtain such consent, approval, waiver or authorization, or to give or make such notice or filing, would not have a Material Adverse Effect on the Companies.

(d) Non-Contravention. Subject to receipt of the consents and approvals referred to in Schedule 5.2(d), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Companies will not (i) violate or conflict with the declaration of trust or partnership agreement of the Companies, (ii) conflict with, or result in the breach of, or termination of, or constitute a default under (whether with notice or lapse of time or both), or create in any party a right to modify or cancel, or accelerate or permit the acceleration of the performance required by, any indenture, mortgage, lien, lease, agreement, commitment or other instrument, or any order, judgment or decree, to which the Companies are a party or by which the Companies or any of their properties are bound which would have a Material Adverse Effect on the Companies, (iii) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to the Companies which would have a Material Adverse Effect on the Companies, or (iv) result in the creation of any lien, charge or encumbrance upon the properties or assets of the Companies which would have a Material Adverse Effect on the Companies.

(e) Liquor Operations. To the Companies’ Knowledge, no facts or circumstances exist that would prevent the Companies from consummating the transfer or re-issuance (as applicable) of the Liquor Licenses to the Companies or operating the Liquor Operations of the Hotels after the Liquor Licenses and Liquor Operations are transferred to the Companies.

(f) Brokers. The Companies have not entered into any contract, arrangement or understanding with any person or firm which would result in the obligation of the Companies to pay any investment banking fees, finder’s fees or brokerage commissions in connection with the contribution of the Hotels by the Contributors.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSFER INSTRUMENT, THE COMPANIES ARE RECEIVING THE HOTELS “AS IS, WHERE IS AND WITH ALL FAULTS” AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OF ANY KIND WHATSOEVER, WHETHER BY CONTRIBUTORS OR BY ANYONE ACTING ON CONTRIBUTORS’ BEHALF (INCLUDING, WITHOUT LIMITATION, AGENTS, BROKERS, ADVISORS, CONSULTANTS, COUNSEL, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, TRUSTEES OR BENEFICIARIES).

5.3 Notice of Subsequent Event or Discovery. Prior to Closing, each Party shall give the other Parties hereto prompt notice of its discovery of any event or condition which has the effect of making any of such Party’s representations and warranties contained in this Section 5 materially inaccurate.

6.	Operation of the Hotels Pending Closing.

From the Effective Date until Closing or the earlier termination of this Agreement pursuant to the terms hereof, Contributors shall cause the Hotels to operate in the Ordinary Course and shall not (except with the Companies’ prior written approval which shall not be unreasonably withheld or delayed) cause, approve or permit any material change in the operations of any Hotel, including, without limitation, the actions listed below. In the event Contributors request consent to take any actions requiring the Companies’ consent under this Section 6, Contributors shall deliver to the Companies a written request for consent, which shall include such detail as is reasonably necessary for the Companies to evaluate the merits of such request (the “Request for Consent”). Within three (3) Business Days of receipt of a Request for Consent, the Companies shall respond to the Contributors with the Companies’ consent or denial of consent. A failure of the Companies to deliver a written denial of consent within such three (3) Business Day period shall be deemed an acceptance of such Request for Consent.

(a) Material reduction in Inventories to levels below those maintained at the applicable Hotel during the preceding 12 months (taking into account any seasonal fluctuations).

(b) Material changes in current levels of guest, room and other services at the applicable Hotel.

(c) Any material reduction in current sales and marketing efforts with respect to the applicable Hotel.

(d) Alterations or other material changes in the applicable Hotel Improvements except for (A) alterations or improvements required to avoid or cure a violation of applicable Law, (B) alterations that in the aggregate cost no more than $250,000 and do not result in the permanent elimination of any guest room, conference room or other revenue generating facility within any Hotel and (C) alterations or improvements to repair any damage caused by an emergency or a casualty.

(e) Deferral of routine maintenance or repair of any Hotel Improvements and FF&E.

(f) Except with respect to the making, modification, cancellation or termination of Excluded Contracts, the making, modification, cancellation or termination of:

(1) any Lease that provides for annual payments equal to or greater than $10,000 (other than the termination of any such Lease based on a payment default by the lessee or the failure of the lessee to observe any covenant relating to continuous operations);

(2) any Material Contract;

(3) any Lease or any Material Contract, to the extent that the aggregate annual payments pursuant to all such Leases and Material Contracts so modified, cancelled or terminated total in excess of $250,000; or

(4) any Ground Lease.

(g) Cancellation of or reduction in the amount or scope of property or general liability coverage under any insurance currently maintained with respect to any Hotel.

(h) Cancellation or surrender of any existing Permit (unless replaced with a comparable Permit) or Liquor License.

(i) Creation of any monetary Lien on any Contributor’s title to any Hotel.

(j) Any material reduction in staff at any Hotel or the transfer of the general manager, any department head or any other executive staff.

In addition to the foregoing, Contributor shall notify the Companies of the filing of any notice of protest or appeal against, or commencement of any proceeding to recover, any Property Tax assessments against any Hotel.

7.	Other Agreements.

7.1 Liquor License(s) and Inventory.

(a) Application for New Licenses. The Companies shall be responsible, at their expense, for preparing, filing and prosecuting all applications before Governmental Authorities for the transfer or re-issuance of the Liquor Licenses at the Hotels to the Operating Partnership. Contributors shall cooperate with the Companies in such applications as the Companies may reasonably request. If the Companies elect to engage as their legal counsel in prosecuting any such applications the counsel used by Contributors or any Liquor Licensee in connection with obtaining or maintaining the existing Liquor Licenses, Contributors shall have the right to consent (which consent shall not be unreasonably withheld), and, if necessary, shall cause the applicable Liquor Licensee to consent) to the Companies’ engagement of such counsel and if Contributor consents shall waive (and cause the applicable Liquor Licensee to waive) any conflict of interest which may arise between such counsel’s representation of the Companies and the prior or current representation of any Contributor or any Liquor Licensee.

(b) Transfer of Liquor Inventory. Notwithstanding any other provision of this Agreement, the Liquor Inventory shall be sold and transferred to the Operating Partnership (or its nominee) only in such manner as complies with applicable alcoholic beverage control Laws and the terms of the Liquor Licenses. If applicable Law requires or practically necessitates that the Liquor Inventory of any Hotel (and any other aspects of the Liquor Operations of any Hotel) be transferred in a transaction separate and apart from the sale and purchase of such Hotel, then: (A) such Liquor Inventory shall be excluded from the Inventory sold as part of such Hotel under this Agreement and Contributors and the Companies shall reduce the Contribution Consideration by the book value (unless applicable alcoholic beverage control laws shall require a different value, then such other required value) of such Liquor Inventory, and (B) the Companies shall in good faith negotiate with the applicable Liquor Licensee (and Contributors, if not such Liquor Licensee, shall cause such Liquor Licensee to negotiate in good faith with Contributors) a separate agreement and escrow incorporating the provisions of Section 7.1(c), to close concurrently with Closing or as soon thereafter as practicable, for the sale of such Liquor Inventory and the transfer of such Liquor Operations to the Operating Partnership (or its nominee), at a price equal to the price by which the Contribution Consideration was reduced pursuant to (A) above in respect of the Liquor Inventory.

nominee), at a price equal to the price by which the Contribution Consideration was reduced pursuant to (A) above in respect of the Liquor Inventory.

(c) Transitional Arrangements. If the Operating Partnership has not by Closing obtained the necessary government approvals for transfer or re-issuance of any Liquor License, then provided that the Operating Partnership has within thirty (30) days after the Effective Date filed all necessary applications for a new or transferred Liquor License, at the Companies’ request Contributors shall cause the current holder of such Liquor License to enter into a lease, concession agreement or other arrangement, for a term of 180 Days (or shorter, as the Companies may elect) and on other commercially reasonable terms, under which the applicable Liquor Operations, together with the areas within the applicable Hotel described or otherwise identified in or with respect to such Liquor License as licensed for the applicable Liquor Operations (the “Licensed Premises”), would continue to be operated under the now-existing Liquor License until the time such approvals had been granted and the Operating Partnership (or its designee) is able lawfully to take over the Licensed Premises and applicable Liquor Operations or expiration of the term whichever first occurs. The Companies shall reimburse and indemnify Contributors for any out-of-pocket costs and for any losses incurred by them in connection with any lease, concession agreement or other arrangement entered into in accordance with this Section 7.1(c), but the Companies shall not otherwise be required to pay any amount as rent, license fee or other similar fee, whether or not the same is commercially reasonable. To the maximum extent permitted by applicable Laws, any such arrangement shall be structured so as to preserve to the Companies or Contributor the economic or other benefits of the transactions contemplated by this Agreement and, in any event, so as to hold Contributors and the holder of the existing Liquor License harmless from any loss, liability or expense related to the licensed activities after Closing.

7.2 Estoppel Certificates; Consents. Contributors shall use all commercially reasonable efforts to obtain but shall not be required to pay any money to any third party in connection therewith, (A) a Ground Lease Estoppel Certificate and Ground Lease Assignment and Consent from the lessor under each Ground Lease, (B) a Tenant Estoppel Certificate from the tenant under each Lease, (C) an Offsite Rights Estoppel Certificate and Offsite Rights Consent from the grantor of each Offsite Right, and (D) an estoppel certificate, comfort letter, and/or consent to assignment, in such form as the Companies may reasonably require as applicable under the terms of the applicable agreement, from the franchisor under each Hotel License Agreement (a “Hotel License Estoppel Certificate”) and from the non-assigning party under each Assumed Contract. Upon receipt of each such certificate, Contributors shall promptly deliver the same to the Companies. The Companies shall cooperate in good faith with the franchisor with respect to requests made by the franchisor in connection with Contributors’ efforts to obtain consent to assignment or other applicable transfer of the Hotel License Agreement.

7.3 2004 Interim Financial Statements. Prior to the REIT IPO Closing, Contributors shall use commercially reasonable efforts to cause unaudited combined financial statements of Ventures for periods following the Balance Sheet Date to be delivered to the REIT as required in connection with the REIT IPO, in a timely manner.

7.4 Further Assurances. At any time after the Closing Date, Contributors, on the one hand, and the Companies, on the other hand, shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the Companies or Contributors, as the case may be, reasonable or necessary for them or it to satisfy their or its respective obligations hereunder or obtain the benefits contemplated hereby. The Contributors acknowledge and agree that during and after the REIT IPO, Contributors may be required to furnish information concerning Contributors, the Hotels and the historical operations of the Hotels in connection with the REIT’s Securities Act and Securities Exchange Act filings. Contributors further agree to provide customary management representation letters to the appropriate independent public auditors in connection with Securities Act and Securities Exchange Act filings of the REIT as reasonably requested by the REIT from time to time; provided, that, Contributors shall not be required to make any payment to any such auditors as a result thereof.

7.5 Government Approvals and Third Party Consents. The Companies and Contributors will complete all necessary governmental and regulatory filings that are required to be filed in connection with the transaction including, without limitation, any filings with the Federal Trade Commission and the Department of Justice pursuant to the HSR Act. The Companies and Contributors shall cooperate and coordinate their activities with respect to all filings and required third party consents. The Companies will pay all applicable governmental or regulatory filing fees. Each Party will pay its own expenses in preparing such filings and obtaining such approvals. Prior to Closing, Contributors shall use commercially reasonable efforts to obtain all necessary third party consents without any material change to the terms of any material agreement to which any Contributor is a party or which materially affects any of the Hotels. Contributors will pay their out-of-pocket expenses incurred in connection with their efforts to obtain such consents, but will not be obligated to pay any money to any such third party with respect to obtaining such consents.

7.6 Exclusivity. Except with respect to this Agreement and the transactions contemplated hereby, until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Section 14, Contributors, Manager and their respective affiliates directly or indirectly through their respective employees, agents and representatives shall not, (a) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transactions involving, or any purchase of all or any portion of the Hotels (except as otherwise expressly permitted hereunder) or any equity securities of, any Contributor (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any Person relating to an Acquisition Proposal.

7.7 The Companies’ Release of Contributors. With the exception of common law claims alleging a Contributor’s fraudulent misrepresentation or fraudulent nondisclosure of material facts in connection with the transaction contemplated by this Agreement, and any contractual claims seeking indemnification from any Contributor which the Companies may timely make under Section 13.1(a) of this Agreement, the Companies hereby fully and irrevocably release any and all of the Contributors and any officer, partner, director, trustee, division, subdivision, affiliate, subsidiary, parent, agent, employee, successor and assign of any of the Contributors (individually and collectively, with the Contributors, “Releasees”) from, and waives, any and all claims, demands, or causes of action that the Companies may now have or hereafter acquire against any Releasees based directly or indirectly on any past, present or future condition of the Hotels including, without limitation, under any Environmental Law and concerning any release, threat of release, generation of, treatment, storage, removal or disposal of Hazardous Substances at or from any Hotel Premises, regardless of (i)the date of the release, threat of release, treatment, storage, or disposal of any of the Hazardous Substances in question, (ii)whether the Hazardous Substances were on the Hotel Premises on or before the Closing Date, or (iii)whether the existence of the Hazardous Substance on or from the Hotel Premises was known to, or suspected by the Companies or any Contributor on the Closing Date. The Companies understand that such waiver and release includes statutory as well as common law and equitable right and remedies. The Companies acknowledge that the foregoing waiver and release is of material consideration to Contributor in entering into this Agreement, and that the Companies’ counsel has advised the Companies of the possible legal consequences of making such waiver and release. The Companies further agree and acknowledge that, in giving the foregoing waiver and release, they have, with their legal counsel, considered any statute or other law that might apply to and limit the effect of the Companies’ waiver and release herein and hereby knowingly waive the benefits of any such law and intend that it not be applicable here.

7.8 Hotel Records. The Companies shall provide copies of or access to any Hotel Records relating to pre-Closing periods as Contributors shall reasonably request from time to time after Closing. As reasonably requested by the Companies, Contributors shall provide copies of or access to any Hotel Records that are retained by Contributors with the Companies’ consent after Closing.

8.	Prorations, Credits and Other Adjustments.

At Closing, the Parties shall make the following prorations and other adjustments. If the net amount is consequently owing to Contributors, such amount shall be added to the proceeds of the Cash Component payable to Contributors at Closing, and if the net amount is consequently owing to the Companies, such amount shall be deposited in cash into Escrow by Contributors in accordance with Section 10.3(b).

8.1 Proration of Taxes. All real property ad valorem taxes and all personal property ad valorem taxes which are assessed or assessable against any of the Hotel Parcels, Hotel Improvements, FF&E and Inventory (“Property Taxes”) for a period during which Closing occurs shall be prorated between the Companies and Contributors as of the Closing Date on a fiscal year basis, based on the most recent tax bills then available. Contributors shall remain responsible for all Property Taxes assessed for periods ending prior to Closing (whenever assessed or billed), as well as for all Hotel Excise Taxes accruing prior to Closing; and the Companies shall be responsible for all Property Taxes assessed for periods on and after Closing, as well as for all Hotel Excise Taxes accruing on and after Closing. Following the Closing, Contributors and their advisors shall be permitted to undertake and pursue such audits and Property Tax refunds as the Contributors shall determine in their sole discretion, and Contributors shall be entitled to any Property Tax refunds payable in respect of the Hotels for periods ending prior to the Closing Date and any Property Tax refunds for Property Taxes assessed or assessable for a period during which the Closing occurs shall be prorated between the Companies and the Contributors upon the receipt thereof by either party; provided, that, any Property Tax refund required to be prorated pursuant to the prior sentence shall be net of any and all out-of-pocket costs incurred by Contributors in connection with the pursuit of such Property Tax refund, including, without limitation, the fees and expenses of professional advisors.

8.2 Proration of Expenses. The following items of expense with respect to each portion or aspect of each Hotel shall be prorated between Contributors and the Companies as of the Closing Date (the Companies shall be responsible for such expenses for the periods on and after the Closing):

(a) Periodic charges under Assumed Contracts, Ground Leases and Offsite Rights (such as monthly rents or fixed periodic charges), but not charges made on a per-order or per-call basis.

(b) Utility charges (but excluding any utility deposits).

(c) Employee Liabilities for the pay period(s) during which Closing occurs, except to the extent that Contributors are required by applicable Law or otherwise elect to determine and themselves pay such liabilities accrued through the Day preceding Closing.

(d) Accrued and unpaid travel agent commissions; provided, that, the foregoing proration shall be made in connection with the provisions of Section 11 governing the preparation and settlement of the Final Statement, and no proration of the foregoing shall be made at Closing.

(e) All other Hotel operating expenses of a strictly periodic nature (and not based upon specific orders for goods or services).

Notwithstanding any other provision of this Agreement to the contrary, no prorations shall be made or credit given for (A) capital costs, and (B) except as expressly provided for elsewhere in this Section 8.2, Hotel operating expenses of a non-periodic nature, all of which shall be the responsibility of the Party incurring the cost or expense in question, regardless of when the goods or services in question are received. To the extent practicable, in lieu of prorating the charges for any metered utility service, Contributors shall arrange for the applicable utility to read the meter for each Hotel as early as possible on the Closing Date and to render a final bill to Contributors based on such reading.

8.3 Hotel Revenues.

(a) Guest Ledger. The balance (less any contested charges) of the open and unpaid account (“Guest Ledger Account”) for each person who is a guest at any Hotel on the Day immediately preceding the Closing Date shall be assigned to the Operating Partnership and prorated between Contributors and the Companies as follows:

(1) All room revenue posted for all Days preceding the Closing Date shall be credited to Contributors. Contributor shall be responsible for all taxes and franchise fees for all guest charges preceding the Closing Date.

(2) All room revenue posted for all Days on and after the Closing Date shall belong to the Companies.

(b) Rents and Other Operating Revenues. Monthly rents and other fixed periodic payments under the Leases and any other operating revenues not otherwise provided for in this Section 8.3, shall be prorated between the Companies and Contributors as of Closing; but no proration shall be made of any rent or other revenue item which is overdue as of the Closing Date until such rent or other revenue item is actually received at which time it shall be prorated and paid to the Parties in accordance with the terms of this Agreement.

(c) Other Receivables. Except for Guest Ledger Accounts, Contributors shall assign to the Operating Partnership all Accounts as of Closing, other than the following (“Excluded Receivables”): (i) Accounts that have been disputed in writing by the account debtor or as to which the account debtor has otherwise declared an intention not to pay and (ii) Accounts from any person who is the subject of a bankruptcy case or other insolvency proceeding or who has declared in writing an inability to pay. Contributor shall receive a proration credit equal to [        ]% of the face amount of all Accounts assigned to the Operating Partnership pursuant to this Section 8.3(c) and retain all Excluded Receivables.

8.4 Hotel Payables. At Closing, the Companies shall receive a proration credit equal to the excess of (A) the aggregate estimated amount of all Hotel Payables in the Preliminary Statement over (B) the Companies’ prorated share of such Hotel Payables under Section 8.2, and the Operating Partnership shall assume the obligation to satisfy Hotel Payables (1) included in such estimate (as evidenced by a schedule which Contributors shall prepare and submit to the Companies as part of the Preliminary Statement), or (2) which otherwise are identified within the 120-Day period following Closing. After Closing, before paying any amount invoiced or otherwise claimed by a third party to be due with respect to the operations of any Hotel prior to Closing which is not included on such schedule (or is claimed in an amount larger than that shown on such schedule), the Companies shall first submit such invoice or claim to Contributors. Unless Contributors, within 15 Days after receiving such submission, object to such invoice or claim (thereby making it a Disputed Payable), the Companies may pay the same and take a credit for such payment on the Final Statement. Contributors shall remain responsible for all Disputed Payables and for all Hotel Payables which are neither included on such schedule or identified within the 120-Day period following Closing.

8.5 Other Credits to the Companies.

(a) Reservation Deposits. The Companies shall receive a proration credit equal to the aggregate amount of all outstanding Reservation Deposits with respect to each Hotel and Contributor shall be entitled to retain all such reservation deposits.

(b) Vouchers. The Companies shall receive a credit for each outstanding Voucher, in the amount of the face value of such Voucher.

(c) Complimentary Certificates. The Companies shall receive a credit equal to $         for complimentary certificates issued by Contributors without consideration prior to Closing.

(d) Security Deposits. The Companies shall receive a credit equal to the outstanding balance of all security deposits under the Leases.

(e) Employee Leave. The Companies shall receive a credit equal to the total value of Employee Leave accrued with respect to each Continuing Employee as of the Closing Date, to the extent any such Employee Leave is not otherwise paid by Contributors.

(f) Additional Credit. The Companies shall receive a credit in an amount equal to the sum of (i) fifty percent (50%) of room revenue posted for the Day preceding the Closing Date plus (ii) $4 per occupied room as of midnight on the Day preceding the Closing Date.

8.6 Other Credits to Contributors.

(a) Cash Banks. Contributors shall receive a proration credit equal to the aggregate balance of all Hotel Cash Banks as of Closing.

(b) REIT Formation Expenses. Contributors shall receive a proration credit equal to the total amount of third-party and other out-of-pocket expenses incurred by Ventures LLC or any Affiliate thereof in connection with (1) the formation of the Companies and any subsidiary thereof, (2) the REIT IPO, (3) the negotiation of, and the due diligence investigation related to, and the performance under that certain Agreement for Purchase and Sale for the Crown American Hotel Portfolio and Joint Escrow Instructions among AP/APMC Partners, LLC, Crown Hotel Holding Company and certain Affiliates thereof, dated as of April 16, 2004 and that certain Agreement for Purchase and Sale for the Hotel Venture Portfolio and Joint Escrow Instructions among AP/APMC Partners, LLC, Hotel Venture East, LP, Hotel Venture West, LP and certain Affiliates thereof, dated as of April 16, 2004, and (4) the preparation, negotiation of, the due diligence investigation related to, and the performance under this Agreement.

8.7 Regarding Hotel Prorations Generally. Unless this Section 8 expressly provides otherwise: (A) all prorations hereunder with respect to the Hotels shall be made as of 12:00:01 a.m., local time (for the applicable Hotel), on the Closing Date, (B) all prorations shall be made on an actual daily basis, and (C) for purposes of such prorations, all items of revenue and expense with respect to the Hotels’ operations shall be classified and determined in accordance with the Uniform System of Accounts.

8.8 Preliminary Closing Statement. Beginning as close to the anticipated Closing Date as practicable, Contributors shall, in consultation with the Companies and with the Companies’ reasonable cooperation, cause to be prepared a prorations and credit statement (the “Preliminary Statement”) which shall reflect all of the prorations, credits and other adjustments in payment at Closing required under this Section 8 or under any other provision of this Agreement. As soon as the Parties have agreed upon the Preliminary Statement, they shall jointly deliver a mutually signed copy thereof to Escrow Agent. To the extent the Parties are unable to agree by Closing on any item on the Preliminary Statement, Contributors’ estimation of such item shall be used and such item shall be finally resolved on the Final Statement pursuant to Section 11.

8.9 Utility Deposits; Loan Impounds and Debt Service. Notwithstanding any other provision of this Agreement, no prorations shall be made or credits allowed with respect to any utility deposits, impound or escrow accounts with respect to any Lien, or any interest, prepayment premium or other payments on any Lien, all of which shall remain the sole property or obligation of the applicable Contributor or Contributors, except for Breakage Costs which shall be paid as set forth in Section 3.1 and costs associated with the termination of Excluded Contracts which shall be paid as set forth in Section 2.1.

9.	Conditions to Closing.

9.1 In the Companies’ Favor. In addition to the conditions specified in Section 4, the Companies’ obligation to close Escrow shall be subject to timely satisfaction of each of the following conditions:

(a) Performance of Contributors’ Obligations. Performance by Contributors of all of their material obligations under this Agreement to be performed at or before Closing including, without limitation, the satisfaction of the requirements of Section 10.3 and Section 7.1(c).

(b) Accuracy of Warranties and Representations. The accuracy, as of Closing, of each of the warranties and representations set forth in Section 5.1 that are qualified as to materiality and the accuracy in all material respects, as of Closing, of each of the warranties and representations set forth in Section 5.1 that are not so qualified as to materiality.

(c) REIT IPO Closing. The REIT IPO Closing shall have occurred.

(d) Satisfactory Title Policies. Issuance at Closing of the Title Policy, as prescribed in the definition of “Title Policy” in Section 1.

(e) Consent to Assignment of Ground Leases. Contributors’ delivery to the Companies at or prior to Closing of the consent of the lessor(s) under the Ground Lease to the assignment of all of the applicable Contributor’s right, title and interest in the Ground Lease (without material modification thereof) (the “Ground Lease Consent”), duly executed and acknowledged by the applicable lessor(s), in a recordable form reasonably satisfactory to the Companies without material exception, reservation or qualification. If requested by the lessor(s) under the Ground Lease as a prerequisite for giving such consent, the Operating Partnership shall concurrently execute and deliver to such lessor(s) a recordable instrument (to be effective only upon Closing), in such form as the lessor(s) may reasonably require, agreeing to assume all obligations and liabilities of the grantee accruing under the Ground Lease from and after the assignment thereof to the Operating Partnership.

(f) Estoppel Certificates for Ground Leases. Contributors’ delivery to the Companies of a Ground Lease Estoppel Certificate from each lessor under the Ground Lease without material exception, reservation or qualification.

(g) Consents to Assignment of Offsite Rights. With respect to each of the material Offsite Rights (if any) the transfer of which to the Operating Partnership requires, in the Companies’ good faith judgement, the consent of the grantor of such rights, Contributors’

delivery to the Companies at or prior to Closing of such consent (“Offsite Rights Consent”), duly executed and acknowledged by the grantor of such rights, in a recordable form reasonably satisfactory to the Companies without material exception, reservation or qualification. If requested by the grantor as a prerequisite for giving such consent, the Operating Partnership shall concurrently execute and deliver to such grantor a recordable instrument (to be effective only upon Closing), in such form as the grantor may reasonably require, agreeing to assume all obligations and liabilities of the grantee accruing under such Offsite Rights from and after the assignment thereof to the Operating Partnership.

(h) Estoppel Certificates for Offsite Rights. With respect to each of the material Offsite Rights (if any) for which the Companies request the same, Contributors’ delivery to the Companies of a certificate duly executed by the grantor of such rights (“Offsite Rights Estoppel Certificate”), in form and substance reasonably satisfactory to the Companies and without material exception, reservation or qualification, (A) addressed to the Companies and dated no earlier than 30 Days prior to the Closing Date, (B) identifying such Offsite Rights and stating that the agreement or other instrument evidencing them is in full force and effect (with only such amendments and other modifications as may be identified in such certificate) and that, to the grantor’s knowledge, no event of default (or event or condition which with notice, passage of time or both will be an event of default) exists on the part of the grantee, (C) acknowledging that the Companies and their successors, assigns and encumbrancers are entitled to rely upon such certificate in connection with any purchase or financing of the applicable Hotel, and (D) signed by an officer or other duly authorized representative of the grantor; provided, that, as promptly as practicable following the Effective Date, the Companies shall have identified each of the Offsite Rights (if any) for which they will request an Offsite Rights Estoppel Certificate and shall prepare, and submit to Contributors the desired form of such certificate. If the Companies have determined that an Offsite Rights Consent is also required with respect to such Offsite Rights, Contributors may combine the two documents in one.

(i) Estoppel Certificates for Hotel License Agreements. Contributors’ delivery to the Companies of a Hotel License Estoppel Certificate from each franchisor under each Hotel License Agreement that is being assigned to and assumed by the Companies, without material exception, reservation or qualification.

(j) Consents to Other Assignments. Where required under the terms of such agreements, the consent of the non-assigning party to each Material Contract or Lease which the Companies are obligated, or elect, to accept under this Agreement, without requirement that the Companies pay any amount, incur any additional obligation or liability, agree to any material change in the assigned contract or waive any rights or benefits thereunder, in order to obtain such consent.

(k) Tenant Estoppel Certificates. Delivery to the Companies of a Tenant Estoppel Certificate with respect to each Lease in force as of Closing, executed by the tenant thereunder without material exception, reservation or qualification.

(l) Physical Condition. No material alteration or other change in the physical condition, structure or appearance of any Hotel having occurred since the Effective Date, normal wear and tear, damage by Casualty excepted. For purposes of this Section 9.1(l), an alteration or other change shall be deemed material if its cost, together with other alterations that would be otherwise be immaterial, exceeds $250,000 or if it results in the permanent elimination of any guest room, conference room or other revenue-generating facility within any Hotel without the Companies’ prior written consent.

9.2 In Contributors’ Favor. The obligation of Contributors to close Escrow shall be subject to timely satisfaction of each of the following conditions:

(a) Performance of the Companies’ Obligations. Performance by the Companies of all of the Companies’ material obligations under this Agreement to be performed at or before Closing including, without limitation, the satisfaction of the requirements set forth in Section 10.4.

(b) Accuracy of Warranties and Representations. The accuracy (without reference to the state of the Companies’ Knowledge), as of Closing, of each of the warranties and representations of the Companies set forth in Section 5.2 that are qualified as to materiality and the accuracy in all material respects (without reference to the state of the Companies’ Knowledge), as of Closing, of each of the warranties and representations set forth in Section 5.2 that are not so qualified as to materiality.

(c) REIT IPO Closing. The REIT IPO shall have occurred.

9.3 Pre-Closing Damage or Destruction.

(a) Termination Rights. If, prior to Closing, a Material Casualty shall occur, the Companies shall have the right, at their election, to terminate this Agreement, by written notice given to Contributors on or before the Closing Date. If a Material Casualty occurs fewer than ten Business Days before the Closing Date, notwithstanding any other provision hereof, the Companies shall have the right to extend the Closing Date until the 15th Business Day after the occurrence of such Material Casualty in order to make the election permitted by this Section 9.3(a).

(b) If No Termination.

(1) If, prior to Closing, any part of the Hotel Premises of any Hotel is damaged or destroyed (a “Casualty”), and the Companies either do not have or elect not to exercise the right under Section 9.3(a) to terminate this Agreement, this Agreement shall continue in force and, upon Closing:

(A) If such Casualty shall be covered by casualty insurance, the Companies shall be entitled to a credit against the Contribution Consideration equal to the sum of (1) the difference (if a positive number) between (i) the reasonably estimated cost of repairing, restoring or replacing such Casualty as determined in accordance with the Appraisal Process (the “Estimate”) and (ii) the written settlement offer of the applicable insurer relative to such Casualty (the “Insurer”), and (2) the amount of any deductible applicable to the insurance claim for such Casualty, and Contributors shall assign to the Operating Partnership all of Contributors’ rights to any recovery under such insurance policy (other than business interruption insurance proceeds for the pre-Closing period). The “Appraisal Process” shall consist of, (x) in the case of any casualty which shall occur within fifteen (15) days of Closing, the reasonably estimated cost of repairing, restoring or replacing such Casualty as estimated by the Independent Contractor, or (y) in the case of any Casualty not subject to (x) above, (aa) if the Companies’ Contractor’s and Contributors’ Contractor’s respective estimation of the cost of repairing, restoring or replacing such Casualty shall not differ by greater than ten percent (10%) of the lower number, the average of the Companies’ Contractor’s and Contributors’ Contractor’s respective estimations, or (bb) in all other cases not subject to (aa), the selection by the Independent Contractor in its sole judgment of either the Companies’ Contractor’s or Contributors’ Contractor’s reasonably estimated cost of repairing, restoring or replacing such Casualty; provided, that, the Independent Contractor shall be required to select either the Companies’ Contractor’s estimate or Contributors’ Contractor’s estimate and shall have no authority to average or otherwise modify such estimates.

(B) Notwithstanding Section 9.3(b)(1)(A), if, as of the Closing, no settlement offer shall have been received by Contributors from the Insurer, then the Companies shall be entitled to a credit against the Contribution Consideration at Closing equal to the sum of (I) an amount equal to twenty percent (20%) of the Estimate plus (II) the amount of any deductible applicable to the insurance claim for such Casualty.

(C) From and after the Closing, the Operating Partnership shall be entitled to all amounts of casualty insurance (including any amounts recoverable under any rent loss or business interruption policy to the extent applicable to periods on and after Closing) received relative to such Casualty, and Contributors shall assign the right to receive all such amounts to the Operating Partnership at Closing. Contributors shall use commercially reasonable efforts (at Contributor’s cost) to cooperate with and assist the Operating Partnership in collecting all amounts of insurance assigned to the Operating Partnership pursuant to this Section 9.3(b). If the (w) amount ultimately recovered by the Operating Partnership from the Insurer relative to such Casualty (excluding any amounts recoverable under any rent loss or business interruption policy) is less than (x) the difference of the Estimate minus the amount of any credit to the Contribution Consideration received by the Companies at Closing pursuant to this Section 9.3(b), then Contributors shall pay the Operating Partnership the amount of such deficit within ten (10) Days plus interest on such amount at a rate per annum equal to the prime rate (as published in the Wall Street Journal) accruing from the Closing Date through the date of such payment. If (y) the amount ultimately recovered by the Operating Partnership from the Insurer relative to such Casualty (excluding any amounts recoverable under any rent loss or business interruption policy) is greater than (z) the difference of the Estimate minus the amount of any credit against the Contribution Consideration received by the Companies at Closing pursuant to this Section 9.3(b), then the Companies shall pay Contributors the amount of such excess within ten (10) Days plus interest on such amount at a rate per annum equal to the prime rate (as published in the Wall Street Journal) accruing from the Closing Date through the date of such payment.

(D) If such Casualty shall not be covered by casualty insurance, the Companies shall be entitled to a credit to the Contribution Consideration at Closing equal to the Estimate.

(E) If any Casualty shall be partially repaired, restored or replaced as of the Closing Date, (x) the Companies shall be entitled to a credit to the Contribution Consideration equal to the Estimate, (y) Contributors shall assign to the Operating Partnership any contracts for such repair, restoration or replacement and (z) notwithstanding the first sentence of Section 9.3(b)(1)(C) but otherwise subject to Section 9.3(b)(1)(C) and other than with respect to any Casualty described in Section 9.3(b)(1)(D), Contributors shall only be required to assign to the Operating Partnership insurance proceeds relative to such Casualty, to the extent such proceeds exceed the costs actually incurred by Contributors in connection with such repair, restoration or replacement.

(2) If, prior to Closing, any part of the Hotel Premises of any Hotel is taken by eminent domain (a “Condemnation”), and the Companies either do not have or elect not to exercise the right under Section 9.3(a) to terminate this Agreement, this Agreement shall continue in force and, upon Closing, the Operating Partnership shall be entitled to all condemnation awards that have been paid or may thereafter be payable to or for the account of any Contributor in connection with such Condemnation. At Closing, the Companies shall receive a credit against the Contribution Consideration equal to the amount of any award for such Condemnation already received by any Contributor.

10.	Closing.

10.1 Closing Date; Location. Concurrently with the REIT IPO Closing, the parties shall take all actions necessary to effect the Closing. The Closing shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178 unless otherwise agreed by the Parties. The date on which the Closing shall occur shall be referred to as the “Closing Date.”

10.2 Pro Forma Title Policies. To facilitate Closing, the Parties shall direct the Title Company to prepare and deliver to Contributors and the Companies, at least five Business Days before the Closing Date, a pro forma of the Title Policies for each Hotel, reflecting the substantive form in which the Title Company then anticipates issuing such policy as of Closing.

10.3 Contributors’ Deliveries.

(a) Pre-Closing. On or before the date that is ten (10) Business Days prior to the Closing Date (the “Escrow Delivery Date”), Contributors shall deliver or cause to be delivered to Escrow Agent:

(1) The Deed and every other Transfer Instrument (if any) relating to each Hotel that the Companies wish to be recorded (including, if the Companies so elect, any Offsite Rights Assignment), all duly executed and acknowledged by the applicable Contributors, for recording at Closing in the official land records of the county where the applicable Hotel is located.

(2) A counterpart of the FIRPTA Certificate and any analogous state-specific form, duly executed by all Contributors.

(3) Such other documents as the Escrow Agent or the Title Company may reasonably require from Contributors in order to effect Closing in accordance with this Agreement (including, without limitation, owner’s affidavit, gap indemnity, declarations or affidavits of value, certificates of good standing, incumbency certificates, certified copies of Contributors’ governing and authorization documents and any required tax waivers and such other documents specified on Schedule 10.3).

(b) At Closing. At Closing, Contributors shall deliver or cause to be delivered to the Companies, at the Place of Closing (except as otherwise specified in Section 10.3(a) or below):

(1) Two counterparts of each of the Transfer Instruments (except those delivered to Escrow Agent pursuant to Section 10.3(a), which shall be deemed constructively delivered to the Companies at Closing), all duly executed and (in the case of the Tenant Leases Assignment) acknowledged by Contributors.

(2) Two counterparts of the Contributors’ Closing Certificate, executed by each Contributor.

(3) A counterpart of the Asset Management Agreement, duly executed by Ventures LLC.

(4) A counterpart of the FIRPTA Certificate and any analogous state-specific form, duly executed by each Contributor.

(5) The Originals or copies if such Originals are not in the possession or control of Contributor (except that Originals of Offsite Rights, Contracts, Leases and Hotel Records, to the extent at Closing located in the appropriate place in the applicable Hotel, shall be deemed delivered with possession of such Hotel).

(6) Each Ground Lease Assignment and Consent, Ground Lease Estoppel Certificate, Offsite Rights Consent, Offsite Rights Estoppel Certificate, Hotel License Estoppel Certificate, Tenant Estoppel Certificate and other consent to assignment of Contracts obtained by Contributors, to the extent not previously delivered to the Companies.

(7) For each Lease, a notice from the applicable Contributor to the tenant thereunder, in the form attached hereto as Exhibit R, advising of the contribution of the applicable Hotel to the Operating Partnership.

(8) If applicable, the net amount owing to the Companies under Section 8.1 (as shown by the Preliminary Statement).

(9) Any other instrument or other document the delivery of which at Closing is specified elsewhere in this Agreement to be an obligation or condition to be satisfied by Contributors.

10.4 The Companies’ Deliveries.

(a) Pre-Closing. Except for Section 10.4(a)(1) which shall be delivered on the Closing Date, on or before the date that is ten (10) Business Days prior to the Closing Date, the Companies shall deliver to Escrow Agent:

(1) Good and immediately available funds in an amount equal at least to the sum of (A) the Cash Component, plus (B) the Companies’ share of Closing costs to be paid through Escrow, plus or minus (C) the net amount owing Contributors or the Companies (as the case may be) under Section 7.1 (as shown by the Preliminary Statement).

(2) Duly issued certificates representing the Share Component.

(3) Any Transfer Instrument requiring the Operating Partnership’s signature to be recorded at Closing, duly executed and acknowledged by the Operating Partnership.

(4) Such other documents as Contributors, the Escrow Agent or the Title Company may reasonably require from the Companies in order to effect Closing in accordance with this Agreement (including, without limitation, affidavits or declarations of value, certificates of good standing, incumbency certificates and certified copies of the Companies’ governing and authorization documents).

(b) At Closing. At Closing, the Companies shall deliver to Contributors, at the Place of Closing (except as otherwise specified in Section 10.4(a)):

(1) Two counterparts of each of the Ground Lease Assignment, Tenant Leases Assignments, the Contract Assignments, the General Assignments and each Offsite Rights Assignment (if any), duly executed by the Operating Partnership.

(2) A counterpart of the Asset Management Agreement, duly executed by the Operating Partnership.

(3) Any other instrument or other document the delivery of which at Closing is specified elsewhere in this Agreement to be an obligation or condition to be satisfied by the Companies.

10.5 Closing Costs.

(a) Paid by Contributors. Contributors shall pay:

(1) If customary in the jurisdiction in which the Hotel is located, all charges for Title Reports, the Surveys, and the Title Policies.

(2) All transfer taxes, stamp taxes, documentary taxes, sales taxes and similar excises imposed on the sale, conveyances, transfers and assignments under this Agreement.

(3) All recording and filing fees and charges incurred in connection with the recording or other filing of the Transfer Instruments.

(4) One-half of Escrow Agent’s fees and expenses for administering Escrow.

(b) Paid by the Companies. The Companies shall pay:

(1) If customary in the jurisdiction in which the Hotel is located, all charges for the Title Reports, the Surveys, and the Title Policies.

(2) One-half of Escrow Agent’s fees and expenses for administering Escrow.

(c) Other Closing Costs. Any other charges and expenses incurred in effecting Closing shall be evenly allocated between the Contributors on the one hand and the Companies on the other hand, except as may be otherwise specifically set forth in this Agreement.

10.6 Completion of Closing. Closing shall be effected as follows:

(a) At such time as the Transactors and Counsel have confirmed (A) the delivery to Escrow Agent of each of the items specified in Sections 10.3(a) and 10.4(a) and (B) tender of delivery of each of the items specified in Sections 10.3(b) and 10.4(b) and provided Escrow Agent has not advised the Companies of any apparent obstacle to issuing the Title Policies as of Closing), the Parties through their respective Transactors or Counsel shall instruct Escrow Agent or the Title Company to record the Deeds and any other Transfer Instruments to be recorded in the appropriate place and delivering the rest of Contributor’s Closing Documents to the Companies and the Companies’ Closing Documents to Contributors.

(b) Escrow Agent shall make the following disbursements from Escrow as soon as the Title Company has irrevocably committed to issue the Title Policies to the Operating Partnership:

(1) Disburse to each Secured Lender the amount which shall satisfy and pay in full all amounts outstanding as set forth in the pay off letters (including any Breakage Costs) under all Secured Loans to which such Secured Lender is a party.

(2) Disburse to Contributors the (A) Share Component, minus (B) amounts disbursed to each Secured Lender pursuant to Section 10.6(b)(1), minus (C) Contributors’ share of Closing costs to be paid through Escrow, plus (D) the net amount owing to Contributors (if applicable) under Section 8.1 (as shown by the Preliminary Statement).

(3) Disburse to the Companies the net amount owing to the Companies (if applicable) under Section 8.1 (as shown by the Preliminary Statement).

(4) Pay Closing costs specified in Section 10.5.

(5) Disburse all excess funds as directed by the Companies on the settlement statement.

Disbursements to a Party shall be made by wire transfer of current funds to an account at a commercial bank within the United States, as designated to Escrow Agent by such Party or its Counsel; but if no such account has been so designated to Escrow Agent by the Business Day immediately preceding the Closing Date, Escrow Agent may instead disburse by (A) its own check, for any amount of $10,000 or less or (B) cashier’s check, for any amount exceeding $10,000, dispatched on the Closing Date by overnight courier service to the applicable Party at the address for notices to such Party hereunder.

10.7 Escrow and Recording Instructions. This Agreement shall also serve as instructions to Escrow Agent regarding the recording of instruments and disbursement of funds from Escrow; but the Parties shall jointly execute and deliver to Escrow Agent or the Title Company such supplementary or general instructions as may be required under any other provision of this Agreement or reasonably requested by Escrow Agent or the Title Company. If there is any conflict between supplementary and general instructions delivered pursuant to this Section 10.7 and the provisions of this Agreement, the latter shall control as between the Parties. All subsequent instructions to Escrow Agent shall be in writing and Escrow Agent shall not be obligated to rely or act upon any oral instructions, except that authorization to close may be given orally (including by telephone) so long as such authorization is not conditioned upon compliance with other oral instructions. The Parties may deliver instructions to Escrow Agent by fax, without need to confirm by delivery of duplicate instructions in any other manner.

10.8 Delivery of Possession. Contributors shall cause possession of the Hotels to be delivered to the Operating Partnership immediately upon Closing, free and clear of all leases, tenancies and occupancies except for (A) the rights of the tenants under the Leases in force as of Closing, (B) Hotel guests, (C) rights of parties under Assumed Contracts and (D) possessory rights and interests included among the Permitted Exceptions or otherwise permitted hereunder.

10.9 Procedure for Termination of Escrow. Upon any termination of this Agreement, Contributors and the Companies shall each promptly give Escrow Agent written instructions to cancel Escrow and disburse all funds and documents (if any) then held in Escrow in accordance with the provisions of this Agreement. If the Parties give Escrow Agent conflicting instructions regarding cancellation of Escrow or disposition of any funds or documents in Escrow, or if one Party gives Escrow Agent instructions to terminate Escrow and the other Party fails to give any instruction, then:

(a) Escrow Agent shall promptly notify each Party in writing of such conflicting instructions or failure by one Party to give instructions and request that the Parties deliver joint written instructions regarding Escrow.

(b) Where one Party has given instructions to terminate Escrow and the other has failed to give any instructions, Escrow Agent shall comply with instructions given by the first Party if the second Party has not given Escrow Agent instructions within five (5) Business Days after Escrow Agent’s notice of such failure.

(c) Where the Parties have given conflicting instructions, Escrow Agent shall take no action to terminate Escrow or disburse funds or documents out of Escrow except pursuant to further, joint instructions from the Parties or a final court order or judgment or except as provided in Section 10.9(d).

(d) If the Parties fail, within sixty (60) Days after delivery of such demand, to deliver to Escrow Agent joint instructions resolving such disputed matter, Escrow Agent shall have the right to file an action in interpleader against all the Parties in any court of competent jurisdiction sitting in New York, New York, and to deposit with such court all of the funds and other items held in Escrow, whereupon Escrow Agent shall be discharged from any further obligations or liability with respect to Escrow. The Parties, jointly and severally, shall Indemnify Escrow Agent from and against any claim, liability and expenses resulting from such interpleader action.

10.10 Maintenance of Confidentiality by Escrow Agent. Except as may be otherwise required by applicable Law, Escrow Agent shall maintain the existence, terms and nature of this transaction and the identities of the Parties in strictest confidence and shall not disclose any thereof to any third party (including, without limitation, any broker) without the prior written consent of all the Parties.

11.	Post-Closing Adjustments.

11.1 Final Closing Statement. No later than 135 Days after Closing, the Companies shall prepare and deliver to Contributors a final Closing statement (the “Final Statement”), which shall correct the estimates and (if necessary) other amounts used in the Preliminary Statement, based on the Companies’ post-Closing examination of the books and records of the Hotels for the applicable periods during which Closing occurred and on relevant items of revenue or expense discovered after Closing (including, without limitation, Hotel Payables first identified after Closing). Contributors shall be deemed to have accepted the Final Statement as prepared by the Companies, except for such items as to which Contributors specifically object (including the basis for such objection) in a written notice given to the Companies within 30 Days after the Companies deliver the Final Statement to Contributors.

11.2 Disputes. If Contributors give timely and proper notice of objection to any item(s) on the Final Statement, and Contributors and the Companies are unable between themselves to resolve each such item and agree upon the Final Statement within 45 Days after the Companies deliver the Final Statement to Contributors, then the Parties shall agree upon a national accounting firm to determine the appropriate treatment and amount of the remaining disputed items. If the Parties are unable to agree upon and engage such a firm within 60 Days after the Companies deliver the Final Statement to Contributors, then either Party shall have the right to apply to the American Arbitration Association, through its office in New York, New York, for the selection of a qualified independent arbitrator in accordance with the applicable rules and procedures of such association. The written determination of such accounting firm or arbitrator with respect to each such disputed item shall be binding and conclusive upon all Parties and shall become part of the agreed Final Statement. Contributors and the Companies shall pay in equal shares the fees and other expenses of such firm or arbitrator (as well as any fees of the American Arbitration Association, if requested to select the arbitrator).

11.3 Settlement. Within 10 Business Days after Contributors and the Companies agree on (or the Companies have been deemed to have accepted) the Final Statement or after the last timely objection by Contributors have been resolved under Section 11.2, the Companies or Contributors (as the case may be) shall pay to the other the net amount owing on the final settlement of the Closing prorations, credits and other adjustments, as shown by the agreed Final Statement. Except for plain mathematical error or as provided in Section 11.4, no further adjustments or payments shall be required with respect to such prorations, credits and other adjustments. All payments pursuant to this Section 11.3 shall be made in cash.

11.4 Subsequent Tax Bills. Contributors and the Companies shall adjust the prorations of Property Taxes at each time after Closing that any more current, corrected or supplemental bill, assessment or deficiency notice is issued with respect to any Property Tax for a period which in whole or part precedes Closing (a “Subsequent Bill”). Each such adjustment shall be made and settled between Contributors and the Companies by the appropriate payment from one to the other no later than the later of the settlement date specified in Section 11.3 or 30 Days after either the Companies or Contributors deliver to the other a Subsequent Bill.

12.	Third–Party Claims and Obligations.

12.1 Assumed and Retained Liabilities. The Companies shall Indemnify Contributors from and against any and all Claims that Contributors incur by reason of any obligation or liability expressly assumed by the Companies pursuant to this Agreement, including, without limitation (A) obligations under the Ground Leases, Leases, Offsite Rights Agreements and Assumed Contracts, in each case, to the extent arising or accruing after Closing and, (B) the Hotel Payables with respect to which the Companies have received a proration credit (but only to the extent of such credit). Contributors shall Indemnify the Companies from and against any and all Claims which the Companies incur by reason of any obligation or liability retained by Contributors pursuant to this Agreement, including, without limitation (i) obligations under the Ground Leases, Leases, Offsite Rights Agreements and Assumed Contracts, in each case, to the extent arising or accruing prior to Closing, (ii) any Excluded Contracts and (iii) any Disputed Payables (or any other Hotel Payable except to the extent the Companies have received a proration credit therefor).

12.2 Employee Liabilities. Contributors shall remain responsible for all (A) claims made or suits brought with respect to Employee Liabilities prior to Closing, and (B) Employee Liabilities with respect to Hotel Employees accruing prior to Closing (except those which are directly related to a termination of employment after Closing or which otherwise first arise after Closing). The Operating Partnership shall be responsible for (x) Claims made or suits brought with respect to Employee Liabilities first arising following Closing, and (y) Employee Liabilities with respect to Hotel Employees accruing after Closing (except those which are directly related to a termination of employment before Closing or which otherwise first arise before Closing).

12.3 WARN Act Liability. The Manager and Contributors shall comply with the requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) (and any similar state law applicable to any Contributor) with respect to any “layoff,” “mass layoff,” “plant closing,” “relocation” or “termination,” as those terms are defined in the WARN Act (and any similar state law applicable to any Contributor), which may result from the Manager’s or any Contributor’s termination of the employment of any of its employees in connection with the transactions contemplated by this Agreement.

13.	Indemnification.

13.1 Indemnification; Survival.

(a) Indemnification by Contributors. Each Contributor jointly and severally covenants and agrees that such Contributor will indemnify, defend, protect and hold harmless the Companies and their officers, partners, directors, divisions, subdivisions, affiliates, subsidiaries, parents, agents, employees, successors and assigns at all times from and after the date of this Agreement from and against all Claims incurred by the Companies as a result of or arising from (i) any breach of the representations and warranties made by the Contributors set forth herein or on the schedules or certificates delivered in connection herewith, (ii) any nonfulfillment of any covenant or agreement on the part of the Contributors under this Agreement, or (iii) any liability of Contributors or the Hotels arising all or to the extent in part from an event, act or circumstance occurring prior to the Closing Date, including, without limitation, any Taxes of Contributors.

(b) Indemnification by the Companies. The Companies covenant and agree that they will indemnify, defend, protect and hold harmless the Contributors and their officers, partners, directors, trustees, divisions, subdivisions, affiliates, subsidiaries, parents, agents, employees, successors and assigns at all times from and after the date of this Agreement from and against all Claims incurred by the Contributors as a result of or arising from (i) any breach of the representations and warranties made by the Companies set forth herein or on the schedules or certificates attached hereto, or (ii) any nonfulfillment of any covenant or agreement on the part of the Companies under this Agreement, or (iii) any liability of the Companies or the Hotels arising all or to the extent in part from any event, act or circumstance occurring on or following the Closing Date, including, without limitation, any Taxes of the Companies.

13.2	Third-Party Claims and Obligations.

(a) Offsite Rights. Contributors shall jointly and severally Indemnify the Companies from and against any and all Claims that the Companies incur by reason of any alleged default on the part of any Contributor under an Offsite Rights agreement based upon an event or condition occurring (or alleged to have occurred) prior to Closing. The Companies shall Indemnify Contributors from and against any and all Claims that any Contributor incurs by reason of any alleged default on the part of the Companies under any Offsite Rights agreement based upon an event or condition occurring (or alleged to have occurred) after Closing.

(b) Ground Lease. Contributors shall jointly and severally Indemnify the Companies from and against any and all Claims the Companies incur by reason of any alleged default on the part of any Contributor under the Ground Lease based upon an event or condition occurring (or alleged to have occurred) prior to Closing, unless such event or condition is disclosed on the Ground Lease Estoppel Certificate. The Companies shall Indemnify Contributors from and against any and all Claims that Contributors incur by reason of any alleged default on the part of the Companies or the Manager under a Ground Lease based upon an event or condition occurring (or alleged to have occurred) after Closing.

(c) Lease. Contributors shall jointly and severally Indemnify the Companies from and against any and all Claims the Companies incur by reason of any alleged default on the part of any Contributor or the Manager under a Lease based upon an event or condition occurring (or alleged to have occurred) prior to Closing. The Companies shall Indemnify Contributors from and against any and all Claims that Contributors incur by reason of any alleged default on the part of the Companies or the Manager under a Lease based upon an event or condition occurring (or alleged to have occurred) after Closing.

(d) Contracts and Assumed Contracts. Contributors shall jointly and severally Indemnify the Companies from and against any and all Claims that the Companies incur by reason of (i) any alleged default on the part of any Contributor or the Manager under a Contract not assigned to the Companies at Closing or (ii) any alleged default on the part of any Contributor or the Manager, as applicable under an Assumed Contract, where the allegation of such default is based on an event or condition which occurred or arose (or is alleged to have occurred or arisen) prior to Closing. The Companies shall Indemnify Contributors from and against any and all Claims that Contributors incur by reason of any alleged default on the part of the Companies or the Manager under an Assumed Contract, where the allegation of default is based upon an event or condition which arose or occurred (or is alleged to have arisen or occurred) after Closing.

(e) Assumed and Retained Liabilities. Contributors, jointly and severally on the one hand, and the Companies on the other hand shall each Indemnify the other from and against any and all Claims that the indemnified Party incurs by reason of any obligation or liability which is expressly provided to be the obligation or responsibility of the indemnifying Party in this Agreement. Without limiting the generality of the foregoing: (A) the Companies shall Indemnify Contributors from and against any and all Claims that Contributors incur by reason of any Hotel Payable assumed by the Operating Partnership hereunder, (B) Contributors shall Indemnify the Companies from and against any and all Claims that the Companies incur by reason of any Disputed Payable or any Hotel Payable or Tax which remains the responsibility of Contributors hereunder, and (C) Contributors shall reimburse the Companies, within ten Days after written demand therefor, for each Voucher honored by the Companies after 120 Days following Closing for which the Companies have not previously been credited (such reimbursement to be at face value for any Voucher issued in a specific dollar amount, at corporate room rates in excess of payment accompanying the Voucher if issued for free or reduced rate rooms, and otherwise at estimated retail value, including sales and other excise taxes, if any, which the Companies will be obligated to pay in connection with honoring such Voucher, if issued for food, beverages, other merchandise or services).

(f) Tort Claims. Contributors shall Indemnify the Companies from and against any and all Claims that the Companies incur by reason of any alleged injury or damage to the person or property of another based upon an event or condition occurring (or alleged to have occurred) at any Hotel prior to Closing. To the extent that Contributors pay any such claim, liability and related expenses under this Section 13.2(f), Contributors reserve the right to recover from Manager or any insurer therefor. The Companies shall Indemnify Contributors from and against any and all Claims that Contributors incur by reason of any alleged injury or damage to the person or property of another based upon an event or condition occurring (or alleged to have occurred) after Closing.

(g) Indemnification of Related Persons. Any indemnification of any Party against third-person claims contained in this Section 13 shall also run in favor of such Party’s partners, members, shareholders, directors, trustees, officers, Affiliates, agents and managers, and the employees of each of them, all of whom are intended by the Parties to be third-party beneficiaries of this Section 13.2.

(h) Procedures for Third-Party Claims.

(1) Notice of Claim. Whenever any person indemnified under this Section 13.2 (an “Indemnified Person”) learns, through the filing of a claim, demand letter or otherwise, of the existence of a Claim to which such Indemnified Person believes this Section 13.2 applies, the Indemnified Person shall promptly (and, in any event within ten Days) notify the indemnifying Party (the “Indemnifying Party”) and furnish the Indemnifying Party with a copy of each demand, pleading and other communication which the Indemnified Person has received relating to such claim; provided, however, that (subject to the limitation on certain indemnity claims under Section 13.3), no delay on the part of the Indemnified Person in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party thereby is prejudiced.

(2) Indemnifying Party’s Right to Defend. The Indemnifying Party shall have the right to defend the Indemnified Person against any Claim with counsel of its choice reasonably satisfactory to the Indemnified Person so long as (A) the Indemnifying Party notifies the Indemnified Person in writing that the Indemnifying Party shall Indemnify the Indemnified Person from and against such Claim and (B) the Indemnifying Party conducts the defense of such Claim actively and diligently.

(3) Indemnified Person’s Right to Participate. So long as the Indemnifying Party has accepted and is conducting the defense of a Claim in accordance with Section 13.2(h)(2), (A) the Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of such Claim, (B) the Indemnified Person will not consent to the entry of any judgment or enter into any settlement with respect to such Claim without the prior written consent of the Indemnifying Party, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement involving equitable relief against the Indemnified Person with respect to the Claim without the prior written consent of the Indemnified Person.

(4) Indemnified Person’s Right to Assume Control. Unless the Indemnifying Party accepts the defense of a Claim within ten Days after the Indemnified Person has given notice of such Claim and is conducting the defense of a Claim in accordance with Section 13.2(h)(2), then, until the Indemnifying Party does accept the defense of such Claim and so conducts such defense, the Indemnified Person may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such Claim in any manner it reasonably may deem appropriate (and the Indemnified Person need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (A) the Indemnifying Party shall reimburse the Indemnified Person promptly and periodically for the costs of defending against such Claim (including reasonable attorneys’ fees and expenses) if such Claim is covered by an indemnification obligation of the Indemnifying Party hereunder, and (B) the Indemnifying Party shall remain responsible for any liability, loss and expenses the Indemnified Person may suffer as a result of such Claim (including, without limitation, the cost of any settlement made by the Indemnified Party pursuant to this Section 13.2(h)(4)) to the fullest extent provided in this Section 13.

13.3 Limitation on Indemnification. The provisions of, and the Parties’ respective obligations under, this Section 13 shall survive Closing or termination of this Agreement; provided, however, that:

(a) Contributors shall have no liability to the Companies for breach of any warranty or representation or covenant contained herein or otherwise under Section 13.1(a) unless the Companies have given Contributors written notice stating in reasonable detail the factual basis for such claim, before the first anniversary of the Closing Date; provided, that, Claims under Section 5.1(m), Section 7.4, Section 10.5(a)(2), Section 11, Section 13.2(e) and Section 13.2(f) shall not be subject to the foregoing time limit; provided, further, that claims for breaches of Section 5.1(m) must be made in writing and given to Contributors no later than the date that is 90 Days following the expiration of the statute of limitations applicable thereto, in accordance with the procedures set forth in Section 13.2(h).

(b) The Companies shall have no liability to Contributors for breach of any warranty or representation or covenant contained herein or otherwise under Section 13.1(b), unless Contributors have given the Companies written notice stating in reasonable detail the factual basis for such claim, before the first anniversary of the Closing Date; provided, that Claims under Section 7.4, Section 11, Section 13.2(e) and Section 13.2(f) shall not be subject to the foregoing time limit.

(c) The Companies shall not have any liability to Contributors under this Section 13, Section 4.6 or otherwise, for repair or replacement of any damaged portion of any Hotel (i) if Closing occurs or (ii) unless Contributors give the Companies written notice of such damage by the later of (A) 45 Days after the termination of this Agreement or (B) 15 Days after Contributors discover such damage.

(d) The Companies shall not have any liability to Contributors under this Section 13, Section 4.6 or otherwise, for any claims against Contributors resulting from activities of the Companies or the Companies’ representatives pursuant to Section 4.5, unless Contributors give the Companies written notice of such claim within 45 Days after any Contributor receives notice of the same.

(e) Contributors shall have no liability to the Companies pursuant to Section 13.1(a) (the “Companies’ Damages”) unless and until the aggregate amount of the Companies’ Damages exceeds $100,000 (the “Companies’ Deductible”); provided, however, after such amount of the Companies’ Damages exceeds $100,000, all the Companies’ Damages in excess of the first $100,000 shall be recoverable by the Companies. The indemnification obligations of Contributors for breaches of representations, warranties and covenants or otherwise shall be limited to an aggregate amount equal to $                            . All the Companies’ Damages shall be net of any amounts actually recovered by the Companies under insurance policies with respect to such Companies’ Damages. Notwithstanding anything to the contrary contained herein, amounts determined to be payable to the Companies in accordance with Section 10.5(a)(2) and Section 11, or the Companies’ Damages attributable to breaches of Section 5.1(m), shall not be subject to the Companies’ Deductible set forth in this Section 13.3(e).

(f) The Companies shall have no liability to Contributors pursuant to Section 13.1(b) (“Contributor Damages”) unless and until the aggregate amount of Contributor Damages exceeds $100,000 (the “Contributor Deductible”); provided, however, after such amount of Contributor Damages exceeds $100,000, all Contributor Damages in excess of the first $100,000 shall be recoverable by Contributor. The indemnification obligations of the Companies for breaches of representations, warranties and covenants shall be limited to an aggregate amount equal to $                            . All Contributor Damages shall be net of any amounts actually recovered by Contributors under insurance policies with respect to such Contributor Damages. Amounts determined to be payable to Contributors in accordance with Section 11 shall not be subject to the Contributor Deductible set forth in this Section 13.3(f).

14.	Termination.

This Agreement may be terminated at any time prior to the Closing:

(a) by mutual, written agreement between the Companies and Contributors;

(b) by either the Companies or Contributors if the Closing shall not have occurred on or prior to July 30, 2004; provided, that the right to terminate this Agreement under this Section 14 shall not be available to any Party whose breach of warranty, or failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(c) by either the Companies or Contributors if there shall be in effect any law or regulation that prohibits the consummation of the Closing or if consummation of the Closing would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

(d) by Contributors if the REIT IPO Closing shall not have occurred on or prior to the REIT IPO Closing Deadline.

(e) by Contributors if, as a result of action or inaction by the Companies, the Closing shall not have occurred on or prior to the date that is 10 Days following the date on which all of the conditions to Closing set forth in Section 9.1 are satisfied or waived;

(f) by the Companies if, as a result of action or inaction by the Contributors or any of them, the Closing shall not have occurred on or prior to the date that is 10 Days following the date on which all of the conditions to Closing set forth in Section 9.2 are satisfied or waived;

(g) by the Companies or Contributors if there is or has been a material breach or material failure to fulfill on the part of the other Party any of the representations, warranties,

covenants or agreements set forth in this Agreement, which, in the case of any covenant or agreement, is not cured within 10 Days after the non-terminating Party has been notified of the other Party’s intent to terminate this Agreement pursuant to this Section 14; or

(h) by the Companies if the Companies elect to terminate this Agreement in accordance with Section 9.3.

15.	Assignment.

Prior to Closing, the Companies shall have the right, with Contributors’ consent which shall not be unreasonably withheld or delayed, to assign or transfer their rights under this Agreement to any Affiliate of the Companies and/or a partnership or limited liability company with respect to which the Companies or an Affiliate of any of the Companies is a general partner or managing member (either directly or through the general partnership or managing member interest in one or more sub-tier partnerships or limited liability companies), provided that each such assignee concurrently with such assignment assumes, in a written instrument delivered to Contributors, all of the obligations and liabilities of the Companies hereunder. Upon such an assignment, the assignee(s) shall become the Companies for all purposes of this Agreement, and the Companies named herein shall be relieved of any further obligation or liability hereunder except that they shall remain liable with respect to any breach of this Agreement prior to Closing; but no such proposed assignee shall have any obligation or liability hereunder until and unless the assignment to it has been made and accepted in writing. Nothing herein shall be deemed to preclude or prevent the Companies, after Closing, from assigning any of their remaining rights under this Agreement, pro tanto, in conjunction with any sale, lease, secured financing or other conveyance of any of the properties comprising the Hotels or any possessory or security interest therein.

16.	Notices.

Except in the case (if any) where this Agreement expressly provides for an alternate form of communication, any notice, consent, demand or other communication to be delivered to a Party hereunder shall be deemed delivered and received when made in writing and transmitted to the applicable Party either by receipted courier service, or by the United States Postal Service, first class registered or certified mail, postage prepaid, return receipt requested, or by electronic facsimile transmission (“Fax”), at the address or addresses indicated for such Party below (and/or to such other address as such Party may from time to time by written notice designate to the other):

If to Contributors:	c/o AP/APH Ventures, LLC
1201 Constellation Boulevard, #2900
Los Angeles, California 90067
Attention: Michael Weiner
Fax: (310) 843-1950

If to the Companies:	Edward Rohling
2927 Maple Avenue, #503
Dallas, Texas 75201
Fax: (214) 721-1095

with a copy to:	Morgan, Lewis & Bockius LLP
300 South Grand Avenue, 22nd Floor
Los Angeles, California 90071
Attention: Steven M. Ruskin, Esq.
Fax: (213) 612-2501

If to Escrow Agent:	Lawyer’s Title Company
655 Third Avenue, 11th Floor
New York, New York 10017
Attention: Christine Cleary
Fax: (212) 599-3255

and shall be deemed delivered and received: (A) if delivery or Fax transmission is completed before 4:45 p.m. recipient’s local time on a Business Day, or if delivery is attempted but refused between the hours of 9:00 a.m. and 4:45 p.m. recipient’s local time on a Business Day, then on the Day of actual delivery or attempted delivery and (B) otherwise, on the Business Day following the Day of actual delivery or Fax transmission; provided, however, that delivery by Fax shall be effective only if the Fax transmission is confirmed within three Business Days by duplicate notice delivered as otherwise provided herein. Time of delivery or attempted delivery shall be established by postal or courier receipt and time of completion of Fax transmission shall be established by a transmission confirmation log sheet generated by the sending machine. For all purposes under this Agreement, delivery of notice to Ventures LLC shall be deemed to be delivery of such notice to all Contributors.

17.	General Provisions.

17.1 Confidentiality. Except for Permitted Disclosures (defined below), (A) each Party shall keep confidential the terms of this Agreement, (B) until and unless Closing occurs, the Companies shall keep confidential all information regarding Contributors which is not otherwise known by the Companies to be public and which they receive from Contributors or Manager pursuant to this Agreement, and (C) after Closing, Contributors shall keep confidential all such non-public information regarding the Hotels. As used herein, “Permitted Disclosures” include only (i) disclosures by a Party or the Manager to its officers, employees, partners, affiliates, attorneys, accountants and other consultants as reasonably necessary in the negotiation of this Agreement, the conduct of due diligence, the consummation of the transactions contemplated hereby and the exercise of such Party’s rights and the performance of its duties hereunder, (ii) disclosures by the Companies to the board, staff, counsel, accountants and consultants of any assignee or prospective assignee under Section 14 (or of such assignee’s ultimate parent entity), (iii) disclosure to any government regulatory agency which requests the information in question in the course of its regulatory functions, (iv) disclosures by Contributors or the Manager to the Secured Lenders and any other third party from whom a consent or estoppel certificate is required to be obtained to consummate the transactions contemplated hereby, and (v) any other disclosure required by Law (including, without limitation, in connection with the REIT IPO or in response to any subpoena). In the case of any Permitted Disclosure described in clause (i) or (ii) above, the disclosing Party shall advise the person to whom such disclosure is made of the confidential nature of any information disclosed and obtain from such person an undertaking to respect such confidentiality.

17.2 Effect of Termination. Upon any termination of this Agreement, no Party shall have any further obligation or liability to the other hereunder except (i) as provided below (regarding the Companies’ return or destruction of materials received from Contributors), (ii) any remaining obligation of the Companies under Section 4.6, Section 13.3(c) or Section 13.3(d) (with respect to activities of the Companies or their agents upon the Hotel Premises), and (iii) any liability which any Party may have hereunder by reason of the fact that such termination either (A) was wrongfully made by it or (B) resulted from a breach of its warranties, covenants or other obligations hereunder. Within 90 Days after termination of this Agreement without Closing, the Companies shall either return to Contributors or destroy and certify to Contributors that the Companies have destroyed all materials of a confidential nature which the Companies have received from Contributors or Manager pursuant to this Agreement; provided, however, that if any dispute regarding such termination then exists between the Parties, the Companies shall have the right to retain any of such materials which they reasonably determine may be relevant to such dispute until a final resolution thereof.

17.3 Construction; Participation in Drafting. Each Party acknowledges that it and its Counsel have participated substantially in the drafting of this Agreement and agree that, accordingly, in the interpretation and construction of this Agreement, no ambiguity, real or apparent, in any provision hereof shall be construed against a Party by reason of the role of such Party or its Counsel in the drafting of such provision. In construing provisions of this Agreement the rule ejusdem generis shall not apply and the listing of items following the term “include” or “including,” whether or not qualified by phrases like “without limitation” or “but not limited to,” shall be regarded as illustrative and not exhaustive

17.4 No Third-Party Beneficiaries. Except as expressly provided in Section 13, nothing in this Agreement is intended or shall be construed to confer any rights or remedies on any person other than the Parties and their respective successors and assigns, or to relieve, discharge or alter the obligations of any third person to either Party or to give any third person any right of subrogation or action over against any Party. Without limiting the generality of the foregoing, no Hotel Employee shall be deemed a third party beneficiary of any provision of this Agreement.

17.5 Survival of Provisions. To the extent required for its proper effect and subject to Section 13.3, each provision of this Agreement shall survive Closing or termination of this Agreement, regardless of whether this Agreement specifically provides for its survival, and shall not be deemed merged into the Transfer Instruments.

17.6 Integration and Binding Effect. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings and representations of the Parties with respect to the subject matter hereof (including, without limitation, any letter of intent or other such written proposal). This

Agreement may not be modified, amended, supplemented or otherwise changed, except by a writing executed by all Parties. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns.

17.7 Computation of Time. Any time period specified in this Agreement which would otherwise end on a non-Business Day shall automatically be extended to the immediately following Business Day.

17.8 Captions. Article and section headings used herein are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

17.9 Further Assurances. The Parties shall cooperate with each other as reasonably necessary to effect the provisions of this Agreement, shall use reasonable and good faith efforts to satisfy conditions to Closing and, at and after Closing, shall each execute and deliver such additional instruments or other documents as another Party may reasonably request to accomplish the purposes and intent of this Agreement; provided, however, that nothing in this Section 17.9 shall be deemed to enlarge the obligations of the Parties hereunder or to require any Party to incur any material expense or liability not otherwise required of it hereunder.

17.10 Governing Law. This Agreement shall be deemed to be an agreement made under the Laws of the State of New York, without giving effect to the conflict of laws principles thereof.

17.11 Counterparts. This Agreement, and any amendment hereto, may be executed in any number of counterparts and by each Party on separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered, each by its own representative thereunto duly authorized, as of the date first above written.

CONTRIBUTORS:	AP/APH VENTURES, LLC, a Delaware limited liability company

Date: April , 2004	By:

Name

Title:

AP/APMC STOCKTON, L.P., a Delaware limited partnership

	By:	AP/APMC-GP, Inc., a Delaware corporation and its general partner

Date: April , 2004	By:

Name

Title:

AP/APH SAN ANTONIO, L.P., a Delaware limited partnership

	By:	AP/APMC-GP, Inc., a Delaware corporation and its general partner

Date: April , 2004	By:

Name

Title:

[Signature Page to Contribution Agreement]

AP/APH BRANSON, L.P., a Delaware limited partnership

	By:	AP/APMC-GP, Inc., a Delaware corporation and its general partner

Date: April , 2004	By:

Name

Title:

AP/APH TALLAHASSEE, L.P., a Delaware limited partnership

	By:	AP/APMC-GP, Inc., a Delaware corporation and its general partner

Date: April , 2004	By:

Name

Title:

AP/APH DALLAS, L.P., a Delaware limited partnership

	By:	AP/APMC-GP, Inc., a Delaware corporation and its general partner

Date: April , 2004	By:

Name

Title:

[Signature Page to Contribution Agreement]

AP/APH PALM SPRINGS, L.P., a Delaware limited partnership

	By:	AP/APMC-GP, Inc., a Delaware corporation and its general partner

Date: April , 2004	By:

Name

Title:

COMPANIES:	CAPITAL LODGING, a Maryland real estate investment trust

Date: April , 2004	By:

Name

Title:

CAPITAL LODGING, L.P., a Delaware limited partnership

	By:	Capital Lodging, a Delaware real estate investment trust and its general partner

Date: April , 2004	By:

Name

Title:

[Signature Page to Contribution Agreement]

The undersigned hereby accepts this Agreement as its escrow instructions and agrees to act as Escrow Agent hereunder, in accordance with the terms and conditions hereof.

LAWYERS TITLE INSURANCE CORPORATION

By:

Name:

Title:

Date:	, 2004

[Signature Page to Contribution Agreement]

Exhibit A

FORM OF ASSET MANAGEMENT AGREEMENT

A-1

Exhibit 10.6

ASSET MANAGEMENT AGREEMENT

THIS AGREEMENT FOR ASSET MANAGEMENT SERVICES (this “Agreement”) between Capital Lodging Operating Partnership, L.P., a Delaware limited partnership (“Manager”) and AP/APH Ventures, LLC, a Delaware limited liability company (“Company”) is entered into this      day of                     , 2004, to be effective as of the closing date of the initial public offering (the “IPO”) of the common shares of Capital Lodging, a Maryland real estate investment trust (“Capital Lodging”) and an affiliate of the Manager (the “Effective Date”).

RECITALS

A. Company, through separate subsidiaries (the “Owners”), holds ownership interests in those certain hotels more particularly set forth on Exhibit A attached hereto (collectively, the “Hotels,” and individually, a “Hotel”)

B. Manager is willing to provide certain asset management services, as set forth on Exhibit B (the “Services”), with respect to the Hotels.

C. Company desires to retain Manager to perform the Services.

NOW, THEREFORE, in consideration of the covenants, promises, agreements and conditions contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, Company and Manager agree as follows:

AGREEMENT

1. Services. Manager agrees to provide the Services for the Term (as defined below) in accordance with the terms and provisions of this Agreement. Manager will devote such resources as is required in order to perform the Services, and will have control of the means and methods used to provide the Services. Manager shall use its commercially reasonable efforts to promote the success of the Hotels and shall cooperate with the Company in the advancement of the best interests of the Hotels.

2. Term. The term of this Agreement (the “Term”) shall be five (5) years commencing on the Effective Date unless terminated earlier in accordance with the terms hereof.

3. Compensation and Reimbursement of Expenses. Company will pay and provide the following compensation and reimbursement to Manager:

3.1 Asset Management Fee.

(a) Company shall pay Manager a monthly asset management fee in the amount set forth below (the “Management Fee”). The Management Fee will be due and payable for each calendar month in arrears on the tenth (10th) day of the calendar month immediately following the calendar month in which the Management Fee is earned. If the

Effective Date is on a day other than the first day of a calendar month or if this Agreement is terminated on a day other than the last day of a calendar month, then the Management Fee for the calendar month in which the Effective Date falls or during which the Agreement is terminated, respectively, shall be prorated for such calendar month by multiplying such Management Fee by a ratio, the numerator of which is the number of days in such calendar month within the Term and the denominator of which is the number of days in such calendar month.

(b) The Management Fee shall initially be $33,333.00 per month and, beginning on January 1, 2006, such amount shall be subject to an annual increase equal to five percent (5%), in each case, subject to reduction as set forth below, and prorated for any partial calendar month to which such amount applies in the same manner as set forth in Section 3.1(a).

(c) In the event that two or more of the Hotels are sold, transferred or otherwise conveyed to a third party unaffiliated with Company (a “Sale”), whether through a single transaction or through multiple, separate transactions, the total aggregate Management Fee to be paid to Manager pursuant to this Agreement shall be reduced as of the date on which Company provides notice of the closing of the Sale immediately following which two or less Hotels remain subject to this Agreement (the “Applicable Sale”), to $25,000 per month for periods ending prior to January 1, 2006 and increased at a rate of five percent (5%) per year thereafter.

In the event of an Applicable Sale, the Management Fee shall be reduced effective as of the first day of the calendar month immediately following the date of the Applicable Sale; provided, however, in the event that the Applicable Sale occurs on the first day of a calendar month, the Management Fee shall be reduced as of the date of the Applicable Sale (such date being the “Adjustment Date”).

3.2 Expenses. Company shall reimburse Manager for all customary Expenses (as defined below) incurred by representatives of Manager while performing the Services. “Expenses” shall be defined as the reasonable cost of all (a) transportation (including travel on commercial flights within the continental United States in coach class for any flight less than 1,300 miles and in first or business class for any flight equal to or greater than 1,500 miles), lodging, food and beverage, telecommunications and other usual and customary expense while traveling away from the applicable Manager representative’s residence on behalf of Company; (b) long distance telephone charges; (c) printing, copying, mailing and delivery; and (d) other usual and customary expenses incurred in connection with Manager’s performing the Services under this Agreement, but excluding any general overhead or similar costs and expenses, including, without limitation, rent, personal property and equipment expenses, employee compensation and other fixed costs. Any reimbursement owing to Manager from time to time under this Section 3.2 will be paid within thirty (30) days after receipt by Company of an expense report accompanied by substantiating receipts or invoices.

4. Termination.

4.1 Without Cause. Either party may terminate this Agreement without Cause, immediately upon the abandonment of the IPO by Capital Lodging prior to the Effective

Date. On or after December 31, 2005, Company may terminate this Agreement at any time, without Cause, upon ninety (90) days written notice to Manager.

4.2 With Cause. Company may terminate this Agreement for Cause at any time upon two (2) days written notice to Manager, unless a longer period is specifically set forth in the succeeding sentence. “Cause” shall be defined as (a) a material breach of this Agreement, but excluding any such breach capable of being cured which has been cured within fifteen (15) days following written notice thereof; (b) a failure to perform the Services which has not been cured within fifteen (15) days following written notice thereof; (c) misappropriation of any Company funds or property; or (d) Manager’s gross negligence, fraud, willful misconduct or violation of law.

4.3 Sale of Hotels. Upon the Sale of any Hotel, such Hotel shall no longer be covered by this Agreement, and Manager shall no longer perform Services related to such Hotel. Upon the Sale of all of the Hotels, whether through a single transaction or through multiple, separate transactions, this Agreement shall automatically terminate as of the date of the Sale of the last Hotel.

5. Ownership of Work Product. All right, title and interest in and to any data relating to Company’s business operations, including, without limitation, all data and information relating to the Hotels, will remain the exclusive property of Company, whether or not provided to Manager during the provision of the Services. Within twenty (20) days following the expiration of the Term, Manager will promptly return to Company all copies in Manager’s possession of any of Company’s data, records or other materials of whatever nature or kind, including materials incorporating proprietary information of Company, and will furnish to Company all work in progress or portions thereof, including all incomplete work.

6. Confidentiality. During the Term, Company and the Owners, either directly or through their directors, officers, employees, legal counsel, independent certified public accounts or other agents, advisors or representatives (collectively, “Company Parties”), will give Manager access to, and Manager will become familiar with, various trade secrets, confidential financial information, proprietary information of Company, the Owners and others, and other information relating to Company and the Owners including, without limitation, information related to the Hotels (collectively, the “Confidential Material”). Confidential Material does not include any information or material that either (a) is or becomes generally available to the public other than as a direct or indirect result of a disclosure by Manager or Manager’s (or Manager’s subsidiaries’ or affiliates’) directors, officers, employees, legal counsel, lenders and their legal counsel, independent certified public accountants or other agents, advisors or representatives (collectively, including Manager, “Manager Parties”); (b) was known to Manager on a lawful and nonconfidential basis prior to its disclosure to Manager by Company Parties; or (c) becomes available to Manager on a lawful and nonconfidential basis from a third party source (other than Company Parties). Neither this Agreement nor the delivery or communication of any Confidential Material by the Company Parties to Manager or to any other person or entity shall constitute a waiver by Company or the Owners of any privilege, including, without limitation, privileges pertaining to attorney-client communications and attorney work product, that may be asserted by Company or the Owners. Manager will not at any time use or disclose any Confidential Material to any person other than Company or the Owners, and Manager shall be responsible for preventing Manager Parties from so disclosing any such Confidential Material, and Manager will use its commercially reasonable efforts and take all such action as is necessary, at its sole expenses, to prevent any disclosure thereof, including, without limitation, the commencement and prosecution of court proceedings; provided, however, that Manager may disclose such information (i) to those Manager Parties who shall require access thereto for the purpose of performing the Services and who are informed of the confidential nature of the Confidential Material and agree to be bound by the terms hereof; (ii) as may be required by law or to comply with lawful judicial process (and then only after providing Company advance written notice of such disclosure and an opportunity to contest the same); or (iii) with Company’s prior written consent, which may be withheld in Company’s sole discretion. Manager shall use the Confidential Material solely for purposes of performing the Services. Upon Company’s written request, Manager shall promptly return to Company (or Company’s designees), or certify the destruction of, the Confidential Material and any copy of copies thereof made by Manager Parties.

7. Dispute Resolution.

7.1 Arbitration. Any dispute, controversy or claim (except an action for a temporary restraining order, preliminary injunction or similar equitable relief) asserted by any party hereto against another party arising out of or relating to this Agreement or any document or agreement executed pursuant to this Agreement or the breach thereof, shall be settled by arbitration if so requested by any party pursuant to Section 7.2. The arbitration shall be conducted by one arbitrator, who shall be appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration shall be held in New York, New York, and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, except that the rules set forth in this Section 7 shall govern such arbitration to the extent that they conflict with the rules of the AAA.

7.2 Notice; Procedures. Upon written notice by a party to the other parties of a request for arbitration hereunder, the parties shall use their best efforts to cause the arbitration to be conducted in an expeditious manner with such arbitration to be completed within sixty (60) days after selection of the arbitrator. In the arbitration, New York law shall govern, except to the extent those laws conflict with the Commercial Arbitration Rules of the AAA and the provisions of this Section 7. The arbitrator shall permit and set deadlines for reasonable discovery at the request of either party. All other procedural matters shall be within the discretion of the arbitrator. In the event a party fails to comply with the procedures in any arbitration in any manner as determined by the arbitrator, the arbitrator shall fix a reasonable period of time for compliance and, if a party fails to comply within such period, a remedy deemed just by the arbitrator, including, without limitation, an award of default, may be imposed. The prevailing party in any such arbitration shall be awarded costs, including, without limitation, attorneys’ fees, by the arbitrator.

7.3 Binding Nature. The determination of the arbitrator shall be final and binding on the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

8. Manager’s Representations and Warranties. Manager represents and warrants to Company that the execution and delivery by Manager of this Agreement does not, and the performance by Manager of Manager’s obligations hereunder will not, with or without the giving or notice or the passage of time, or both: (a) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency to which Manager is subject; or (b) conflict with, result in the termination or breach of any provision(s) of, or constitute a default under, any agreement to which Manager is a party or by which Manager is or may be bound.

9. Company’s Representations and Warranties. Company represents and warrants to Manager that the execution and delivery by Company of this Agreement does not, and the performance by Company of Company’s obligations hereunder will not, with or without the giving or notice or the passage of time, or both: (a) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency to which Company is subject; or (b) conflict with, result in the termination or breach of any provision(s) of, or constitute a default under, any agreement to which Company is a party or by which Company is or may be bound.

10. Indemnification. In performing the Services, Manager is acting solely in an advisory capacity to Company, and, unless caused by the gross negligence or willful misconduct of Manager, breach of this Agreement by Manager or any act or omission by Manager constituting Cause, Manager shall not be liable, directly or indirectly, for any event or occurrence at or in connection with the Hotels or for any debt or liability whatsoever incurred in connection with the Hotels. Company shall indemnify and hold harmless Manager from and against any and all liability, loss, claims, damages, costs and expenses (“Liabilities”) arising out of or incurred in connection with the ownership, management or operation of the Hotels (including, without limitation, any Liability related to any environmental or hazardous materials condition or occurrence), except those Liabilities caused by the negligence, gross negligence or willful misconduct of Manager, breach of this Agreement by Manager or any act or omission by Manager constituting Cause.

11. Miscellaneous.

11.1 Remedies. Except as otherwise provided herein, the remedies provided by this Agreement will be cumulative and concurrent, and may be pursued singly, successively or together, and may be exercised as often as occasion therefor will occur. No single or partial exercise by any party of any right, power or remedy will preclude any other or further exercise thereof or of any other remedy.

11.2 Authority To Execute. Each person executing this Agreement represents an warrants that it is duly authorized to execute this Agreement by the party on whose behalf it is so executing. Further, each party represents and warrants that the execution of this Agreement will not conflict with, violate or result in a breach of any terms, conditions or provisions of any law, regulation, order, writ, regulation, decree or award of any court of governmental entity with jurisdiction or any agreement to which such party is a party.

11.3 Counterparts. This Agreement may be executed in counterparts, each of which (or any combination of which) when signed by all of the parties shall be deemed an original, but all of which when taken together shall constitute one agreement. Executed copies hereof may be delivered by telecopier and upon receipt shall be deemed originals and binding upon the parties hereto, and actual originals shall be promptly delivered thereafter.

11.4 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, Manager may not assign this Agreement or its rights or obligations hereunder to an entity that is not an affiliate of Manager without the prior written approval of Company, which approval may be given or withheld in Company’s sole and arbitrary discretion.

11.5 Section Headings. The section headings herein are inserted only for convenience and reference and shall in no way define, limit or prescribe the scope or intent of any provisions of this Agreement.

11.6 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and no prior written or oral agreement shall have any force or effect or be binding upon the parties hereto.

11.7 Severability. If any portion of this Agreement is declared by a court of competent jurisdiction to be void or unenforceable, such portion shall be deemed as severed from this Agreement, and the balance of this Agreement shall remain in effect.

11.8 Governing Law. The terms and provisions of this Agreement shall be construed under and governed by the laws of the State of New York, notwithstanding any choice of law or conflict of laws principles. If any action or proceeding is brought concerning this Agreement, it shall be brought in, and the sole and exclusive venue of any such action shall be, a court of competent jurisdiction sitting in New York, New York, or, if in a federal court, in the Southern District of New York.

11.9 Waivers. No failure or delay in exercising any right under this Agreement shall operate as a waiver thereof or of any other right, and the failure of any party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of any original violation. Any waiver by a party of a particular breach or default of this Agreement shall not be deemed to be a waiver of any other prior or subsequent breach or default, and no waiver of any provision of this Agreement shall be effective unless made in writing.

11.10 Amendment. This Agreement may not be amended or terminated except by a written instrument signed by the parties hereto.

11.11 Attorney Fees. Should any party hereto institute any action or proceeding in court or through arbitration to interpret or enforce any provision hereof or for damages by reason of any alleged breach of any provision of this Agreement or for any remedy, the substantially prevailing party shall receive and be awarded all reasonable attorneys’ fees and all court costs in connection with said proceedings.

11.12 Notices. Any notices required by any provision of this Agreement shall be made in writing (including electronic communication) and delivered by United States registered or certified mail, postage prepaid, by reputable overnight courier, prepaid, or by facsimile. Such notice shall be effective three (3) days after the mailing thereof by registered or certified mail, one (1) business day after the mailing thereof by overnight courier, and on the day of confirmed delivery by facsimile. Each party shall give notice to the other party in the event of any change of address. Rejection or refusal to accept delivery or the inability to deliver because of a change of address of which no notice was given shall be deemed to be receipt of notices as of the date such notice was deposited in the mail or delivered to the courier or transmitted via confirmed facsimile. Notices shall be addressed as follows:

If to Company:	AP/APH Ventures, LLC c/o Apollo Real Estate Advisors, L.P. Two Manhattanville Road Purchase, New York 10577-2118 Attention: Ronald J. Solotruk Facsimile: (914) 694-1727

With a copy to:	Apollo Advisors, L.P. 10250 Constellation Boulevard, Suite 2900 Los Angeles, California 90067 Attention: Michael Weiner Facsimile: (310) 843-1950

If to Manager:	Capital Lodging Operating Partnership, L.P. 2927 Maple Avenue, Suite 503 Dallas, Texas 75201 Attention: Edward Rohling Facsimile: (214) 721-1095

With a copy to:	Morgan, Lewis & Bockius LLP 300 South Grand Avenue, Suite 2200 Los Angeles, California 90071 Attention: Steven M. Ruskin Facsimile: (213) 612-2501

11.13 Survival. Notwithstanding the expiration or termination of this Agreement or the Term, this Agreement shall continue in full force and effect as to any provision(s) requiring observance or performance subsequent to any such termination or expiration.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

COMPANY: AP/APH VENTURES, LLC By: AP/APMC Partners, LLC, a Delaware limited liability company, its manager By: AP/APMC-MM, LLC, its managing member By: Kronus Property III, Inc. its manager

By:

Name:

Title:

MANAGER: CAPITAL LODGING OPERATING PARTNERSHIP, L.P. By: Capital Lodging General Partner, LLC, a Delaware limited liability company, its general partner

By:

Name:

Title:

[Signature Page to Asset Management Agreement]

EXHIBIT A

LIST OF HOTELS

Name	Flag	City	State	Keys	Manager	Owner
Stoneleigh	Independent	Dallas	Texas	158	Prism	AP/APH Stoneleigh, L.P.

Radisson Historic Richmond	Radisson	Richmond	Virginia	230	Prism	Historic Richmond Hotel, LLC

Radisson Greentree	Radisson	Greentree	Pennsylvania	467	Radisson	AP/APH Pittsburgh, L.P.

Radisson Plaza Warwick	Radisson	Philadelphia	Pennsylvania	545	Radisson	AP/RAD Venture, L.P.

EXHIBIT B

SERVICES

The following scope of work will be performed by Manager:

•	Competition Analysis—Review hotels in Competitive Sets. Study history of RevPAR penetration. Establish penetration benchmarks. Monitor monthly. Establish and maintain property level communication link with competitors to obtain short term high and low demand periods for effective yield management and short term performance analysis.

•	Overall Performance Analysis—Define the ongoing performance status of each property:

☐	Identify the unique strengths of each property and determine the degree to which the strengths are used to a competitive advantage.

☐	Identify each property’s weaknesses and determine corrective action for those weaknesses that detract from property value.

☐	Study market and cost structure to find opportunities to increase revenues and/or reduce costs. Search for underutilized square footage that could provide lease income and review alternate, higher profit uses for Hotel space generally. Review outsourcing opportunities in conjunction with branded manager. Study validity of any stated profit contribution from large scale beverage operations.

☐	Factor in hidden costs on F&B management, security, insurance, human resources, etc. and analyze importance to property rooms revenue generating ability.

☐	Research new supply threats. Research all major demand generators to identify any changes that might reduce travel volume.

•	Key Personnel Review—At each Hotel, identify key employees, consultants or others providing services with attitudinal and competency problems and recommend effective replacements.

•	Annual Budget and Plan Review—Eliminate expenses that do not directly contribute to revenues, especially expenses that contribute solely to management prestige. Recommend changes to Annual Budget and Plan and oversee, direct and monitor implementation of the same. Recommend changes to Operating Budgets and oversee, direct and monitor implementation of the same. Establish benchmark comparisons to both industry and owned property performance statistics.

•	Sales and Marketing Plans Review—Review Sales and Marketing Plans for effectiveness, efficiency, reality and cost. Assure that benefits flow to the real estate owner, not the branded manager’s branch development. Focus sales department review on the quantity and quality of relationships with group and individual room bookers. Recommend changes to Sales and Marketing Plans and oversee, direct and monitor implementation of the same. Search for and eliminate complex, costly marketing and advertising programs that create images rather than directly creating bookings.

•	Monthly Financial Review—Establish monthly Operating Statement Review & Critique practice throughout portfolio. Review Actual/Budget/Variance/Reason at each property with Company. Require written monthly operating statement critiques including “Action Items” for every material under-performing line item.

•	Cap Ex Budgets Review—Analyze maintenance Cap Ex budgets separately from ROI Cap Ex budgets. Determine likelihood of projected yield of ROI expenditures. Recommend changes to Cap Ex budgets and scope and oversee, direct and monitor implementation of the same. Review recent Cap Ex works to review degree to which enhancements are being exploited for financial gain.

•	Accelerated Asset Manager Orientation—On-site rotation at hotels as needed to assess and manage each property. Discuss Recent Property Performance with Executive Committee at each Hotel. Attend regularly scheduled property-level staff meetings.

•	Interface with Branded Managers—Establish regular meeting schedule and agenda with branded management companies, focusing on specific expectations and accountability for results.

•	Benefit Flows to Real Estate—Continually monitor management company decisions to assure that decisions benefit real estate owners, not management companies. Review the volume purchasing benefits from the branded operators and assure that benefits flow to the real estate owners and not solely to the branded operator. Review contractual commitments process at property level to limit any surprise encumbrances at exit.

•	Strategic Plan Review—Review any existing Strategic Plans and revise as necessary.

Reporting to Company:

•	Provide bi-monthly “state of the portfolio” report, with specific contents to be mutually agreed upon, to Company.

•	Assist Hotel managers in designing a weekly flash report that is useful to the Company and the applicable Hotel.

•	Quarterly Board meeting at Company’s New York office.

Exhibit B

SCHEDULE OF CONTRACTS

The items set forth on Schedule 5.1(n) are incorporated herein by reference.

B-1

Exhibit C

FORM OF

BILL OF SALE

BY THIS BILL OF SALE, for [Ten Dollars ($10.00)] cash and other good and valuable consideration, receipt of which is hereby acknowledged, [NAME OF CONTRIBUTOR], a [jurisdiction/entity] (“Contributor”), does hereby contribute, assign, convey, transfer and set over to [NAME, entity type and jurisdiction of Operating Partnership] (“Operating Partnership”), all of the FF&E and Inventory, as those terms are defined in that certain Contribution Agreement for [Name of Hotel], between Contributor, Capital Lodging and Capital Lodging, L.P., including, without limitation, all of the items and classes of tangible personal property described in Exhibit A attached hereto (and hereby made a part hereof), without warranty, express or implied, except that Contributor shall warrant and defend unto Operating Partnership and Operating Partnership’s successors and assigns title to such property against all persons claiming by, through or under Contributor.

Contributor further hereby covenants to execute and deliver such further instrument(s) as Operating Partnership may hereafter request to evidence or confirm any of the sales made herein, in such form as Operating Partnership may reasonably request and promptly upon Operating Partnership’s request therefor.

Dated: [insert date]	[NAME OF CONTRIBUTOR],
a [jurisdiction/entity]

By:
Name:
Title:

C-1

EXHIBIT A

Tangible Personal Property

C-2

Exhibit D

FORM OF

AGREEMENT OF ASSIGNMENT AND ASSUMPTION OF ASSUMED CONTRACTS

THIS AGREEMENT OF ASSIGNMENT AND ASSUMPTION (this “Assignment”) is made as of [insert date], by and between [NAME OF CONTRIBUTOR], a [jurisdiction/entity] (“Assignor”), and [NAME, entity type and jurisdiction of Operating Partnership] (“Assignee”), on the other.

RECITALS

A. Assignor has entered into that certain Contribution Agreement (the “Contribution Agreement”) for the [Name of Hotel] (the “Hotel”), dated as of [insert date of Contribution Agreement], between Assignor, as “Contributor,” and Capital Lodging and Capital Lodging Operating Partnership, L.P., as the “Companies.” All of the Companies’ rights under the Contribution Agreement have been assigned to Assignee.

B. In conjunction with the contribution and acceptance of the Hotel, the Contribution Agreement obligates Assignor to assign to Assignee, and Assignee to assume, the contracts and equipment leases (the “Assumed Contracts”) identified in the Schedule of Contracts attached hereto as Exhibit A, subject to the terms and conditions set forth in this Assignment.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions herein contained, the parties hereto (together, the “Parties,” and each sometimes a “Party”) hereby act and agree as follows:

1. Assignment. Assignor hereby assigns, sets over and transfers to Assignee, and Assignee hereby takes and accepts from Assignor, all of Assignor’s rights in, under and to each of the Assumed Contracts and to all benefits and privileges hereafter accruing to Assignor thereunder.

2. Assumption of Obligations and Liabilities by Assignee. Assignee hereby assumes all of the obligations and liabilities of Assignor under each of the Assumed Contracts accruing from and after the date hereof.

3. Indemnifications by Assignor and Assignee. Assignor shall indemnify Assignee, its successors and assigns, from and against any and all claims and liability, and expenses related thereto (including attorneys’ fees actually and reasonably incurred), for breach or default on the part of the servicee or equipment lessee under any Assumed Contract based on an event occurring (or alleged to have occurred) or a condition arising (or alleged to have arisen) before the date hereof. Assignee shall indemnify Assignor, its successors and assigns, from and against any and all claims and liability, and expenses related thereto (including attorneys’ fees actually and reasonably incurred), for breach or default on the part of the servicee or equipment lessee under any Assumed Contract based on an event occurring (or alleged to have occurred) or a condition arising (or alleged to have arisen) on or after the date hereof.

4. No Impairment of Contribution Agreement Provisions. Nothing contained in this Assignment shall be deemed to limit, waive or otherwise derogate from any warranty, representation, covenant or indemnification made in the Contribution Agreement by either Party and none of such provisions in the Contribution Agreement shall be deemed to have merged into this Assignment.

5. Further Assurances. Assignor shall promptly execute and deliver to Assignee any additional instrument or other document which Assignee reasonably requests to evidence or better effect the assignment contained herein.

6. Counterparts. This Assignment may be executed in any number of counterparts and by each Party on a separate counterpart or counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

7. Governing Law. This Assignment shall be deemed to be an agreement made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with such laws.

8. Binding Effect. This Assignment shall be binding upon and inure to the benefit of each of the Parties and its successors and assigns.

9. Warranty of Signers. Each individual executing and delivering this Assignment on behalf of a Party hereby represents and warrants to the other Party that such individual has been duly authorized and empowered to make such execution and delivery.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Assignment to be executed and delivered by their respective representatives, thereunto duly authorized, as of the date first above written.

ASSIGNOR:	[NAME OF CONTRIBUTOR],
a [jurisdiction/entity]

By:
Name:
Title:

ASSIGNEE:	[NAME, entity, jurisdiction of Operating Partnership]

By:
Name:
Title:

ACKNOWLEDGEMENTS

STATE OF                          )

                                             ) ss.:

COUNTY OF                     )

On                                 , before me,                                 , personally appeared                                 , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal

                                             [SEAL]

STATE OF                          )

                                             ) ss.:

COUNTY OF                     )

On                                 , before me,                                 , personally appeared                             , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal

                                             [SEAL]

********

EXHIBIT A

Schedule of Contracts

Exhibit E

FORM OF

CONTRIBUTORS’ CLOSING CERTIFICATE

[Name of Contributor], a [jurisdiction/entity] (“Contributor”) has entered into that certain Contribution Agreement for the [Name and location of Hotel], dated [insert date of Agreement] (the “Contribution Agreement”) with Capital Lodging and Capital Lodging Operating Partnership, L.P., which has assigned all of its rights, title and interest under the Contribution Agreement to [name of assignee] (“Operating Partnership”). Contributors’ hereby certify to Companies that, as of the date of this certificate:

(1)	The representations and warranties of Contributor contained in the Contribution Agreement that are qualified as to materiality are true and correct, and the representations and warranties of Contributor contained in the Contribution Agreement not so qualified as to materiality are true and correct in all material respects.

(2)	Each of the covenants and agreements of Contributor to be performed on or prior to the Closing have been duly performed in all material respects.

Dated: [Insert Date]	[NAME OF CONTRIBUTOR],
a [jurisdiction/entity]

By:

E-1

Exhibit F

FORM OF DEEDS

See attached.

Florida

FLORIDA SPECIAL WARRANTY DEED—CORPORATE GRANTOR

Prepared By and Return To:

Property Appraiser’s Parcel I.D. Number:

This Warranty Deed made this          day of                 ,             , by and between                                                                                                           , a corporation of the State of                                                                                                       , hereinafter called the Grantor; and

                                                                                                  , hereinafter called the Grantee, whose mailing

address is

                                                                                                                                                                    .

WITNESSETH, that the Grantor, for and in consideration of the sum of                                                                               and other valuable consideration, the receipt whereof is hereby acknowledged, hereby grants, bargains, and sells unto the Grantee, and Grantee’s successors, heirs, and assigns forever, all that certain parcel of land in the County of                                         , State of Florida, to wit:

TOGETHER with all of the tenements, hereditaments and appurtenances thereto belonging or in anywise appertaining.

TO HAVE AND TO HOLD, the same in fee simple forever.

AND the Grantor hereby covenants with the Grantee that the Grantor is lawfully seized of said land in fee simple; that the Grantor has good right and lawful authority to sell and convey this land; that the Grantor hereby specially warrants that title to the land is free from all encumbrances made by Grantor, and Grantor will defend the same against the lawful claims of all persons claiming by, through, or under Grantor, but against none other.

IN WITNESS WHEREOF, the Grantor has caused these presents to be executed in its name, and its corporate seal to be hereunto affixed, by its proper officer thereunto duly authorized, this          day of                         ,             .

(CORPORATE SEAL)

ATTEST:

By:
Secretary		President
Printed Name		Printed Name

STATE OF FLORIDA

COUNTY OF

The foregoing instrument was acknowledged before me this          day of                     ,              by                                                                      , who is personally known to me or who has produced                                               as identification and who did (did not) take an oath.

Notary Public
(Notarial Seal)	Printed Name

My Commission Number:

My Commission Expires:

California

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

Attn:

MAIL TAX STATEMENTS TO:

Attn:

———————————————(SPACE ABOVE THIS LINE FOR RECORDER’S USE)——————————————

GRANT DEED

The undersigned grantor declares that Documentary Transfer Tax is not shown pursuant to Section 11932 of the Revenue and Taxation Code, as amended.

FOR CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged,                                                                                                                                      (“Grantor”), hereby grants to                                                                          , the following described real property in the City of                                 , County of                                 , State of California:

See Schedule ”1” which is attached hereto and incorporated by this reference.

IN WITNESS WHEREOF, Grantor hereto has executed this Grant Deed as of the          day of                         , 200__.

GRANTOR:

By:
Name:
Title:

[NOTARY ACKNOWLEDGEMENT FOLLOWS ON NEXT PAGE]

STATE OF                                        )

                                                           )ss.

COUNTY OF                                   )

On                              , 200__, before me, the undersigned, a notary public in and for said State, personally appeared                                               personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS MY HAND AND OFFICIAL SEAL.

Signature                                                       [SEAL]

Missouri

SPECIAL WARRANTY DEED

KNOW ALL MEN BY THESE PRESENTS:

That                                                  , (Grantor), a                                                  , party of the first part, for and in consideration of the sum of TEN AND NO/100 DOLLARS, to it paid by                                                  , a                                                  , (Grantee) of the County of [COUNTY] and State of [STATE], party of the second part.

Grantee Mailing Address: [ADDRESS]

the receipt of which is hereby acknowledged, and by virtue and pursuance of a                                               thereof, does by these presents, Bargain and Sell, Convey and Confirm, unto the said party of the second part, its successors and assigns, the following described Lots, Tracts or Parcels of land, lying, being and situate in the County of Taney and State of Missouri, to-wit:

Tract C, REPLAT of a part of Lots 14, 15 and 16, THOUSAND HILLS SUBDIVISION, as per the recorded plat thereof, Plat Book/Slide C, page 421 of the Taney County Recorder’s Office.

TO HAVE AND TO HOLD the premises aforesaid, with all and singular the rights, privileges, appurtenances and immunities thereto belonging or in anywise appertaining unto the said party of the second part, and unto its successors and assigns forever, the said party of the first part hereby covenanting that said premises are free and clear of any encumbrances done or suffered by it; and that it will WARRANT AND DEFEND the title to the said premises unto the said party of the second part, and unto its successors and assigns forever, against the lawful claims and demands of all persons claiming under Grantor(s), but none other.

IN WITNESS WHEREOF, the said                                      has caused these presents to be signed by its                          this              day of                 , A.D. 2004.

[GRANTOR]

By:

By:
Name:
Title:

Attest:
Name:

Title:

ACKNOWLEDGMENT

STATE OF	)
	)	.ss
County of	)

On this              day of                     , A.D. 2004, before me personally appeared                                                  , who being duly sworn, did say that                          is the                          of                         ; that (s)he is the                              of                             ; that the                  has no seal; and that said instrument was signed and sealed in behalf of said                  by authority of its                         ; and the said                                                               acknowledged said instrument to be the free act and deed of said corporation and limited partnership.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal, at my office in said county and state, the day and year first above written.

Notary Public County of
My Commission expires

Texas

WARRANTY DEED

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	§

THAT THE UNDERSIGNED,                                 , hereinafter referred to as “Grantor”, whether one or more, for and in consideration of the sum of TEN DOLLARS ($10.00) cash, and other good and valuable consideration in hand paid by the Grantee, herein named, the receipt and sufficiency of which is hereby fully acknowledged and confessed, has GRANTED, SOLD and CONVEYED, and by these presents does hereby GRANT, SELL and CONVEY unto                                 , herein referred to as “Grantee”, whether one or more, the real property described on attached Exhibit ”A”.

This conveyance, however, is made and accepted subject to any and all validly existing encumbrances, conditions and restrictions, relating to the hereinabove described property as now reflected by the records of the County Clerk of                          County, Texas.

TO HAVE AND TO HOLD the above described premises, together with all and singular the rights and appurtenances thereto in anywise belonging unto the said Grantee, Grantee’s heirs, executors, administrators, successors and/or assigns forever; and Grantor does hereby bind Grantor, Grantor’s heirs, executors, administrators, successors and/or assigns to WARRANT AND FOREVER DEFEND all and singular the said premises unto the said Grantee, Grantee’s heirs, executors, administrators, successors and/or assigns, against every person whomsoever claiming or to claim the same or any part thereof.

Current ad valorem taxes on said property having been prorated, the payment thereof is assumed by Grantee.

EXECUTED this          day of                         , 20        .

Grantee’s Address:

THE STATE OF TEXAS	§
§
COUNTY OF	§

The foregoing instrument was acknowledged before me on the                  day of                         , 20        , by                                 .

NOTARY PUBLIC, STATE OF TEXAS PRINTED NAME OF NOTARY

MY COMMISSION EXPIRES:

THE STATE OF TEXAS	§
§
COUNTY OF	§

The foregoing instrument was acknowledged before me on the                  day of                         , 20         , by                                 .

NOTARY PUBLIC, STATE OF TEXAS PRINTED NAME OF NOTARY

MY COMMISSION EXPIRES:

EXHIBIT A

Real Property

Exhibit G

FORM OF

FIRPTA CERTIFICATE

To inform [name, entity, jurisdiction of Companies or nominee] (“Transferee”), that withholding of tax under Section 1445 of the Internal Revenue Code of 1954, as amended (the “Code”), will not be required upon the transfer of certain real property to Transferee by [Name of Contributor], a [jurisdiction/entity] (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1. Transferor is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder).

2. Transferor’s U.S. employer identification number is                                 .

3. Transferor’s office address is                                 .

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury the undersigned declares that he/she has examined this Certification and to the best of his/her knowledge and belief it is true, correct and complete and that he/she has authority to sign this document on behalf of Transferor.

Dated: [insert date]	[NAME OF CONTRIBUTOR], a [jurisdiction/entity]

By:

Name:

Title:

G-1

Exhibit H

FORM OF

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT (this “Assignment”) is made as of [insert date], by and between [NAME of Contributor], a [jurisdiction/entity] (“Assignor”), and [NAME, entity type and jurisdiction of Operating Partnership] (“Assignee”), on the other.

RECITALS

A. Assignor has entered into that certain Contribution Agreement (the “Contribution Agreement”) for the [name of the Hotel] (the “Hotel”), dated as of [insert date of Contribution Agreement], between Assignor, as “Contributor,” and Capital Lodging and Capital Lodging Operating Partnership, L.P., as “Companies.” All of Companies’ rights under the Contribution Agreement have been assigned to Assignee.

B. In conjunction with the contribution and acceptance of the Hotel, the Contribution Agreement obligates Assignor to assign to Assignee all of the “Intangibles” (as such term is defined in the Contribution Agreement), subject to the terms and conditions set forth in this Assignment.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions herein contained, the parties hereto (together, the “Parties,” and each sometimes a “Party”) hereby act and agree as follows:

1. Assignment and Assumption. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s rights (if any and to the extent transferable) in, under and to the following:

(a) [Marks. Each trademark, trade name, service mark, logo or other proprietary name, mark or design which is assignable in conjunction with a sale of the Hotel and which is used exclusively in connection with the Hotel, together with all the good will associated with the use of such name, mark or design in connection the Hotel.]

(b) Permits. Each permit, certificate, license or other form of authorization or approval issued by a government agency or authority and legally required for the proper operation and use of the Hotel (including, without limitation, any certificates of occupancy with respect to the Hotel Improvements (as defined in the Contribution Agreement), elevator permits, conditional use permits, zoning variances and business licenses, but excluding liquor licenses) to the extent transferable with the Hotel.

(c) Repair Warranties. Each written guaranty, warranty or other obligation for repair or maintenance, from any contractor, manufacturer or vendor, with respect to any of the Hotel improvements, furnishings, fixtures or equipment, to the extent assignable in connection with a sale of the Hotel.

(d) Reservations. Each reservation, commitment or agreement for the use of guest rooms, conference rooms, dining rooms or other facilities in the Hotel, to the extent pertaining to periods from and after the date hereof (“Reservations”).

(e) Reservation Deposits. Each deposit or advance payment received by Contributor or the Manager (as defined in the Contribution Agreement) in connection with any Reservation.

(f) Accounts. The account receivable for each person who is a guest at the Hotel on the night immediately preceding the date hereof (“Guest Accounts”) and all other Accounts (as defined in the Contribution Agreement) of the Hotel set forth on Exhibit A hereto (collectively, “Assumed Accounts”).

(g) Records, Plans and Studies. On-site records, files and other written materials and electronic data pertaining to the operation of the Hotel, all existing plans and specifications for the Hotel improvements and any and all studies, analyses, reports and other such written materials or electronic data pertaining to the condition of the Hotel.

(h) Other Intangibles. All other intangible personal property rights of whatever nature constituting part of the good will of the Hotel, except for “Leases” and “Contracts” (as defined in the Contribution Agreement) and rights which are expressly excluded from the contribution of the Hotel under the Contribution Agreement.

Assignee accepts such assignment subject to all of the reservations, restrictions, limitations and other conditions applicable to Assignor’s own use, exploitation and enjoyment of the Intangibles and hereby assumes all of the obligations and liabilities of Assignor, accruing from and after the date hereof, with respect to each of the Marks, Permits, Reservations, Reservation Deposits and Assumed Accounts.

2. No Impairment of Purchase Agreement Provisions. Nothing contained in this Assignment shall be deemed to limit, waive or otherwise derogate from any warranty, representation, covenant or indemnification made in the Contribution Agreement by either Party and none of such provisions in the Contribution Agreement shall be deemed to have merged into this Assignment.

3. Further Assurances. Assignor shall promptly execute and deliver to Assignee any additional instrument or other document which Assignee reasonably requests to evidence or better effect the assignment contained herein.

4. Counterparts. This Assignment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

5. Governing Law. This Assignment shall be deemed to be an agreement made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with such laws.

6. Binding Effect. This Assignment shall be binding upon and inure to the benefit of, respectively, Assignor and Assignee and their respective successors and assigns.

7. Warranty of Signers. Each individual executing and delivering this Assignment on behalf of Assignor hereby represents and warrants to Assignee that such individual has been duly authorized and empowered to make such execution and delivery.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed and delivered by their respective representatives, thereunto duly authorized, as of the date first above written.

ASSIGNOR:	[NAME OF ASSIGNOR], a [jurisdiction/entity]

By:

Name:

Title:

ASSIGNEE:	[NAME OF ASSIGNEE], a [jurisdiction/entity]

By:

Name:

Title:

EXHIBIT A

Assumed Accounts

Exhibit I

FORM OF GROUND LEASE ASSIGNMENT

Recording requested by and when recorded return to:

Attn:

Space above line for recorder’s use

FORM OF GROUND LEASE ASSIGNMENT

Assignment of Sublease

This ASSIGNMENT OF SUBLEASE (this “Agreement” is made as of the              day of                     , 2004, by and among AP/APH PALM SPRINGS, L.P., a Delaware limited partnership (“Assignor”), Capital Lodging Palm Springs, LLC, a Delaware limited liability company (“Assignee”) and THE CITY OF PALM SPRINGS, a municipal corporation (the “City”).

Recitals

A.	The City is the current holder of the lessee’s interest under that certain Business Lease No. PSL-315 dated February 28, 1984 between the 18 individuals named therein as lessor (collectively, the “Ground Lessor”) and Shale Energy Corporation of America, a Texas corporation, as lessee, a memorandum of which lease was recorded on December 30, 1985 as Instrument No. 293741 in the Official Public Records of Riverside County, California, together with that certain activation letter dated May 1, 1984, executed by Shale Energy Corporation of America (as approved by the United States Department of the Interior, Bureau of Indian Affairs (the “BIA”) pursuant to an approval dated July 23, 1984, which approval was modified by a Modification of Approval of Option dated August 20, 1984) and that certain Amendment to Lease dated as of October 28, 1998 between The United States Secretary of the Interior (the “Secretary”), as administrator for Ground Lessor, and the City, a memorandum of which was recorded on November 9, 1998 as Instrument No. 487614 in the Official Public Records of Riverside County, California and approved by the BIA pursuant to an approval dated as of October 29, 1998 (collectively, the “Master Lease”).

B.	A portion of the property covered by the Master Lease is subleased to the Assignor pursuant to that certain Sublease (Hotels I-XI) dated December 31, 1984 (the “Sublease”), by and between SENCA Palm Springs, Inc., a California corporation, a predecessor-in-interest of the City, as sublandlord, and the Community Redevelopment Agency of the City of Palm Springs, California, a predecessor-in-interest of Assignor, as subtenant, a memorandum of which was recorded on December 30, 1985 as Instrument No. 293742 of the Official Public

Records of Riverside County, California, as supplemented by the certain Supplement (For Purpose of Conforming Legal Description) to Sublease recorded on December 20, 1993 as Instrument No. 504374 of said Official Public Records, as amended by that certain Amendment to Sublease, a memorandum of which was recorded on November 5, 1998 as Instrument No. 487613 of said Official Records and approved by the BIA pursuant to an approval dated as of October 29, 1998, as assigned to Assignor by Assignment to Sublease dated as of November 5, 1998 recorded November 9, 1998 as Instrument No. 487612 of said Official Records and approved by the BIA pursuant to an approval dated as of October 29, 1998, covering the real property described on Exhibit A attached hereto and incorporated herein by this reference (the “Leased Premises”).

C.	Assignee is purchasing all of the interest of Assignor in and to, among other things, the leasehold estate in the Leased Premises and the hotel known as “Wyndham Palm Springs” and the other improvements (collectively, the “Improvements”) located on the Leased Premises.

D.	Assignee is transferring all of its interest in the personal property included within the Improvements to Capital Lodging TRS Operations, Inc., a Delaware corporation (“Operator”), and will enter into a sublease of the Leased Premises and all of the real property included within the Improvements to Operator (the “Operator Sublease”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Assignment by Assignor. Assignor hereby assigns and transfers to Assignee all of Assignor’s right, title and interest in and to the Sublease and the leasehold estate created thereby and hereby quitclaims, conveys, transfers and assigns to Assignee all of the Assignor’s right, title and interest in and to the Improvements.

2.	Acceptance by Assignee. Assignee hereby accepts the foregoing assignment and transfer of the Sublease and promises and agrees to pay all rent and to faithfully assume and perform all covenants, stipulations, agreements and obligations under the Sublease accruing on and after the date hereof or otherwise attributable to the period commencing on said date and continuing thereafter. Assignee hereby acknowledges that (a) this Agreement is subject and subordinate to all the terms, covenants and conditions in the Master Lease and the Sublease; and (b) except for the transfers and subleases to the Operator as set forth in Recital D above, Assignee shall not have any right to further assign its interest under the Sublease or sub-lease any property subject thereto except in accordance with the terms and provisions of the Sublease and the Master Lease.

3.	Acceptance by the City; Quitclaim. The City hereby consents to the assignment of Assignor’s interest in the Sublease and the leasehold estate created thereby to Assignee and further consents to Assignee effecting the transfers and entering into the Operator Sublease with Operator as set forth in Recital D above; and the City hereby quitclaims, conveys, transfers and assigns to Assignee, to the extent it so possesses, a fee estate for years ending upon termination of the Sublease in and to the Improvements; provided, however, that such quitclaim, conveyance, transfer and assignment shall not in any manner affect or modify the rights and remedies of the City set forth in the Sublease.

4.	Performance Under Master Lease. Assignee covenants and warrants that it has received, read and approved a fully executed copy of the Master Lease, it fully understands and agrees to be subject to and bound by all of the covenants, agreements, terms, provisions and conditions of the Master Lease to the extent applicable to the Leased Premises, and further covenants not to take any action or do or perform any act or fail to perform any act that would result in the failure or breach of any of the covenants, agreement, terms, provisions or conditions of the Master Lease on the part of the “Lessee” thereunder.

5.	Operator Sublease. Assignee agrees that pursuant to the Operator Sublease, Operator will be required to assume the same obligations to perform under the Sublease and the Master Lease that Assignee has agreed to assume pursuant to paragraphs 2 and 4 hereunder.

6.	Guaranty. Attached hereto as Exhibit B is the form of Guaranty to be executed by Capital Lodging, L.P. in favor of the City and delivered concurrently herewith.

7.	Liability. Assignee acknowledges and agrees that the assignment and transfer releases and relieves Assignor from all liability under the Sublease and the Master Lease and that Assignor shall not remain liable under any of the terms, conditions, and covenants of the Sublease or the Master Lease.

8.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be a duplicate original, but all of which together shall constitute one and the same instrument.

9.	Severability. If any provision in this Agreement is held by a Court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

10.	Governing Law. This Agreement shall be governed by and construed according to the laws of the State of California and shall be deemed to have been executed in Palm Springs, California, for purposes of jurisdiction and venue in any action or proceeding to interpret or enforce its terms or provisions, irrespective of the actual location of its execution.

11.	Binding Effect. All of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by each party hereto and their respective successors, executors, administrators or heirs, and all persons claiming by and through them.

12.	Attorneys’ Fees. In the event that any party hereto brings an action or proceeding for a declaration of the rights of the parties under this Agreement for injunctive relief, for an alleged breach or default of, or any other action arising out of this Agreement or the transactions contemplated hereby, or in the event any party is in default of its obligations pursuant hereto, whether or not suit is filed or prosecuted to final judgment, the non-defaulting party (or, in the event of litigation, prevailing party) shall be entitled to reasonable attorneys’ fees, in addition to any court costs incurred and in addition to any other damages or relief awarded.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ASSIGNOR:	AP/APH PALM SPRINGS, L.P., a Delaware limited partnership

	By:	AP/APMC-G.P., INC., a Delaware corporation, its general partner

By:

Name:

Title:

STATE OF	)
) ss.
COUNTY OF	)

On                         , 2004 before me,                                     , Notary Public, personally appeared                                                      , personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal.	(Seal)

Notary Public

[Signatures Continued on Following Pages]

[Signatures Continued from Preceding Page]

ASSIGNEE:	Capital Lodging Palm Springs, LLC, a Delaware limited liability company

	By:	Capital Lodging Operating Partnership, L.P., a Delaware limited partnership, its sole member

By:

Name:

Title:

STATE OF	)
) ss.
COUNTY OF	)

On                         , 2004 before me,                                     , Notary Public, personally appeared                                                      , personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal.	(Seal)

Notary Public

[Signatures Continued on Following Page]

[Signatures Continued from Preceding Page]

THE CITY:	THE CITY OF PALM SPRINGS, a municipal corporation

By:

Name:

Title:

STATE OF	)
) ss.
COUNTY OF	)

On                         , 2004 before me,                                     , Notary Public, personally appeared                                                      , personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal.	(Seal)

Notary Public

EXHIBIT A

TO

ASSIGNMENT OF SUBLEASE

Lots 1, D and E inclusive of Amended Tract No. 20485, in the City of Palm Springs, County of Riverside, State of California, as per map recorded in Book 200, Pages 47 and 48 of Maps, in the Office of the County Recorder of said County.

Exhibit J

GROUND LEASES

1. Sublease (Hotels I-XI) dated December 31, 1984, by and between SENCA Palm Springs, Inc., a California corporation, a predecessor-in-interest of the City of Palm Springs, a municipal corporation, as sublandlord, and the Community Redevelopment Agency of the City of Palm Springs, California, a predecessor-in-interest of AP/APH Palm Springs, L.P., a Delaware limited partnership, as subtenant, a memorandum of which was recorded on December 30, 1985 as Instrument No. 293742 of the Official Public Records of Riverside County, California, as supplemented by the certain Supplement (For Purpose of Conforming Legal Description) to Sublease recorded on December 20, 1993 as Instrument No. 504374 of said Official Public Records, as amended by that certain Amendment to Sublease, a memorandum of which was recorded on November 5, 1998 as Instrument No. 487613 of said Official Records and approved by the Bureau of Indian Affairs pursuant to an approval dated as of October 29, 1998; subtenant’s interest was assigned to AP/APH Palm Springs, L.P., a Delaware limited partnership by Assignment to Sublease dated as of November 5, 1998 recorded November 9, 1998 as Instrument No. 487612 of said Official Records and approved by the Bureau of Indian Affairs pursuant to an approval dated as of October 29, 1998.

J-1

Exhibit K

HOTEL PARCELS

TaIIahassee, Florida

Located in Section 14, Township 1 North, Range 1 West, Leon County, Florida. Described as follows:

Commence at a concrete monument (found 4 feet by 4 feet, no#) marking the Northwest comer of Lot 36 of Lake Jackson Farms a subdivision as per map of plat thereof recorded in Plat Book 2, on Page 34, of the Public Records of Leon County, Florida, and run thence run North 00 degrees 17 minutes 26 seconds West (bearing base for this description) along the Westerly boundary of Lot 35 of said Lake Jackson Farms 370.81 feet to a nail and cap (found #732) on the Southerly boundary of Interstate (State Road No. 8) Access roadway (Hospitality Road); thence along said boundary as follows: South 75 degrees 52 minutes 23 seconds East 78.40 feet to an lion rod (set 5/8 inch #LB5509); thence South 68 degrees 36 minutes 27 seconds East 192.78 feet to an iron rod (set, 5/8 inch, #LB55509); thence South 73 degrees 17 minutes 48 seconds East 355.50 feet to an iron rod (set 5/8 inch, # LB5509) on the Westerly boundary of Callaway Drive; thence South 00 degrees 00 minutes 09 seconds East along said boundary 22.72 feet to an iron rod (set 5/8 inch, # LB5509); thence North 89 degrees 41 minutes 51 seconds East along said boundary 5.00 feet to an iron rod (set 5/8 inch, #LB5509); thence South 00 degrees 19 minutes 48 seconds East along said boundary 667.07 feet to an iron rod (found 5/8 inch,, #732) on the Northerly boundary of Pullen Road; thence along the Northerly boundary of Pullen Road as follows: South 26 degrees 29 minutes 44 seconds West 87.06 feet to an iron rod (found 5/8 inch, #732) on a curve concave to the Northwesterly; thence Southwesterly along said curve with a radius of 189.00 feet, through a central angle of 57 degrees 01 minutes 44 seconds, for an arc distance of 188.12 feet (the chord of said arc being South 61 degrees 10 minutes 15 seconds West 180.45 feet to an iron rod (set 5/8 inch, #LB5509); thence South 79 degrees 31 minutes 18 seconds West 101.58 feet to an iron rod (found 5/8 inch, #732) on the Northerly maintained right of way boundary of Pullen Road; thence along said maintained right of way boundary as follows: South 89 degrees 36 minutes 55 seconds West 75.83 feet to an iron rod (found 5/8 inch, #732); thence North 89 degrees 13 minutes 27 seconds West 49.96 feet to an iron rod (found 5/8 inch, #732); thence South 89 degrees 40 minutes 21 seconds West 49.93 feet to an iron rod (found 5/8 inch, #732); thence North 89 degrees 10 minutes 55 seconds West 50.01 feet to an iron rod (set 5/8 inch, #LB5509); thence South 89 degrees 56 minutes 07 seconds West 50.06 feet to an iron rod (found 5/8 inch, #732) thence South 88 degrees 00 minute 49 seconds West 26.89 feet to an iron rod (set 5/8 inch, #LB5509) on the Westerly boundary of Lot 37 of said Lake Jackson Farms; thence leaving said Northerly maintained right of way boundary of Pullen Road, run North 00 degrees 17 minutes 26 seconds West along the Westerly boundaries of Lots 37 and 36 of said Lake Jackson Farms 694.38 feet to the Point of Beginning.

The above description describes, based on a field survey, that property as described in Official Records Book 1380, on Page 1025, of the Public Records of Leon County, Florida, less that part lying within the maintained right of way of Callaway Drive and Pullen Road as described in Official Records Book 1745, on Pages 2380-2385, of the Public Records of Leon County, Florida.

Palm Springs, California

All that certain real property situated in the County of Riverside, State of California, described as follows:

PARCEL A:

Lots 1 and Lettered Lots D and E of Amended Tract No. 20485, in the City of Palm Springs, County of Riverside, State of California, as per map recorded in Book 200 Pages 47 and 48 of maps, records of Riverside County, California.

Branson, Missouri

County of Taney, State of Missouri, and described as follows:

Tract C, Replat of a part of Lots 14, 15 and 16, THOUSAND HILLS SUBDIVISION, as per the recorded plat thereof, Plat Book/Slide C, page 421 of the Taney County Recorder’s Office.

Stockton, California

PARCEL ONE:

Lot 145 as shown upon map entitled Tract No. 1323 Venetian Bridges Unit No. 1 filed for record April 25, 1978 in Book of Maps and Plats, Vol. 23, Page 50, San Joaquin County Records.

Excepting therefrom all oil, gas, minerals and other hydrocarbon substances lying below a depth of 500 feet beneath the surface of said land, without the right of surface entry.

Also excepting therefrom all rights to use water from the Calaveras River, including all riparian rights which right shall remain in grantor and for the benefit of land retained by grantor to the same extent as though the ownership of the land herein conveyed had at all times continued in grantor as reserved in deed from Schmitz Development, Inc., a California corporation recorded September 6, 1979 Recorder’s Instrument No. 79067087, San Joaquin County Records.

PARCEL TWO:

A nonexclusive easement for the parking of motor vehicles over a portion of Lot 226 as shown upon map entitled Tract No. 1524 Venetial Bridges Unit No. 3 filed for record in Book of Maps and Plats, Vol. 24, Page 76, San Joaquin County Records, more particularly described as follows:

Commencing at the Easterly point of termination of the 10 foot radius round corner curve situate at the Northwest corner of said Lot 226; said point being the Westerly point of termination of the 970 foot radius curve being a portion of the Northerly boundary of said lot; thence from a tangent bearing North 76° 40’ 03” East along said boundary of the arc of a curve to the right having a radius of 970 feet, a central angle of 08° 00’ 48”, an arc length of 135.66 feet and a chord bearing North 80° 40’ 27” East 135.55 feet to the true point of beginning; thence continuing along said boundary along said 970 foot radius curve to the right having a central angle of 07° 28’ 32” an arc length of 126.56 feet and a chord bearing North 88° 25’ 07” East 126.47 feet; thence leaving said boundary.

(1)	South 16° 51’ 25” East 93.68 feet;

(2)	South 73° 08’ 35” West 22.00 feet;

(3)	South 28° 08’ 35” West 14.14 feet;

(4)	South 73° 08’ 35” West 70.00 feet;

(5)	North 61° 51’ 25” West 14.14 feet;

(6)	South 73° 08’ 35” West 10.00 feet; and

(7)	North 16° 51’ 25” West 127.00 feet to the true point of beginning

Assessor’s Parcel Number        110-110-07

San Antonio, Texas

Tract 1:

A 1.185 acre, or 51,600 square foot, tract of land in the City of San Antonio, Bexar County, Texas, being Tracts 1 and 2 (also known as Lots A7, A8 and A9 ) in Block 18, New City Block 415, as recorded in Volume 4583, Page 275-276 of the Deed Records of Bexar County, Texas; 471 square feet out of the right-of-way of a 22.3-foot wide alley south of the aforementioned tracts as recorded in Volume 2973, Page 1864-1866 of the Official Public Records of Real Property of Bexar County, Texas; 67 square feet out of the right-of-way of East Travis Street, as recorded in Volume 2973, Pages 1864-1866 of the Official Public Records of Real Property of Bexar County, Texas; 53 square feet out of the right-of-way of Jefferson Street, as recorded in Volume 2973, Pages 1864-1866 of the Official Public Records of Real Property of Bexar County, Texas and being further described by metes and bounds as follows:

BEGINNING: At a found lead plug and tack at the intersection of the southerly right-of-way line of East Travis Street, a 55.6-foot wide right-of-way, and the easterly right-of-way line of Navarro Street, A 55.6-foot wide right-of-way, for the northwest corner of this tract;

THENCE: 4.40 feet in a easterly direction along the aforementioned southerly right-of-way line of East Travis Street to a point for corner;

THENCE: With an interior angle to the left of 269 deg. 56 min. 23 sec., a distance of 0.40 foot to a found “X” in concrete;

THENCE: With an interior angle to the left of 89 deg. 57 min. 25 sec., a distance of 47.60 feet to a point for corner;

THENCE: With an interior angle to the left of 270 deg. 00 min. 00 sec., a distance of 0.35 foot to a found lead plug and tack;

THENCE: With an interior angle to the left of 90 deg. 00 min. 00 sec., a distance of 7.70 feet to a point for corner;

THENCE: With an interior angle to the left of 270 deg. 00 min. 00 sec., a distance of 1.00 foot to a set “X” on tile;

THENCE: With an interior angle to the left of 90 deg. 00 min. 00 sec., a distance of 12.60 feet to a set “X” on tile;

THENCE: With an interior angle to the left of 90 deg. 00 min. 00 sec., a distance of 1.00 foot to a point for a corner;

THENCE: With an interior angle to the left of 270 deg. 00 min. 00 sec., a distance of 7.70 feet to a found lead plug and tack;

THENCE: With an interior angle to the left of 90 deg. 00 min. 00 sec., a distance of 0.35 foot to a point for a corner;

THENCE: With an interior angle to the left of 270 deg. 00 min. 00 sec., a distance of 146.19 feet to a found lead plug and tack in the southerly right-of-way line of East Travis Street;

THENCE: With an interior angle to the left of 180 deg. 06 min. 12 sec., continuing along said southerly right-of-way line of East Travis street, a distance of 110.81 feet to a found lead plug and tack at the intersection of the aforesaid southerly right-of-way line of East Travis, and the westerly right-of-way line of Jefferson Street, a 50-foot wide right-of-way, for the northeast corner of this tract;

THENCE: With an interior angle to the left of 90 deg. 10 min. 00 sec., in a southerly direction along the aforesaid westerly right-of-way line of Jefferson Street, a distance of 0.24 foot to a found lead plug and tack;

THENCE: With an interior angle to the left of 180 deg. 15 min. 52 sec., a distance of 151.67 feet to a found lead plug and tack at the intersection of said westerly right-of-way line and the northerly right-of-way line of said 22.3-foot wide alley, for the southeast corner of this tract;

THENCE: With an interior angle to the left of 89 deg. 35 min. 10 sec., in a westerly direction along said northerly right-of-way line, a distance of 105.55 feet to a found lead plug and tack;

THENCE: With an interior angle to the left of 270 deg. 00 min. 00 sec., a distance of 2.50 feet to a found lead plug and tack;

THENCE: With an interior angle to the left of 90 deg. 00 min. 00 sec., a distance of 5.80 feet to a found lead plug and tack:

THENCE: With an interior angle to the left of 270 deg. 00 min. 00 sec., a distance of 1.00 feet to a found lead plug and tack:

THENCE: With an interior angle to the left of 91 deg. 20 min. 09 sec., a distance of 64.35 feet to a found lead plug and tack:

THENCE: With an interior angle to the left of 88 deg. 39 min. 51 sec., a distance of 5.00 feet to a found lead plug and tack:

THENCE: With an interior angle to the left of 270 deg. 00 min. 00 sec., a distance of 158.22 feet to a found lead plug and tack:

THENCE: With an interior angle to the left of 89 deg. 55 min. 21 sec., a distance of 0.60 feet to a found lead plug and tack:

THENCE: With an interior angle to the left of 270 deg 03 min. 37 sec., a distance of 3.80 feet to a found “X” in concrete in the easterly right-of-way line of the aforementioned Navarro Street for the southwest corner of this tract;

THENCE: With an interior angle to the left of 90 deg. 10 min. 00 sec., with the easterly right-of-way line of the aforementioned Navarro Street, a distance of 151.40 feet to the POINT OF BEGINNING and containing 1.185 acres of land in the City of San Antonio, Bexar County, Texas.

Dallas, Texas

TRACT 1: (Fee Simple):

BEING a 143,383 square feet or a 3.2916 acre tract of land situated in the Joel Sykes Survey, Abstract No. 1338, Dallas County, Texas, being part of Lot lB, Block 1/5185 of Twin Sixties Addition Revised, an addition to the City of Dallas, Dallas County, Texas according to the revised map thereof recorded in Volume 98202, Page 1533, Deed Records of Dallas County, Texas, said tract being part of a called 4.8807 acre tract of land conveyed to AP/APH Dallas, L.P. by Special Warranty Deed recorded in Volume 98138, Page 6818, Deed Records of Dallas County, Texas and being more particularly described as follows:

BEGINNING at a found  1/2 inch iron rod in the southeast line of North Central Expressway (U.S. Highway 75, a variable width right of way), said point being the northeast corner of a 1,918 square feet tract of land conveyed to the State of Texas by Donation Deed recorded in Volume 89062, Page 2693, Deed Records of Dallas County, Texas, said point being the northwest corner of said Lot 1B and said point being S 66°15’00” E, a distance of 5.17 feet from the southwest corner of a called 4.2058 acre tract of land conveyed to Remle, Inc. by deed recorded in Volume 90249, Page 913, Deed Records of Dallas County, Texas, said southwest corner being a distance of 335.62, feet, more or less, with the southeast line of North Central Expressway from the intersection of the southeast line of North Central Expressway with the southwest line of Yale Boulevard (a 100 foot right of way);

THENCE, S 66°15’00” E, with the northeast line of said Lot 1B and the southwest line of said 4.2058 acre tract, passing at a distance of 435.52 feet the southeast comer of the said 4.2058 acre tract, said point being the southwest corner of a 2.64 acre tract conveyed to Bon Murray, Inc. by deed recorded in Volume 88126, Page 2854, Deed Records of Dallas County, Texas, continuing in all a distance of 500.60 feet to a set  1/2 inch iron rod for a corner;

THENCE, S 23°45’00” W, a distance of 151.73 feet to a found PK nail for a corner;

THENCE, N 66°15’00” W, a distance of 233.69 feet to a found PK nail for a corner;

THENCE, N 23°45’00” E, a distance of 12.50 feet to a found PK nail for a corner;

THENCE, N 66°15’00” W, a distance of 21.10 feet to a found PK nail for a corner;

THENCE, S 23°45’00” W, a distance of 42.42 feet to a found PK nail for a corner;

THENCE, N 66°15’00” W, a distance of 14.34 feet to a found PK nail for a corner;

THENCE, S 23°45’00” W, a distance of 152.87 feet to a found PK nail for a corner;

THENCE, N 66°15’00” W, a distance of 13.20 feet to a found PK nail for a corner;

THENCE, S 23°45’00” W, a distance of 19.00 feet to a found PK nail for a corner;

THENCE, N 66°15’00” W, a distance of 3.00 feet to a found PK nail for a corner;

THENCE, S 23°45’00” W, a distance of 72.23 feet to a found PK nail for a corner;

THENCE, S 68°45’00” W, a distance of 40.75 feet to a found PK nail for a corner;

THENCE, N 66°15’00” W, a distance of 149.14 feet to a found PK nail for a corner;

THENCE, N 23°45’00” E, a distance of 31.00 feet to a found PK nail for a corner;

THENCE, N 66°15’00” W, a distance of 40.26 feet to a found PK nail for a corner in the southeast line of North Central Expressway, said point being in the southeast line of the above said 1,918 square feet tract of land;

THENCE, N 24°08’47” E, with the southeast line of North Central Expressway, a distance of 423.58 feet to the Point of Beginning.

TRACT 2: (Easement):

Easement interest appurtenant to Tract 1 for parking, access, ingress, egress and utilities created pursuant to that certain Reciprocal Easement Agreement dated as of July 14, 1998 by and between TSI LimPar, L.P., a Texas limited partnership and AP/APH Dallas, L.P., a Delaware limited partnership, recorded in Volume 98138, Page 6743 of the Deed Records of Dallas County, Texas, as amended and restated by that certain Amended and Restated Reciprocal Easement Agreement dated as of February 9, 1999 and recorded in Volume 99026, Page 5478 Deed Records, Dallas County, Texas, ratified by instrument recorded in Volume 99036, Page 586 1 Deed Records, Dallas County, Texas and re-recorded and corrected May 2 1, 1999 in Volume 99099, Page 3244 Deed Records, Dallas County, Texas, as amended by that certain First Amendment to Amended and Restated Reciprocal Easement Agreement recorded in the Deed Records of Dallas County, Texas.

Exhibit L

HOTEL PROPERTIES

1.	Wyndham Palm Springs, 888 East Tahquitz Canyon Way, Palm Springs, California

2.	Wyndham St. Anthony, 300 East Travis Street, San Antonio, Texas

3.	Ramada Inn Tallahassee, 2900 North Monroe Street, Tallahassee, Florida

4.	Radisson Branson, 120 S. Wildwood Drive, Branson, Missouri

5.	Radisson Dallas, 6060 N. Central Expressway, Dallas, Texas

6.	Radisson Stockton, 2323 Grand Canal Boulevard, Stockton, California

L-1

Exhibit M

RECORDING REQUESTED BY:

AND WHEN RECORDED, MAIL TO:

[FOR RECORDER’S USE ONLY]

FORM OF

AGREEMENT FOR ASSIGNMENT AND ASSUMPTION

OF OFFSITE RIGHTS

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made as of [insert date], by and between [NAME OF CONTRIBUTOR], a [jurisdiction/entity] (“Assignor”), and [legal name, entity type and jurisdiction of Companies or nominee] (“Assignee”), on the other.

RECITALS

A. Assignor has entered into that certain Contribution Agreement (the “Contribution Agreement”) for the Hotels specified therein, including all the parcels of land described in Exhibit A hereto (altogether, the “Hotel”), dated as of [insert date of Contribution Agreement], between Assignor, as “Contributor,” and Capital Lodging and Capital Lodging Operating Partnership, L.P., as “Companies.” All of Companies’ rights under the Contribution Agreement have been assigned to Assignee.

B. In conjunction with the contribution and acceptance of the Hotel, the Contribution Agreement obligates Assignor to assign to Assignee, and Assignee to assume, all of Assignor’s rights, title and interest in, to and under the “Offsite Rights” (as identified in the Schedule of Offsite Rights attached hereto as Exhibit B), subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions herein contained, the parties hereto (together, the “Parties,” and each sometimes a “Party”) hereby act and agree as follows:

1. Assignment. Assignor hereby assigns, sets over and transfers to Assignee, and Assignee hereby takes and accepts from Assignor, all of Assignor’s rights, title and interest in, to and under each of the leases, licenses, agreements, instruments and other documents identified as the Offsite Rights in Exhibit B hereto and to all rights, benefits and privileges accruing thereunder or appurtenant thereto.

2. Assumption of Obligations and Liabilities by Assignee. Assignee hereby assumes all of the obligations and liabilities of Assignor under each of the Offsite Rights accruing from and after the date hereof.

3. Indemnifications by Assignor and Assignee. Assignor shall indemnify Assignee, its successors and assigns, from and against any and all claims and liability, and expenses related thereto (including attorneys’ fees actually and reasonably incurred) for breach or default on the part of the owner of the Hotel under any Offsite Right based on an event occurring (or alleged to have occurred) or a condition arising (or alleged to have arisen) before the date hereof. Assignee shall indemnify Assignor, its successors and assigns, from and against any and all claims and liability, and expenses related thereto (including attorneys’ fees actually and reasonably incurred) for breach or default on the part of the owner of the Hotel under any Offsite Right based on an event occurring (or alleged to have occurred) or a condition arising (or alleged to have arisen) on or after the date hereof.

4. No Impairment of Purchase Agreement Provisions. Nothing contained in this Assignment shall be deemed to limit, waive or otherwise derogate from any warranty, representation, covenant or indemnification made in the Contribution Agreement by either Party and none of such provisions in the Contribution Agreement shall be deemed to have merged into this Assignment.

5. Further Assurances. Assignor shall promptly execute and deliver to Assignee any additional instrument or other document which Assignee reasonably requests to evidence or better effect the assignment contained herein.

6. Counterparts; Recording. This Assignment may be executed in any number of counterparts and by each Party on a separate counterpart or counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument. Only Assignee, or its successor or assign, shall have the right to record this Assignment and Assignor shall not record any counterpart hereof.

7. Governing Law. This Assignment shall be deemed to be an agreement made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with such laws.

8. Binding Effect. This Assignment shall be binding upon and inure to the benefit of each of the Parties and its successors and assigns.

9. Warranty of Signers. Each individual executing and delivering this Assignment on behalf of a Party hereby represents and warrants to the other Party that such individual has been duly authorized and empowered to make such execution and delivery.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Assignment to be executed and delivered by their respective representatives, thereunto duly authorized, as of the date first above written.

ASSIGNOR:	[NAME OF CONTRIBUTOR], a [jurisdiction/entity]

By:

Name:

Title:

ASSIGNEE:	[NAME, entity, jurisdiction of Companies or nominee]

By:

Name:

Title:

ACKNOWLEDGEMENTS

STATE OF	)
) ss:
COUNTY OF	)

On                         , before me,                                 , personally appeared                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

[SEAL]

STATE OF CALIFORNIA	)
) ss:
COUNTY OF	)

On                         , before me,                                 , personally appeared                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

[SEAL]

EXHIBIT A

Land

EXHIBIT B

Schedule of Offsite Rights

Exhibit N

SURVEY OF EACH HOTEL PARCEL

“Minimum Standard Detail requirements for ALTA/ACSM Land title Surveys”, jointly established and adopted by ALTA, ACSM and NSPS in 1999, including Items 2, 3, 4, 6, 7a, 7b1, 7c, 8, 9, 10 and 11 of Table A thereof.

N-1

Exhibit O

FORM OF

TENANT ESTOPPEL CERTIFICATE

TO:	[ ] and its assigns (“[ ]”)

1301 Avenue of the Americas, 38th Floor

New York, New York 10019

Attention: Rick Koenigsberger

[Name of Contributor] and its assigns (“Contributor”)

Attention:

RE:	Lease of Space (the “Lease”) in [Name and location of Hotel] (the “Hotel”) between [Name of Contributor and, if applicable: as successor in title and interest {Lessor party named in Lease}], as lessor, and the undersigned [if applicable: as successor in interest to {Lessee party named in Lease}], as lessee

The undersigned is the tenant (“Tenant”) under the Lease. Tenant hereby certifies and agrees as follows:

1. The lease agreement and (if any) the amendment(s) and other documents identified in Exhibit A to this Certificate are the only agreements evidencing and governing the Lease, and the Lease, as so identified in Exhibit A hereto, is in full force and effect and constitutes the entire agreement between the parties. Tenant acknowledges that the lessor identified above is currently its landlord (the “Landlord”) under the Lease.

2. The commencement date for the initial term of the Lease is [insert date], [if applicable: the rent commencement date of the Lease is [insert date] and Tenant took occupancy of the leased premises under the Lease on [insert date]. The initial term of the Lease will expire on [insert date] and Tenant has no rights to extend or renew the Lease except as set forth here:

3. There are not, to the best of Tenant’s knowledge, any uncured defaults on the part of Landlord, or any events or conditions now in existence which will, with notice or the passage of time or both, constitute a default on the part of Landlord.

4. There are not any uncured defaults on Tenant’s part, or any events or conditions now in existence which will, with notice or the passage of time or both, constitute a default on its part.

5. Tenant has made no agreements with Landlord, or with any predecessor or agent of Landlord, concerning free rent, partial rent, rebate of rental payments or other rental concession except as set forth in the Lease. Any such period of free rent or other rent concession has already expired (except as indicated here:                                                  ).

6. There are no unsatisfied obligations on the part of Landlord to construct, install, alter or repair, or to pay or reimburse the costs of installing, altering or repairing, any improvements to Tenant’s leased premises, or to make any other payments to or on behalf of Tenant (except as indicated here:                                              ).

7. Except for a security deposit (if any) in the amount specified below and for the current month’s base rent, Tenant has not made any deposit or paid any rents or other sums in advance with respect to the Lease.

Amount of Security Deposit: $                         (if left blank, none).

8. The current base monthly rent under the Lease is $                                .

9. The Premises consist of approximately                      [net rentable] or [gross] square feet of [office] [retail] space. [If there are expense passthroughs: Tenant’s share of common area maintenance, taxes and other operating expenses under the Lease is             % of such expenses {if applicable: in excess of <stop amounts> <those for calendar year             >} and Tenant currently pays $             per month on account of such expenses. Tenant has no claims with respect to any such expense payments made for prior years.]

10. Tenant currently maintains the commercial premises liability and property hazard insurance policies with respect to its premises in the minimum amounts and coverage required by the Lease.

11. Tenant has no options, rights of first offer or negotiation or other such preemptive rights to lease additional space with the Hotel (or to purchase the Hotel), except for the rights and space(s) specifically described here:                                                      .

12. There is not currently pending with respect to Tenant, or any majority shareholder or equity holder (direct or indirect) in Tenant, any proceeding under the Bankruptcy Code, or under any other law or process for the relief of debtors or the protection of creditors generally, nor does Tenant (or, to Tenant’s knowledge, any other party) contemplate such a proceeding.

13. The Lease entitles Tenant to the [non-exclusive] or [exclusive] use of parking spaces at the Hotel.

14. Tenant has not assigned its rights under the Lease or sublet any portion of the Premises.

15. Tenant has no notice of any prior assignment, hypothecation, grant of security interest, or pledge by Landlord of the Lease or the rents due thereunder. Tenant has not assigned, hypothecated, granted a security interest or pledged its interest in the Lease to any person or entity.

16. Tenant’s current address for notices under or concerning the Lease is:

17. The individual executing this Certificate on behalf of Tenant is empowered and authorized to do so.

This Certificate is being delivered in connection with the transfer of the Hotel to Buyer and Tenant understands and agrees that Buyer, its successors, assigns and lenders, will be relying upon this Certificate and agrees that each of them is entitled to do so.

Dated: [insert date]

TENANT:	[Name of Tenant]

By:

Name:

Title:

EXHIBIT A

Lease Agreement

Exhibit P

RECORDING REQUESTED BY:

AND WHEN RECORDED, MAIL TO:

[FOR RECORDER’S USE ONLY]

FORM OF

TENANT LEASES ASSIGNMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made as of [insert date], by and between [NAME OF CONTRIBUTOR], a [jurisdiction/entity] (“Assignor”), and [NAME, entity type and jurisdiction of Operating Partnership] (“Assignee”).

RECITALS

C. Assignor has entered into that certain Contribution Agreement (the “Contribution Agreement”) for the [Name and location of Hotel], including all the parcels of land described in Exhibit A hereto (altogether, the “Property”), dated as of [insert date of Contribution Agreement], between Assignor, as “Contributor,” and Capital Lodging and Capital Lodging Operating Partnership, L.P., as “Companies,” for acceptance of the land described in Exhibit A attached hereto, together with the improvements thereon (altogether, the “Property”). All of Companies’ rights under the Contribution Agreement have been assigned to Assignee.

D. In conjunction with the contribution and acceptance of the Property, the Contribution Agreement obligates Assignor to assign to Assignee, and Assignee to assume, all of the lessor’s interest under the space leases encumbering the Property, as identified in the Schedule of Leases attached hereto as Exhibit B, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions herein contained, the parties hereto (together, the “Parties,” and each sometimes a “Party”) hereby act and agree as follows:

1. Assignment. Assignor hereby assigns, sets over and transfers to Assignee, and Assignee hereby takes and accepts from Assignor, all of Assignor’s rights, title and interest as lessor in, under and to each of the Leases and to all rents and other sums hereafter owing and all other rights, benefits and privileges hereafter accruing to the lessor thereunder.

2. Assumption of Obligations and Liabilities by Assignee. Assignee hereby assumes all of the obligations and liabilities of Assignor under each of the Leases accruing from and after the date hereof.

3. Indemnifications by Assignor and Assignee. Assignor shall indemnify Assignee, its successors and assigns, from and against any claim or liability for breach or default on the part of the lessor under any Lease based on an event occurring (or alleged to have occurred) or a condition arising (or alleged to have arisen) before the date hereof. Assignee shall indemnify Assignor, its successors and assigns, from and against any claim or liability for breach or default on the part of the lessor under any Lease based on an event occurring (or alleged to have occurred) or a condition arising (or alleged to have arisen) on or after the date hereof.

4. No Impairment of Purchase Agreement Provisions. Nothing contained in this Assignment shall be deemed to limit, waive or otherwise derogate from any warranty, representation, covenant or indemnification made in the Contribution Agreement by either Party and none of such provisions in the Contribution Agreement shall be deemed to have merged into this Assignment.

5. Further Assurances. Assignor shall promptly execute and deliver to Assignee any additional instrument or other document which Assignee reasonably requests to evidence or better effect the assignment contained herein.

6. Counterparts; Recording. This Assignment may be executed in any number of counterparts and by each Party on a separate counterpart or counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument. Only Assignee, or its successor or assign, shall have the right to record this Assignment and Assignor shall not record any counterpart hereof.

7. Governing Law. This Assignment shall be deemed to be an agreement made under the laws of the [state where the Property is located] [State of New York] and for all purposes shall be governed by and construed in accordance with such laws.

8. Binding Effect. This Assignment shall be binding upon and inure to the benefit of each of the Parties and its successors and assigns.

9. Warranty of Signers. Each individual executing and delivering this Assignment on behalf of a Party hereby represents and warrants to the other Party that such individual has been duly authorized and empowered to make such execution and delivery.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Assignment to be executed and delivered by their respective representatives, thereunto duly authorized, as of the date first above written.

ASSIGNOR:	[NAME OF SELLER], a [jurisdiction/entity]

By:

Name:

Title:

ASSIGNEE:	[NAME, entity, jurisdiction of Buyer or nominee]

By:

Name:

Title:

ACKNOWLEDGEMENTS

STATE OF                                              )

                                                                 ) ss:

COUNTY OF                                          )

On                             , before me,                                 , personally appeared                                                      , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

                                                                                                                                               [SEAL]

STATE OF CALIFORNIA                    )

                                                                 ) ss:

COUNTY OF                                         )

On                                 , before me,                                         , personally appeared                                                                                  , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

                                                                                                                                               [SEAL]

EXHIBIT A

Land

EXHIBIT B

Schedule of Leases

Exhibit Q

FORM OF

GROUND LEASE ESTOPPEL CERTIFICATE

TO:	Capital Lodging and Capital Lodging Operating Partnership, L.P. (“Companies”)

Attention:

(“Contributor”)

Attention:

Re:	Sublease (Hotels I-XI) dated December 31, 1984, by and between SENCA Palm Springs, Inc., a California corporation, a predecessor-in-interest of the City of Palm Springs, a municipal corporation, as sublandlord, and the Community Redevelopment Agency of the City of Palm Springs, California, a predecessor-in-interest of AP/APH Palm Springs, L.P., a Delaware limited partnership, as subtenant, a memorandum of which was recorded on December 30, 1985 as Instrument No. 293742 of the Official Public Records of Riverside County, California, as supplemented by the certain Supplement (For Purpose of Conforming Legal Description) to Sublease recorded on December 20, 1993 as Instrument No. 504374 of said Official Public Records, as amended by that certain Amendment to Sublease, a memorandum of which was recorded on November 5, 1998 as Instrument No. 487613 of said Official Records and approved by the Bureau of Indian Affairs pursuant to an approval dated as of October 29, 1998; subtenant’s interest was assigned to AP/APH Palm Springs, L.P., a Delaware limited partnership by Assignment to Sublease dated as of November 5, 1998 recorded November 9, 1998 as Instrument No. 487612 of said Official Records and approved by the Bureau of Indian Affairs pursuant to an approval dated as of October 29, 1998.

Ladies and Gentlemen:

We understand that Companies and Contributor are entering a transaction pursuant to which Contributor will assign its right, title and interest in and to the Ground Lease to Companies or Companies’ assignee. Landlord is delivering this Certificate in the knowledge that Companies and their assigns will rely upon it in acquiring Contributor’s right, title and interest in and to the Ground Lease.

Therefore, Landlord certifies to each of Companies, Companies’ assigns and Contributor as follows:

1.	Except as referenced above, the Ground Lease has not been amended or supplemented.

Q-1

2.	The Ground Lease is in full force and effect.

3.	There are no existing defaults in the performance by Tenant of any of Tenant’s obligations under the Lease, and Landlord has no knowledge of any condition or event which, with the giving of notice, the passage of time, or both, would constitute a default by Tenant under the Ground Lease.

4.	Annual Rent has been paid in full through , 2004. The monthly installment of Annual Rent paid on such date was equal to $ .

5.	There are no sums currently due and payable to Landlord under the Ground Lease.

6.	The term of the Ground Lease commenced on October 13, 1989 and the original term expires on October 12, 2039. Provided that the Tenant is not in material default of its obligations under the Ground Lease, the Tenant has the option to renew the Ground Lease for two consecutive additional terms of ten years each (or, alternatively, at Tenant’s option, Tenant may renew for a period of time coinciding with any hotel franchise or license agreement then in existence with respect to the hotel, not to extend beyond ).

Very truly yours,

[Landlord]

Q-2

Exhibit R

FORM OF

NOTICE TO TENANT OF

CONTRIBUTION OF HOTEL (LEASE)

BY CERTIFIED MAIL ONLY

[Name and Address of Franchisor or Licensor]

Re:	Hotel License Agreement dated [date of agreement] (the “Hotel License Agreement”)

Dear Tenant:

On [Closing Date], the property known as the [Name of Hotel], located at [address of Hotel] (the “Hotel”), with respect to which you are a Franchisor or Licensor under the Hotel License Agreement, was [contributed] to [name of Company] (“Company”).

Henceforth, all fees and other payments due under the Hotel License Agreement should be remitted to Companies’ manager at the following address:

[Address for fee payments]

and notice and other communications to landlord under or with respect to the Lease should be delivered to:

[Name and address for notices]

until you are directed otherwise by Company’s manager.

Very truly yours, [Name of Contributor and/or the Manager, as appropriate]

By:

Name:

Title:

R-1